Exhibit 10.1

Execution Copy

ASSET PURCHASE AGREEMENT

by and between

LA QUINTA CORPORATION

and

CERTAIN SUBSIDIARIES OF THE MARCUS CORPORATION

JULY 14, 2004

TABLE OF CONTENTS

1.	SALE OF ASSETS		2
	1.1	Purchased Assets	2
	1.2	Excluded Assets	5
	1.3	Procedures for Purchased Assets not Transferable	6
2.	ASSUMPTION OF LIABILITIES		6
	2.1	Assumed Liabilities	6
	2.2	Excluded Liabilities	7
3.	PURCHASE PRICE PAYMENT		8
	3.1	Purchase Price	8
	3.2	Payment of Purchase Price	9
	3.3	Aggregate Joint Venture Purchase Price	9
	3.4	Ovations® Liability	12
	3.5	Allocation of Purchase Price	13
4.	REPRESENTATIONS AND WARRANTIES OF THE MARCUS ENTITIES		13
	4.1	Corporate	14
	4.2	No Real Property Violation	14
	4.3	Financial Statements	15
	4.4	No Corporate Violations	15
	4.5	Utilities	15
	4.6	Taxes	16
	4.7	Condemnation; Eminent Domain	16
	4.8	Inventory	16
	4.9	Absence of Certain Changes	16
	4.10	No Litigation	18
	4.11	Ordinary Course	18
	4.12	Compliance With Laws and Orders; Permits; Environmental Matters; Title	18
	4.13	Condition	20
	4.14	Insurance	20
	4.15	Contracts and Commitments	20
	4.16	Labor Matters	21
	4.17	Employee Benefit Plans	22
	4.18	Assets Necessary to Marcus Mid-Priced Lodging Businesses	22
	4.19	Affiliated Relationships	22
	4.20	Not a Foreign Person	22
	4.21	No Brokers or Finders	22
	4.22	Trade Rights	23
	4.23	Franchise Matters	25
	4.24	Space Leasing	27
	4.25	Bookings	27
	4.26	Shared Facilities	27
	4.27	Rights to Purchase	27
	4.28	Joint Ventures	28
	4.29	No Shareholder Vote	28
5.	REPRESENTATIONS AND WARRANTIES OF BUYER		28
	5.1	Corporate	28
	5.2	No Violation	28
	5.3	Financial Capability	28
	5.4	No Brokers or Finders	28

6.	EMPLOYEES—EMPLOYEE BENEFITS		29
	6.1	Employees; Affected Employees	29
	6.2	Payroll Tax	30
	6.3	Employee Benefit Plans	30
7.	PRE-CLOSING COVENANTS		32
	7.1	No Change in Financial Commitment(s)	32
	7.2	Access to Information and Records	32
	7.3	Conduct of Business Pending the Closing	33
	7.4	Material Consents	36
	7.5	No Solicitation or Negotiations With Other Parties	36
	7.6	Notice of Developments	37
	7.7	HSR Act Filings	37
	7.8	Additional Agreements	38
	7.9	Adverse Diligence Discoveries	38
	7.10	Meeting With Franchisees	42
	7.11	Liquor License; Other Licenses and Permits	42
	7.12	Integration and Interface Development	42
	7.13	Letters of Credit	43
	7.14	Subdivision Properties	43
	7.15	Restrictions on Real Property	46
	7.16	Data Room Web Site	47
	7.17	New Ovations Agreements	47
	7.18	Change in Officers	47
	7.19	Further Assurances	47
	7.20	Property-Level Contracts	47
	7.21	Disclosure of Transaction Stay/Severance Plan	47
8.	CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS		47
	8.1	Representations and Warranties True on the Closing Date	47
	8.2	Compliance With Agreement	47
	8.3	Absence of Litigation	48
	8.4	HSR Waiting Period	48
	8.5	Leases Relative to Subdivision Properties	48
	8.6	Closing Documents	48
	8.7	Consents, etc.	48
	8.8	Acts of Terror	48
	8.9	Estoppel Certificates	48
	8.10	Title Insurance Policies	48
	8.11	Employee Data	48
9.	CONDITIONS PRECEDENT TO THE MARCUS ENTITIES' OBLIGATIONS		49
	9.1	Representations and Warranties True on the Closing Date	49
	9.2	Compliance With Agreement	49
	9.3	Absence of Litigation	49
	9.4	HSR Waiting Period	49
	9.5	Leases Relative to Subdivision Properties	49
	9.6	Closing Documents	49
10.	RISK OF LOSS		49
	10.1	Casualty	49
	10.2	Condemnation	50

11.	SURVIVAL; INDEMNIFICATION		51
	11.1	Survival	51
	11.2	Indemnification By the Marcus Entities	52
	11.3	Indemnification By Buyer	52
	11.4	Indemnification of Third Party Claims	53
	11.5	Claims Procedure	53
	11.6	Limitations on Indemnification	54
	11.7	Exclusivity of Indemnification	55
12.	CLOSING		56
	12.1	Deliveries by the Marcus Entities	56
	12.2	Deliveries by Buyer	58
	12.3	Adjustments and Prorations	59
13.	TERMINATION		61
	13.1	Right of Termination Without Breach	61
	13.2	Other Terminations	61
14.	POST-CLOSING COVENANTS		62
	14.1	Confidential Information	62
	14.2	Use of Baymont and Woodfield Names	62
	14.3	Bulk Sales Compliance	63
	14.4	Records and Retention and Access	63
	14.5	Insurance	63
	14.6	Financial Information	64
	14.7	Tax Matters	65
	14.8	Post-Closing Accounts Payable Matters	66
	14.9	Post-Closing Accounts Receivable Matters	66
	14.10	Guest Baggage	66
	14.11	Safe Deposits	66
	14.12	Nonsolicitation; Cooperation	67
	14.13	Division of Subdivision Properties	68
	14.14	Section 1031 Exchanges	69
	14.15	Further Assurances	69
	14.16	Excluded Properties	69
15.	RESOLUTION OF DISPUTES		70
	15.1	Arbitration	70
	15.2	Arbitrators	70
	15.3	Procedures; No Appeal	70
	15.4	Authority	70
	15.5	Entry of Judgment	70
	15.6	Confidentiality	70
	15.7	Continued Performance	70
	15.8	Tolling	70
16.	DEFINITIONS		71
17.	MISCELLANEOUS		80
	17.1	Schedules	80
	17.2	Assignment; Parties in Interest	80
	17.3	Recordings	80
	17.4	Law Governing Agreement	81
	17.5	Amendment and Modification	81

17.6	Notice	81
17.7	Expenses	82
17.8	Publicity	82
17.9	Disclaimer	82
17.10	Knowledge	83
17.11	Forecasts; Memorandum; Due Diligence	83
17.12	Buyer's Experience	83
17.13	Entire Agreement	84
17.14	Counterparts; Facsimile Signatures	84
17.15	Severability	84
17.16	Headings	84
17.17	Construction	84
17.18	Incorporation of Schedules	84
17.19	Materiality Threshold	84

Exhibits
Exhibit A	Financial Terms of Joint Venture Offers
Exhibit A-1	Aggregate Individual JV Price
Exhibit B	Form of Guarantee of The Marcus Corporation
Exhibit C-1	Form of Opinion of Foley & Lardner LLP
Exhibit C-2	Form of Opinion of Goodwin Procter LLP
Exhibit D	Real Property Purchase Price Allocation
Exhibit E	Form of Interim Beverage Services Agreement
Exhibit F	Integration and Interface Development Workplan
Exhibit G	Form of Subdivision Parcel Lease
Exhibit H	Form of Transition Services Agreement
Exhibit I	Form of New JV Property Management Agreement
Schedules
Schedule 1.1(a)(1)	Marcus Owned Real Property
Schedule 1.1(a)(2)	Selling Joint Venture Owned Real Property
Schedule 1.1(b)	Real Property Leases
Schedule 1.1(d)(1)	Marcus Personal Property Leases
Schedule 1.1(d)(2)	Selling Joint Venture Personal Property Leases
Schedule 1.1(e)(1)	Marcus Contracts
Schedule 1.1(e)(2)	Selling Joint Venture Contracts
Schedule 1.1(h)	Computer Software
Schedule 1.1(i)	Websites
Schedule 1.1(m)(1)	Marcus Assigned Licenses and Permits
Schedule 1.1(m)(2)	Selling Joint Venture Assigned Licenses and Permits
Schedule 1.2(g)	Retained Real Property
Schedule 1.2(m)	Shared Assets
Schedule 3.3(b)	Selling Joint Venture Operating/Partnership Agreements
Schedule 4.2	Marcus Material Consents
Schedule 4.3	Financial Statements
Schedule 4.4	Exceptions to No Corporate Violations
Schedule 4.6(a)	Taxes
Schedule 4.6(b)	Disputes and Exceptions to Absence of Waiver of Statute of Limitations

Schedule 4.8	Exceptions to Inventory Location
Schedule 4.9	Exceptions to Absence of Certain Changes
Schedule 4.10	Litigation
Schedule 4.12(a)	Exceptions to Compliance with Laws and Orders and Other Matters
Schedule 4.12(b)	Exceptions to Compliance with Licenses and Permits
Schedule 4.12(c)	Environmental Matters
Schedule 4.12(d)	Liens
Schedule 4.14	Insurance
Schedule 4.15	Marcus Material Contracts
Schedule 4.16(a)	Labor Matters
Schedule 4.16(b)	Affirmative Action and Prevailing Wage Obligations
Schedule 4.16(e)	Contingent Workers
Schedule 4.17	Employee Benefits Plans
Schedule 4.17(b)	Exceptions to Payments or Increases under Employee Benefits Plans
Schedule 4.18	Exceptions to Assets Necessary to Marcus Mid-Priced Lodging Businesses
Schedule 4.19	Affiliated Relationships
Schedule 4.22(a)	Scheduled Trade Rights
Schedule 4.22(b)	Trade Rights Not Owned or Licensed to Marcus Entities
Schedule 4.22(c)	Due Maintenance Fees
Schedule 4.22(d)	Domain Names
Schedule 4.22(e)	Licensed Trade Rights
Schedule 4.22(f)	Trade Rights Licensed Out
Schedule 4.22(h)	Trade Right Infringement
Schedule 4.23(d)	Exceptions to Delivery of Baymont Circular
Schedule 4.23(g)	Exceptions to Compliance with Franchise Documents
Schedule 4.23(h)	Exceptions to Absence of Notice of Noncompliance
Schedule 4.23(j)	Exceptions to Absence of Offering of Franchises
Schedule 4.23(k)	Exceptions to Absence of Assumption of Liability
Schedule 4.23(l)	Exceptions to Absence of Leasing or Subleasing
Schedule 4.23(m)	Exceptions to Absence of Financing Arrangement
Schedule 4.23(n)	Exceptions to Service by the Marcus Entities
Schedule 4.23(o)	Franchise Documents
Schedule 4.23(p)	Exceptions to Compliance with Franchise Laws
Schedule 4.23(q)	Exceptions to Absence of Notice or Consent
Schedule 4.23(u)	Exceptions to Claims Asserted by Franchisees
Schedule 4.23(v)	Exceptions to Franchise Document Renewals
Schedule 4.24	Space Leases
Schedule 4.25	Bookings
Schedule 4.26	Exception to Shared Facilities
Schedule 6.1(a)	Employees
Schedule 6.1(b)	Employment Sites and Employment Losses
Schedule 7.11	Liquor Licenses
Schedule 7.14	Subdivision Properties
Schedule 8.7	Consents Required for Closing

v

ASSET PURCHASE AGREEMENT

        ASSET PURCHASE AGREEMENT (this "Agreement") dated July 14, 2004, by and between LA QUINTA CORPORATION, a Delaware corporation ("Buyer"); and each of the other signatories to this Agreement, each of which is a wholly-owned direct or indirect subsidiary of Marcus (collectively, the "Marcus Entities"). THE MARCUS CORPORATION, a Wisconsin corporation ("Marcus"), hereby joins in this Agreement solely to cooperate and be a direct and primary obligor to the full and prompt performance of the obligations of the Marcus Entities under Article 11 of this Agreement pursuant to that certain Guarantee, Cooperation and Non-Interference Agreement of The Marcus Corporation in the form attached hereto as Exhibit B. All defined terms used herein shall have the meaning set forth in Article 16 or elsewhere in this Agreement.

R E C I T A L S

        A.    Marcus, through its subsidiaries, is engaged in three businesses: limited service, mid-priced without food and beverage lodging, movie theatres and full service hotels and resorts.

        B.    Marcus Consid, LLC, a wholly-owned subsidiary of Marcus ("Marcus Consid"), owns certain real estate that is utilized in the Marcus Mid-Priced Lodging Businesses (as defined below) and that is located in Alabama, Georgia, Indiana, Louisiana, Mississippi, Missouri, Nebraska, New Mexico, Oklahoma, Pennsylvania, Texas, Utah and Wisconsin.

        C.    Marcus Non, LLC, a wholly-owned subsidiary of Marcus ("Marcus Non"), owns certain real estate that is utilized in the Marcus Mid-Priced Lodging Businesses and that is located in Arkansas, Colorado, Connecticut, Illinois, Iowa, Massachusetts, Michigan, Minnesota, New York, North Carolina, Ohio, and Tennessee.

        D.    Marcus Fl, LLC, a wholly-owned subsidiary of Marcus ("Marcus Fl"), owns certain real estate that is utilized in the Marcus Mid-Priced Lodging Businesses and that is located in Florida.

        E.    Baymont Partners, LLC, a wholly-owned subsidiary of Marcus ("Baymont Partners"), owns certain real estate that is utilized in the Marcus Mid-Priced Lodging Businesses and that is located in Ohio and Tennessee.

        F.     Marcus-Anderson Partnership, a wholly-owned subsidiary of Marcus ("Marcus-Anderson Partnership"), owns certain real estate that is utilized in the Marcus Mid-Priced Lodging Businesses and that is located in Florida, Ohio and South Carolina.

        G.    Marcus Consid, Marcus Non, Marcus Fl, Baymont Partners and Marcus-Anderson Partnership own or ground lease (or sub-ground lease or sub-sub-ground lease) all of the real estate assets used in the Marcus Mid-Priced Lodging Businesses, with the exception of real estate owned or ground leased (or sub-ground lease or sub-sub-ground lease) by the Joint Ventures, which own or ground lease (or sub-ground lease or sub-sub-ground lease) all of the remaining real estate assets used in the Marcus Mid-Priced Lodging Businesses.

        H.    Baymont Inns, Inc., a wholly-owned subsidiary of Marcus ("Baymont"), is in the limited service, mid-price without food and beverage segment of the lodging industry through (i) its operation of Baymont Inn and Baymont Inn & Suites lodging facilities (excluding any applicable Excluded Properties, "Baymont Hotels"), (ii) its franchising of Baymont Hotels and (iii) its operation of one Budgetel Inn owned by Marcus Consid (collectively, but excluding any business of the applicable Excluded Properties, the "Baymont Business").

        I.     Baymont owns all of the Trade Rights and certain other assets associated with the Baymont Business and manages the Baymont Business through its subsidiaries.

        J.     Baymont Inns Hospitality LLC, a wholly-owned subsidiary of Baymont ("Baymont Hospitality"), (i) owns, leases or otherwise has a right to use all of the furniture, fixtures, equipment and other tangible and intangible personal property associated with the owned Baymont Hotels and Budgetel Inn, with the exception of furniture, fixtures, equipment and other tangible and intangible personal property at the hotels owned by the Joint Ventures, (ii) operates the owned Baymont Hotels and Budgetel Inn and (iii) owns, leases or otherwise has a right to use all of the furniture, fixtures, equipment and other tangible and intangible personal property associated with all of the Woodfield Suites lodging facilities (excluding any applicable Excluded Properties, "Woodfield Hotels"). Such furnishings, fixtures, equipment and other tangible and intangible personal property owned by Baymont Hospitality constitutes all of the furnishings, fixtures, equipment and other tangible and intangible personal property used in the operation and maintenance of the Marcus Mid-Priced Lodging Businesses (other than the Trade Rights and the Franchise Documents).

        K.    Baymont Partners owns the Marcus Entities' interests in each of the Joint Ventures.

        L.    Baymont Franchises International, LLC, a wholly-owned subsidiary of Baymont ("Baymont Franchises"), operates the franchising operations of the Baymont Business and is the franchisor of each of the franchised Baymont Hotels.

        M.   Woodfield Suites, Inc., a wholly-owned subsidiary of Marcus ("Woodfield"), is in the mid-market segment of the lodging industry through its operation of Woodfield Hotels (excluding the business of the applicable Excluded Properties, the "Woodfield Business" and, with the Baymont Business, the "Marcus Mid-Priced Lodging Businesses").

        N.    Woodfield owns all of the Trade Rights associated with the Woodfield Business. Baymont Hospitality operates all of the Woodfield Suites hotels.

        O.    Woodfield Suites Franchises International, Inc., a wholly-owned subsidiary of Woodfield ("Woodfield Franchises"), owns the right to franchise Woodfield Hotels and the franchising operations of the Woodfield Business, but no such franchises have been awarded.

        P.     Woodfield Suites Hospitality Corporation, a wholly-owned subsidiary of Woodfield, through several wholly owned subsidiaries, owns all of the liquor licenses associated with the Woodfield Hotels and the Woodfield Business.

        Q.    Buyer desires to purchase from the Marcus Entities and the Selling Joint Ventures, and the Marcus Entities desire to sell and transfer to Buyer, and to cause the Selling Joint Ventures to sell and transfer to Buyer, all of the business, rights, claims and assets of the Marcus Entities, the Selling Joint Ventures or their Affiliates used or held for use by the Marcus Entities, the Selling Joint Ventures or their Affiliates in the operation of the Marcus Mid-Priced Lodging Businesses, except as expressly disclosed in Schedule 4.18 hereto and the Marcus Entities and the Selling Joint Ventures further desire to assign to Buyer, and Buyer desires to assume, pay, honor, discharge and perform the Assumed Liabilities set forth in Section 2.1.

        NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

1.     SALE OF ASSETS

        1.1    Purchased Assets.    Subject to the terms and conditions of this Agreement, on the Closing Date, the Marcus Entities shall sell, convey, transfer, assign and deliver to Buyer and, as applicable, cause the Selling Joint Ventures to sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase, accept and acquire (and assume to the limited extent expressly provided in this Agreement) from the Marcus Entities and the Selling Joint Ventures, all of the business, rights, claims and assets (of every kind, nature, character and description, whether real, personal or mixed, whether tangible or intangible, whether accrued, contingent or otherwise, and wherever situated) of the Marcus Entities, the Selling Joint Ventures and their Affiliates used or held for use in the operation of the Marcus Mid-Priced Lodging Businesses as conducted in accordance with past practices, together with all rights and privileges associated with such assets, other than the Excluded Assets (collectively, the "Purchased Assets"), as of the Closing Date, free and clear of all Liens, including, without limitation, the following specified assets:

          1.1(a)    Owned Real Property.    All of the real property related to the Marcus Mid-Priced Lodging Businesses, including buildings, structures, fixtures, improvements and all appurtenant rights (including, without limitation, any rights owned by the Marcus Entities or the Selling Joint Ventures in adjacent streets and ways (open or proposed), easements, development rights, air rights, mineral and other subsurface rights, water rights, and rights under restrictive covenants) owned by (i) the Marcus Entities described on Schedule 1.1(a)(1) (the "Marcus Owned Real Property") and (ii) the Selling Joint Ventures described on Schedule 1.1(a)(2) (the "Selling Joint Venture Owned Real Property," and, collectively with the Marcus Owned Real Property, the "Owned Real Property").

          1.1(b)    Leased Real Property.    Subject to Section 1.3, all of the Marcus Entities' rights in, to and under all of their real property leases related to the Marcus Mid-Priced Lodging Businesses, all of which are set forth on Schedule 1.1(b) (the "Real Property Leases").

          1.1(c)    Owned Personal Property.    All of the equipment, computers, telecommunications and information technology systems, supplies, furniture, fixtures, machinery, tools, vehicles, appliances, art work, signage, appliances, draperies, carpeting, rugs, keys and all other tangible personal property (excluding the Inventory and Computer Software) related to the Marcus Mid-Priced Lodging Businesses and owned by (i) the Marcus Entities ("Marcus Owned Personal Property") and (ii) the Selling Joint Ventures (the "Selling Joint Venture Owned Personal Property" and, collectively with the Marcus Owned Personal Property, the "Owned Personal Property").

          1.1(d)    Personal Property Leases.    Subject to Section 1.3, all of the Marcus Entities' and Selling Joint Ventures' rights in, to and under all of their leases of billboards (regardless of whether such leases may be considered real property leases), equipment, computers, furniture, fixtures, machinery, tools, vehicles, appliances, art work, signage, appliances, draperies, carpeting, rugs, keys and other personal property, together with all deposits made thereunder, related to the Marcus Mid-Priced Lodging Businesses, all of which are set forth on Schedule 1.1(d)(1) (the "Marcus Personal Property Leases") and all of the Selling Joint Ventures' similar lease rights, all of which are set forth on Schedule 1.1(d)(2) (the "Selling Joint Venture Personal Property Leases" and, collectively with the Marcus Personal Property Leases, the "Personal Property Leases").

          1.1(e)    Contracts.    Subject to Section 1.3, all of (i) the Marcus Entities' rights in, to and under all of their Contracts, including those which are set forth on Schedule 1.1(e)(1) (the "Marcus Contracts") and the franchise agreements, if any, entered into pursuant to Section 14.16 and (ii) the Selling Joint Ventures' rights in, to and under all of their Contracts, including those which are set forth on Schedule 1.1(e)(2) (the "Selling Joint Venture Contracts" and, collectively with the Marcus Contracts and the franchise agreements, if any, entered into pursuant to Section 14.16, the "Assigned Contracts").

          1.1(f)    Inventory.    All of the Marcus Entities' and the Selling Joint Ventures' inventory, including that which is ordered for future use at the Properties, as of the Closing Date, including, without limitation, all mattresses, pillows, bed linens, towels, powder goods, soaps, cleaning supplies, toiletries, stationery, menus, directories, and other printed materials and any other supplies, together with all food and beverages (whether opened or unopened) (the "Inventory").

          1.1(g)    Trade Rights.    All of the Marcus Entities' and the Selling Joint Ventures' rights, title and interest in and to any and all Trade Rights used in the operation of the Marcus Mid-Priced Lodging Businesses, including, without limitation, all Trade Rights in and to the names "Baymont," "Woodfield," "Budgetel" and "Ovations" (the "Marcus Trade Rights").

          1.1(h)    Computer Software.    Subject to Section 1.3, all of the Marcus Entities' and, if applicable, the Selling Joint Ventures' rights, title and interest in and to any computer source codes, programs and other software including, but not limited to, all machine readable code, printed listings of code, documentation, booking engines and related property and information (the "Computer Software"), and all escrow, maintenance, hosting, outsourcing and other agreements related to such Computer Software and other technology, in each case, used in the operation of the Marcus Mid-Priced Lodging Businesses, including, without limitation, those items set forth on Schedule 1.1(h).

          1.1(i)    Websites.    All of the Marcus Entities' and the Selling Joint Ventures' rights, title and interest in and to any domain names and websites and any intranet used in connection with the Marcus Mid-Priced Lodging Businesses, including, without limitation, all Trade Rights related thereto and the domain names and websites identified on Schedule 1.1(i).

          1.1(j)    Sales Literature.    All of the Marcus Entities' and the Selling Joint Ventures' sales literature, promotional literature, catalogs and similar materials used in the operation of the Marcus Mid-Priced Lodging Businesses, including, without limitation, all copyrights therein.

          1.1(k)    Records and Files.    All of the Marcus Entities' and the Selling Joint Ventures' Records and Files related to the operation of the Marcus Mid-Priced Lodging Businesses, including, without limitation, all customer records and historical guest and transaction information stored or maintained in Marcus' data warehouse in machine readable form (the "Marcus Records and Files"), subject to the Marcus Entities' access rights under Section 14.4(a) hereof.

          1.1(l)    Prepaid Expenses.    All of the Marcus Entities' and the Selling Joint Ventures' security, vendor, utility and other deposits and other prepaid expenses related to the Marcus Mid-Priced Lodging Businesses.

          1.1(m)    Licenses and Permits.    Subject to Sections 1.3 and 7.11, all of the Marcus Entities' and the Selling Joint Ventures' Licenses and Permits used in the operation of the Marcus Mid-Priced Lodging Businesses, each of which is held on the Closing Date by (i) the Marcus Entities, including, without limitation, those items set forth on Schedule 1.1(m)(1) (the "Marcus Assigned Licenses and Permits") and (ii) the Selling Joint Ventures, including, without limitation, those items set forth on Schedule 1.1(m)(2) (the "Selling Joint Venture Assigned Licenses and Permits") and, collectively with the Marcus Assigned Licenses and Permits, the "Assigned Licenses and Permits").

          1.1(n)    Warranties.    Subject to Section 1.3, all warranties and guaranties held by the Marcus Entities and the Selling Joint Ventures with respect to any of the Purchased Assets (the "Warranties").

          1.1(o)    Bookings.    Subject, in the case of bookings and reservations that include the Closing Date, to Section 12.3, all of the Marcus Entities' and the Selling Joint Ventures' bookings and reservations for guest rooms or other facilities at the Properties (the "Bookings") as of the Closing for periods after Closing, together with all deposits paid or payable to the Marcus Entities and the Selling Joint Ventures with respect thereto.

          1.1(p)    Franchises.    All of the Marcus Entities' and the Selling Joint Ventures' rights and privileges of the franchisor or licensor under each of the Franchise Documents, including, without limitation, any cash balances under any advertising and marketing funds and other funds and cooperatives and franchise contract deposits.

          1.1(q)    General Intangibles.    All of the Marcus Entities' and the Selling Joint Ventures' other intangible rights and assets, including their toll-free telephone numbers and all reservation system related telephone numbers and information system spread-sheet and database systems (excluding all causes of action arising out of occurrences before the Closing, except to the extent that they relate to the Assumed Liabilities) which are, in each case, used in, or related to, the operation and ownership of the Marcus Mid-Priced Lodging Businesses.

        1.2    Excluded Assets.    The Purchased Assets shall not include, the Marcus Entities and the Selling Joint Ventures shall not sell, convey, transfer, assign or deliver to Buyer, and Buyer shall not purchase, assume, accept or acquire from the Marcus Entities or the Selling Joint Ventures the following specified assets, and all assets not used in the operation of the Marcus Mid-Priced Lodging Businesses (collectively, the "Excluded Assets"):

          1.2(a)    Cash and Cash Equivalents.    Except for deposits expressly included in Section 1.1, all of the Marcus Entities' and the Selling Joint Ventures' cash and cash equivalents.

          1.2(b)    Consideration.    The consideration delivered and to be delivered by Buyer to the Marcus Entities and the Selling Joint Ventures pursuant to this Agreement and the Ancillary Agreements.

          1.2(c)    Rights and Benefits.    The rights and benefits which accrue or will accrue to the Marcus Entities and the Selling Joint Ventures under this Agreement and the Ancillary Agreements.

          1.2(d)    Corporate Existence.    The Marcus Entities' and the Joint Ventures' company, limited liability or partnership franchises, their organizational documents, corporate seals, stock or membership interest books, minute books and other records having exclusively to do with the organization, maintenance and existence of such entities.

          1.2(e)    Attorney-Client Privilege.    Any and all of the Marcus Entities' and the Selling Joint Ventures' and any of their Affiliates' rights and interest in and to that information which, in the good faith opinion of counsel to the Marcus Entities (including Marcus' General Counsel), would be subject to the attorney client and/or attorney work product privilege between any law firm and such entity or entities as a result of such law firm's legal representation of such entity or entities in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

          1.2(f)    Other Acquisition Proposals.    Any other acquisition proposals and inquiries with respect thereto relating to the sale or transfer of the Purchased Assets, the assets of any of the Joint Ventures or the Marcus Mid-Priced Lodging Businesses (or any portion thereof).

          1.2(g)    Retained Real Property.    Subject, as applicable, to Sections 7.14 and 7.15, other than the Owned Real Property and the Properties subject to the Real Property Leases, all of the real property, including buildings, structures, fixtures, improvements and all appurtenant rights (including, without limitation, any rights in adjacent streets and ways (open or proposed), easements, development rights, air rights, mineral and other subsurface rights, water rights, and rights under restrictive covenants), owned by any Marcus Entity or any Selling Joint Venture not used in or required for the operation of the Mid-Priced Lodging Businesses and described on Schedule 1.2(g) and any other real property owned by a Marcus Entity, Marcus or any Affiliate of Marcus and located adjacent to, or within one-quarter (1/4) mile of, any Use-Restricted Property (the "Retained Real Property").

          1.2(h)    Tax Credits and Records.    All of the Marcus Entities' and the Selling Joint Ventures' federal, state and local income and franchise Tax credits and Tax refund claims with respect to any period prior to the Closing Date and associated returns and records.

          1.2(i)    Obligations of Affiliates.    All notes, drafts, accounts receivable or other obligations for the payment of money, made or owed by any Affiliate of the Marcus Entities to any of the Marcus Entities or the Selling Joint Ventures or any of their direct or indirect subsidiaries pertaining to the period at or prior to the Closing Date.

          1.2(j)    Litigation.    All rights and interests in and recoveries under, including all such rights, interest and recoveries arising out of counterclaims, the Retained Litigation.

          1.2(k)    Accounts Receivable.    All of the Marcus Entities and the Selling Joint Ventures' Accounts Receivable.

          1.2(l)    Excluded Properties.    The Excluded Properties and assets used solely in the operation of one or more Excluded Properties.

          1.2(m)    Shared Assets.    All of the Marcus Entities' rights and interests in those assets set forth on Schedule 1.2(m).

        1.3    Procedures for Purchased Assets not Transferable.    Subject to Sections 7.4 and 7.11, if any of the Contracts, Personal Property Leases, Computer Software, Licenses and Permits, any letters of credit supporting the obligations of third parties, or Warranties is not assignable or transferable either by virtue of the provisions thereof or under applicable Law without the consent of some party or parties and any such consent is not obtained prior to the Closing, this Agreement and the related instruments of transfer shall not constitute an assignment thereof or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof, and, unless otherwise agreed between Buyer and the Marcus Entities and/or the Selling Joint Ventures, as applicable, with respect to such Contract, Personal Property Leases, Computer Software, Licenses and Permits, any letters of credit supporting the obligations of third parties, or Warranties, Buyer shall not assume the Marcus Entities' and/or the Selling Joint Ventures', as applicable, obligations with respect thereto, but the Marcus Entities and/or the Selling Joint Ventures, as applicable, shall use reasonable efforts to obtain any such consent as soon as possible after the Closing or otherwise obtain for Buyer the practical benefit of such contract, agreement, property or rights and Buyer shall use reasonable efforts to assist in that endeavor; provided, however, that nothing in this Section 1.3 shall require the Marcus Entities or other Selling Joint Ventures to pay or agree to pay additional unreasonable amounts of money or agree to any new or additional unreasonably unfavorable terms or conditions.

2.     ASSUMPTION OF LIABILITIES

        2.1    Assumed Liabilities.    Subject to the terms and conditions of this Agreement, on the Closing Date, the Marcus Entities and the Selling Joint Ventures shall assign to Buyer, and Buyer shall assume and agree to pay, honor, discharge and perform only the following Liabilities (the "Assumed Liabilities"):

          2.1(a)    Any Liabilities that arise and accrue from and after the Closing Date on account of Buyer's ownership, conduct or operation of the Marcus Mid-Priced Lodging Businesses and/or Buyer's use of the Purchased Assets, including under the Assigned Contracts and the Assigned Licenses and Permits;

          2.1(b)    Any Liabilities arising under the Ovations program and any other rewards or similar program of the Marcus Mid-Priced Lodging Businesses;

          2.1(c)    Any Liabilities with respect to deposit obligations for future bookings for which Buyer receives a credit hereunder;

          2.1(d)    Any Liabilities for breaches of the representations and warranties of the Marcus Entities and the Selling Joint Ventures herein for which indemnification is not required to be provided by the Marcus Entities;

          2.1(e)    Any Liabilities for any Adverse Diligence Discovery for which the Purchase Price is not adjusted pursuant to this Agreement;

          2.1(f)    Any Liabilities for Litigation related to the ownership, conduct, or operation of the Marcus Mid-Priced Lodging Businesses based on actions that occurred both prior to and after the Closing that are first asserted against Buyer, any Marcus Entity or any Selling Joint Venture in writing on or after the second anniversary of the Closing Date;

          2.1(g)    Any unused vacation to the extent earned by Affected Employees while employed by the Marcus Entities for which Buyer receives a credit hereunder;

          2.1(h)    Any Liabilities associated with COBRA, if any, with respect to all Affected Employees;

          2.1(i)    Any Liabilities for which Buyer receives a credit hereunder; and

          2.1(j)    Any Liabilities of the Marcus Entities to be borne by Buyer pursuant to Section 17.7(c).

        2.2    Excluded Liabilities.    The Marcus Entities and the Selling Joint Ventures are not assigning to Buyer and Buyer is neither assuming nor agreeing to pay, honor, discharge and perform any Liabilities of the Marcus Entities or the Selling Joint Ventures that are not explicitly Assumed Liabilities (the "Excluded Liabilities"), including, without limitation, the following Specifically Identified Excluded Liabilities:

          2.2(a)    Any Liabilities that arise or have arisen out of, in respect of or as the result of the ownership or operation of the Excluded Assets, including the shared assets set forth on Schedule 1.2(m), whether arising before or after the Closing Date;

          2.2(b)    Subject to Section 2.2(i), any Liabilities for any Infringement or alleged Infringement of the rights of any other Person relating to Trade Rights the proximate cause of which arise or have arisen out of, in respect of or as the result of (A) the ownership, operation or transfer of the Trade Rights at or prior to the Closing, or (B) the ownership or operation of any Trade Right that does not constitute a Purchased Asset;

          2.2(c)    Any Liability to any broker, finder or agent employed by the Marcus Entities, the Selling Joint Ventures or their Affiliates for any brokerage fees, finders fees or commissions with respect to the transactions contemplated by this Agreement;

          2.2(d)    Subject to Section 6.1(c), all Liabilities related to pre-Transfer Date employment by or service to a Marcus Entity or a Selling Joint Venture by any Employee or Contingent Worker including without limitation under any Employee Plans/Agreements (including any 401(k) plan) or similar plans, agreements or policies of the Marcus Entities, the Selling Joint Ventures or their Affiliates, whether arising before or after the Closing Date, including, without limitation, employee or employer contributions to any employee benefit or pension plan and obligations and liabilities for payroll, severance pay, Transaction Stay/Severance Payments, accrued vacation, personal days, sick leave, bonuses and all other compensation, and any Taxes, withholding and Tax reporting associated therewith, or any unemployment or workers compensation benefit;

          2.2(e)    Any Liabilities for Taxes owed by the Marcus Entities or their Affiliates for any period, whether payable before or after the Closing, including, without limitation (i) any Liability for Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable state, local or foreign law), as a transferee or successor, by contract, or otherwise, and (ii) other than as set forth in Section 17.7(c), any Liability for Taxes arising in connection with, or as a result of, the transactions contemplated by this Agreement or the Ancillary Agreements;

          2.2(f)    Any Liabilities of the Marcus Entities whether arising prior to or after the Closing Date under any inter-company payables of the Marcus Entities to any of their Affiliates;

          2.2(g)    Any Liabilities relating to any Liens or other exceptions to good and marketable title (or, with respect to the Properties subject to the Real Property Leases, leasehold title) to any of the Purchased Assets;

          2.2(h)    Except as otherwise expressly provided in Section 2.1, any Liabilities for accounts payable related to the operation of the Marcus Mid-Priced Lodging Businesses prior to the Closing, including, without limitation, any accounts payable relating to any goods or services provided for the benefit of the Marcus Entities and/or the Selling Joint Ventures prior to the Closing Date;

          2.2(i)    Any Liabilities for any Litigation (including, without limitation, any Litigation relating to personal injury, property damages, employee related matters or environmental matters and any third-party Litigation relating to the Marcus Entities' ability to consummate the transactions contemplated by this Agreement) against Buyer, any Marcus Entity, any Selling Joint Venture, the Marcus Mid-Priced Lodging Businesses or otherwise affecting any of the Purchased Assets the proximate cause of which is based on any event, act, omission, or other state of facts first occurring or existing prior to the Closing Date; including, without limitation, any Liabilities based on any event, act, omission or other state of facts, occurring or existing both prior to and after the Closing Date, to the extent such are first asserted against Buyer, any Marcus Entity, any Selling Joint Venture or any of their Affiliates in writing prior to the second anniversary of the Closing Date;

          2.2(j)    Any Liabilities for which the Marcus Entities or the Selling Joint Ventures receive a credit hereunder;

          2.2(k)    Any Liabilities with respect to claims by any co-owners of any Joint Ventures arising from the operation of the Marcus Mid-Priced Lodging Businesses prior to the Closing Date or related solely to the transactions contemplated by this Agreement;

          2.2(l)    Subject to Sections 2.1(b), 2.2(i) and 12.3 and excluding Liabilities associated with reservations for periods including and after the Closing Date, any Liabilities to any guest or customer of the Marcus Mid-Priced Lodging Businesses arising from the operation of the Marcus Mid-Priced Lodging Businesses prior to the Closing Date;

          2.2(m)    Any material breach of the last sentence of Section 4.23(o);

          2.2(n)    Any Liabilities for breaches of the representations and warranties of the Marcus Entities and the Selling Joint Ventures herein for which indemnification is required to be provided by the Marcus Entities;

          2.2(o)    Any Liabilities of Buyer to be borne by the Marcus Entities pursuant to Section 17.7(c); and

          2.2(p)    Any general and administrative Liabilities associated with the Marcus Entities' Milwaukee, Wisconsin headquarters, except those assumed by Buyer pursuant to Article 6.

3.     PURCHASE PRICE PAYMENT

        3.1    Purchase Price.    The purchase price (the "Purchase Price") for the Purchased Assets shall be (a) the assumption of the Assumed Liabilities plus (b) the Aggregate Joint Venture Purchase Price (as determined pursuant to Section 3.3), plus (c) Three Hundred Ninety-One Million One Hundred Seventy-Five Thousand Dollars ($391,175,000) (the "Marcus Entity Cash Purchase Price"), minus (d) the Estimated Ovations® Amount determined in accordance with Section 3.4 hereof; provided that, after the Closing Date and following determination of the Final Ovations Amount and payment of any amounts associated therewith in accordance with Section 3.4, such amounts shall be substituted for the Estimated Ovations Amount when using the term "Purchase Price." In addition, the Purchase Price shall be subject to the adjustments and prorations specified in this Agreement, including the adjustments and prorations in Sections 6.1(c), 7.9, 12.3 and 17.7(c) and Article 10.

        3.2    Payment of Purchase Price.    The Purchase Price shall be paid by Buyer as follows:

          3.2(a)    Earnest Money Deposit.

            3.2(a)(i)    Payment to Escrow Company; Investment of Earnest Money Deposit.    On the date hereof (or, if this Agreement is executed after 2 p.m. New York time, within one business day thereafter), Buyer shall pay to Chicago Title Insurance Company, as escrow agent hereunder (in such capacity, the "Escrow Company") an amount equal to Sixteen Million Dollars ($16,000,000) as a cash deposit (together with all interest earned thereon, the "Earnest Money Deposit"). The Earnest Money Deposit shall be invested in an interest bearing money market account (or such other investments as the Marcus Entities and Buyer may mutually agree upon in their reasonable discretion) with interest earned thereon for the benefit of the party entitled to receive the Earnest Money Deposit.

            3.2(a)(ii)    Release by Escrow Company; Disputes.    At the Closing, the Earnest Money Deposit shall be delivered to the Marcus Entities. In the event of a termination of this Agreement, the Earnest Money Deposit will either be returned to Buyer or delivered to the Marcus Entities as provided for in Section 13.2(c). Any dispute, controversy or claim arising out of or relating to the Earnest Money Deposit shall be settled in accordance with Article 15 hereof, provided, that all costs, fees and expenses, including, without limitation, reasonable attorneys fees and court costs incurred by the prevailing party determined to be entitled to retain the entire Earnest Money Deposit shall be reimbursed by the non-prevailing party.

          3.2(b)    Assumption of Liabilities.    At the Closing, Buyer shall deliver to the Marcus Entities an assumption of the Assumed Liabilities in accordance with Section 12.2(c) to evidence the assumption of the Assumed Liabilities.

          3.2(c)    Cash to the Marcus Entities.    At the Closing, Buyer shall deliver to the Marcus Entities (or, to a third party designated by the Marcus Entities in writing to facilitate one or more like kind exchanges, as permitted by Section 14.14) in cash (i) the Marcus Entity Cash Purchase Price, minus the Earnest Money Deposit (subject to its payment to the Marcus Entities pursuant to Section 3.2(a)) plus (ii) the Aggregate Joint Venture Purchase Price, minus, (iii) the Estimated Ovations Amount, subject in each case to the prorations and adjustments provided for in Sections 6.1(c), 7.9, 12.3 and 17.7(c) and Article 10 (collectively, the "Closing Date Cash Amount"). Notwithstanding the foregoing, a portion of the Closing Date Cash Amount allocated to the Subdivision Properties shall, to the extent required under Section 7.14, be deposited with the Escrow Company and distributed pursuant to Section 7.14.

          3.2(d)    Method of Payment.    All payments under this Section 3.2 shall be made by wire transfer of immediately available funds to an account designated in writing by the Buyer or the Marcus Entities, as applicable, prior to the time for payment specified herein.

        3.3    Aggregate Joint Venture Purchase Price.

          3.3(a)    Joint Venture Offers.

              3.3(a)(i)    Exhibit A attached hereto sets forth for the Joint Venture set forth thereon (i) the purchase price (the "JV Asset Price") which Buyer is willing to pay for the assets of such Joint Venture (the "Joint Venture Property") and (ii) the purchase price (the "JV Property Management Price") which Buyer is willing to pay for the management rights (the "JV Management Rights") associated with such Joint Venture Property. The transactions subject to this Section 3.3 are subject to the waiver of Rights of First Refusal (as defined below) or the receipt of the consent of the partners in the Joint Ventures other than

      Baymont Partners (the "Third Party Partners"). The Buyer acknowledges that the Marcus Entities may decide to retain, in their sole discretion and for such period as they determine in their sole discretion, some or all of the purchase price otherwise payable to the Third Party Partners to satisfy any claims Buyer may have hereunder with respect to the assets sold by such Selling Joint Ventures.

              3.3(a)(ii)    Exhibit A-1 attached hereto sets forth for each Joint Venture set forth thereon (i) the sum of the JV Asset Price and the JV Management Price (the "Aggregate Individual JV Price") and (ii) the maximum amount of the Aggregate Individual JV Price that the Buyer is willing to allocate to the applicable JV Management Rights (shown on Exhibit A-1 as "Maximum JV Property Management Price"). Within fifteen (15) days after the date hereof, the Marcus Entities shall send Buyer a notice regarding whether it will, with respect to each Joint Venture set forth on Exhibit A-1, either (a) choose to have such Joint Venture treated in accordance with Section 3.3(a)(i) (in which case Buyer and the Marcus Entities shall mutually determine the amount of the applicable JV Property Management Price and the applicable JV Asset Price, the total of both of which shall, for each Joint Venture Property, equal the applicable Aggregate Individual JV Price) or (b) enter into a franchise agreement for the operation of such Joint Venture Property as a Baymont Hotel identical, in all material respects, to the franchise agreements currently used by the Marcus Entities; provided, however, that notwithstanding anything to the contrary contained in this Agreement including, without limitation, Section 14.16, such franchise agreement shall contain a twenty (20) year term with a right to terminate after five (5) years and a requirement to pay penalties, liquidated damages and other such usual and customary remedies in the event of any termination of the franchise agreement by the franchisee prior to (but not after) the fifth anniversary of the commencement of the term of such franchise agreement other than as a result of an event of default by the franchisor. If the Marcus Entities have elected pursuant to clause (a) above to have such Joint Venture treated in accordance with Section 3.3(a)(i) but Buyer and the Marcus Entities do not mutually agree on the amount of the applicable JV Property Management Price and the applicable JV Asset Price within two (2) business days after such election, then such election shall be deemed revoked and the parties shall enter into a new franchise agreement pursuant to clause (b) above.

          3.3(b)    Joint Venture Right of First Refusal.    The partnership or operating agreements for the five (5) Joint Ventures described on Schedule 3.3(b) provide that, in the event the Joint Venture receives a bona fide offer to purchase the Joint Venture Property, the Third Party Partners may refuse to allow the sale of the Joint Venture Property if they, instead, exercise their right (the "Right of First Refusal") to purchase the Joint Venture Property on the same terms and conditions as presented in the bona fide offer. Within five (5) business days after the date of this Agreement (or, in the case of the Joint Ventures set forth in Exhibit A-1, within five (5) business days after the applicable JV Asset Price is determined and in accordance with Section 3.3(a)(ii)), Baymont Partners shall send to each of the applicable Third Party Partners in such Joint Ventures a notice containing Buyer's offer to purchase the Joint Venture Property for a purchase price equal to the applicable JV Asset Price. Such notice shall comply with the Right of First Refusal and notice provisions of the applicable Joint Venture or operating agreement, and a copy of each such notice shall be sent contemporaneously to Buyer. Within two (2) business days after receiving any notice from a Third Party Partner of its election to purchase the Joint Venture Property (or its election to waive its Right of First Refusal), but in no event later than thirty (30) days after delivery of the Right of First Refusal notice, the Marcus Entities shall communicate the decision of the Third Party Partners to Buyer, confirming such communication with a copy of the written notice from the Third Party Partners. If the Third Party Partners agree to the sale of Joint Venture Property (the "Selling Third Party Partners"), then Baymont Partners shall (i) cause such Joint Venture Property to be sold to Buyer for the JV Asset Price for such Joint Venture and (ii) sell the applicable JV Management Rights to Buyer for the JV Property Management Price for such Joint Venture. If any Third Party Partners exercise their Right of First Refusal, then such Joint Venture Property shall be subject to Sections 3.3(d) and 14.16.

          3.3(c)    Third Party Partner Consents.    Baymont Partners agrees to use reasonable efforts to obtain the consent of the Third Party Partners for the sale of the Willowbrook Limited Partnership Joint Venture Property to Buyer for the JV Asset Price set forth for such Joint Venture Property in Exhibit A-1; provided, however, that Baymont Partners shall not be required to pay additional unreasonable amounts of money or agree to any new or additional unreasonably unfavorable terms or conditions in order to obtain such consent. If all applicable Third Party Partners agree to the sale of such Joint Venture Property, then that Joint Venture shall be deemed to be included in the term "Selling Joint Ventures" and Baymont Partners shall (i) cause such Joint Venture Property to be sold to Buyer for the JV Asset Price set forth for such Joint Venture in Exhibit A-1 and (ii) shall sell the applicable JV Management Rights to Buyer for the JV Property Management Price set forth for such Joint Venture in Exhibit A-1. If any of such Third Party Partners fail to consent to such sale, then such Joint Venture Property shall be subject to Sections 3.3(d) and 14.16.

          3.3(d)    JV Property Management Agreement.    In the event that a Joint Venture Property is not purchased by Buyer as a result of the Third Party Partner's exercise of its Right of First Refusal or failure to consent to such sale, as the case may be, Baymont Partners will use reasonable efforts to arrange for such nonselling Joint Venture (or successor entity if the Third Party Partners take title in a different entity following the exercise of their Right of First Refusal) either (i) to consent to an assignment of the existing Management Agreement for the applicable Joint Venture Property to Buyer as manager if such Management Agreement contains a remaining term of at least twenty (20) years (including all remaining extension options which may be unilaterally exercised by the manager thereunder in its sole discretion) (each, an "Assigned JV Property Management Agreement") or (ii) to enter into a new twenty (20) year management agreement with Buyer in the form attached to this Agreement as Exhibit C for the operation of the applicable Joint Venture Property under the trade name selected by Buyer if the remaining term of the existing Management Agreement for the applicable Joint Venture Property is less than twenty (20) years (including all remaining extension options which may be unilaterally exercised by the manager thereunder in its sole discretion) (each, a "New JV Property Management Agreement"); provided, however, that (i) Baymont Partners shall not be required to pay or agree to pay additional unreasonable amounts of money or agree to any new or additional unreasonably unfavorable terms or conditions in order to arrange for such consent to an Assigned JV Property Management Agreement or entry into such New JV Property Management Agreement and (ii) since there is no existing Management Agreement for the Joint Venture Property owned by Willowbrook Motel Limited Partnership, only clause (ii) above shall be applicable to such Joint Venture. If a Joint Venture or successor entity either consents to an Assigned JV Property Management Agreement or enters into a New JV Property Management Agreement with Buyer as set forth above, then Buyer shall pay to the Marcus Entities the JV Property Management Price for the applicable Joint Venture Property.

          3.3(e)    Cooperation.    If a Joint Venture Property is not purchased by Buyer as a result of the Third Party Partner's exercise of its Right of First Refusal or failure to consent to such sale, as the case may be, and such Third Party Partner also does not consent to an Assigned JV Property Management Agreement or a New JV Management Agreement pursuant to Section 3.3(d), then the Marcus Entities shall reasonably cooperate in connection with and shall not oppose Buyer's efforts to obtain the consent of such Third Party Partner to a franchise agreement for the operation of the applicable Joint Venture Property as a Baymont Hotel on the terms set forth in clause (b) of Section 3.3(a)(ii) including, without limitation, the provisions for penalties, liquidated damages and other such usual and customary remedies in the event of any termination of such franchise agreement by the franchisee prior to the fifth (5th) anniversary thereof; provided, however, that the Marcus Entities shall have no obligation to incur any unreimbursed out-of-pocket costs or agree to any unfavorable terms or conditions in connection with such cooperation.

          3.3(f)    Definitions.

          3.3(f)(i)    "Aggregate Joint Venture Price"    shall mean the sum of the Joint Venture Purchase Prices.

          3.3(f)(ii)    "Joint Venture Purchase Price"    shall, with respect to any Joint Venture, be either (A) if Third Party Partners in a Joint Venture elect to exercise their Right of First Refusal or fail to consent to a sale, as applicable, and consent to an Assigned JV Property Management Agreement or enter into a New JV Property Management Agreement, then the applicable JV Property Management Price, (B) if Third Party Partners in a Joint Venture elect to exercise their Right of First Refusal or fail to consent to a sale, as applicable, but such Joint Venture (or successor entity) does not consent to an Assigned JV Property Management Agreement or enter into a New JV Property Management Agreement, zero, or (C) if Third Party Partners elect not to exercise their Right of First Refusal or consent to the sale, as applicable, and the Joint Venture Property is sold to Buyer, the sum of (i) the applicable JV Asset Price, plus (ii) the applicable JV Property Management Price hereto.

          3.3(f)(iii)    "Selling Joint Venture"    shall mean each Joint Venture that sells its Joint Venture Property to Buyer pursuant to this Agreement and the Ancillary Agreements.

        3.4    Ovations® Liability.

          3.4(a)    On or before ten (10) business days prior to the scheduled Closing Date, the Marcus Entities shall in good faith prepare, with the assistance of Buyer, a schedule (the "Estimated Ovations Schedule") summarizing the estimated accrued liabilities under the Ovations or similar guest rewards program of the Marcus Entities determined in accordance with Marcus GAAP as of such date (the "Estimated Ovations Amount"), together with the assumptions underlying such estimated accrued liabilities. The Estimated Ovations Schedule shall be prepared from the internal financial records of the Marcus Mid-Priced Lodging Businesses. Prior to Closing, the Buyer shall have the right to inspect and object to this schedule and the Marcus Entities shall provide reasonable access to Buyer for the purposes of this inspection.

          3.4(b)    As soon as reasonably practical after the Closing Date, the Marcus Entities shall prepare in good faith a schedule (the "Final Ovations Schedule") setting forth the type of data set forth on the Estimated Ovations Schedule. The Final Ovations Schedule shall be prepared from the internal financial records of the Marcus Mid-Priced Lodging Businesses (as then conducted by Buyer or an Affiliate thereof) and shall be prepared in accordance with Marcus GAAP as of such date and otherwise in a manner entirely consistent with the Estimated Ovations Schedule. The Marcus Entities shall, within thirty (30) days of the Closing Date, deliver the Final Ovations Schedule to the Buyer. The Final Ovations Schedule, and the estimated accrued liabilities under the Ovations or similar guest rewards programs of the Marcus Mid-Priced Lodging Businesses as of the Closing Date reflected thereon and prepared in accordance with the Estimated Ovations Schedule (the "Final Ovations Amount") shall be binding upon the parties upon approval of such Final Ovations Schedule by Buyer. If Buyer does not believe that the Final Ovations Schedule and the calculation of the Final Ovations Amount stated thereon were prepared and calculated in a manner entirely consistent with the Estimated Ovations Schedule, and Buyer and the Marcus Entities cannot mutually agree on the same, then either the Marcus Entities or Buyer may at any time give notice (an "Ovations Appraisal Notice") to the other party. Within five (5) business days after an Ovations Appraisal Notice is given, the Marcus Entities and Buyer each shall provide to KPMG LLP or, if KPMG LLP declines to be so retained, another mutually agreed upon national accounting firm (the "Ovations Valuation Expert"), with a copy to the other party, their opinion (each an "Ovations Opinion") as to the proper valuation of the Final Ovations Amount, together with such supporting documentation as they may desire to provide. If one party fails to deliver its Ovations Opinion within such five business day period but the other party has timely delivered its

  Ovations Opinion, then the Final Ovations Amount shall automatically and conclusively be deemed to be the amount set forth in the Ovations Opinion so delivered by such party. If both parties have timely delivered their Ovations Opinions to the Ovations Valuation Expert, then the Final Ovations Amount shall be determined "baseball style" such that the Ovations Valuation Expert must choose, as the Final Ovations Amount, the amount set forth in either the Marcus Entities' or Buyer's Ovations Opinion, and shall have no right to make any other determination as to the Final Ovations Amount. The Ovations Valuation Expert shall choose the Final Ovations Amount set forth in either the Marcus Entities' or Buyer's Ovations Opinion within five (5) business days after the delivery of both of the Ovations Opinions, and such determination shall be final and binding on the Marcus Entities and Buyer, without any Liability to the Ovations Valuation Expert.

          3.4(c)    Within three (3) business days following determination of the Final Ovations Amount in accordance with Section 3.4(b), (i) in the event the Final Ovations Amount is less than the Estimated Ovations Amount, Buyer shall pay to the Marcus Entities an amount from the Buyer equal to the difference between such amounts and, (ii) in the event the Final Ovations Amount is greater than the Estimated Ovations Amount, the Marcus Entities shall pay to the Buyer the difference between such amounts, in each case by wire transfer of immediately available funds.

          3.4(d)    Nothing in this Section 3.4 shall affect the prorations provided for in Section 12.3.

          3.4(e)    Except as expressly set forth in this Section 3.4, the Marcus Entities shall have no post-Closing Liabilities related to the Ovations program.

        3.5    Allocation of Purchase Price.    Buyer and the Marcus Entities shall cooperate to prepare, to the extent practicable, prior to the Closing Date, a mutually agreed upon allocation of the Purchase Price among the Purchased Assets in accordance with Section 1060 of the Code and the Treasury Regulations thereunder. Buyer and the Marcus Entities shall endeavor in good faith to agree upon a mutually satisfactory allocation of the Purchase Price, failing which, the matter shall, after Closing, be referred to an independent appraisal or accounting firm mutually agreed upon by the parties for resolution of such dispute. The determination of the independent appraisal or accounting firm shall be binding on both the Buyer and the Marcus Entities. The Marcus Entities and Buyer will follow and use the allocation determined according to this Section 3.5 in all Tax Returns, filings or other related reports made by them to any Tax authorities, and neither the Marcus Entities nor Buyer shall file any such Tax returns, filings or other related reports that are inconsistent with such allocation. To the extent that disclosures of this allocation are required to be made by the parties to the Internal Revenue Service ("IRS") under the provisions of Section 1060 of the Code, or any regulations thereunder, Buyer and the Marcus Entities will disclose such reports to the other prior to filing with the IRS. The Marcus Entities and Buyer acknowledge and agree that Buyer may, in its discretion and at its sole expense, retain an independent appraisal firm to assist in the preparation of the allocation of the Purchase Price among the Purchased Assets, but that in no event shall such appraised values be deemed to constitute the valuations that will be established pursuant to this Section 3.5. Similarly, (i) in no event will the valuations set forth in Exhibit D be deemed to constitute the valuations attributable to the Purchased Assets for purposes of this Section 3.5 unless otherwise agreed by the parties, each in their sole discretion and (ii) in no event will the allocation of the Purchase Price under this Section 3.5 be deemed to constitute the valuations of the Purchased Assets for any other purpose.

4.     REPRESENTATIONS AND WARRANTIES OF THE MARCUS ENTITIES

        The Marcus Entities, jointly and severally, make the following representations and warranties to Buyer, each of which is true and correct on the date hereof and shall remain true and correct in all material respects to and including the Closing Date and shall expire after the Closing on the date set forth in Section 11.1. For purposes of this Article 4, the Marcus Entities shall be deemed to include the Joint Ventures and exclude the Excluded Properties except where the context clearly contemplates otherwise. All representations, warranties or covenants of the Marcus Entities included in the Recitals (or contemplated thereby) are incorporated herein and expressly agreed to and acknowledged by the Marcus Entities. EXCEPT AS SPECIFICALLY PROVIDED IN THIS ARTICLE 4 OR IN ANY DEED DELIVERED BY THE MARCUS ENTITIES AT CLOSING, THE SALE, TRANSFER AND CONVEYANCE OF THE PURCHASED ASSETS BY THE MARCUS ENTITIES TO BUYER AND BUYER'S PURCHASE OF THE PURCHASED ASSETS IS MADE "AS IS" AND "WHERE IS" AND WITHOUT ANY REPRESENTATIONS OR WARRANTIES BY THE MARCUS ENTITIES OF ANY KIND, NATURE OR DESCRIPTION WHATSOEVER, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES AND/OR REPRESENTATIONS OF QUALITY, MERCHANTABILITY, SUITABILITY, FITNESS FOR A PARTICULAR PURPOSE OR PHYSICAL CONDITION. IN THE EVENT OF ANY DEFECT OR DEFICIENCY IN THE PURCHASED ASSETS, THE MARCUS ENTITIES SHALL HAVE NO RESPONSIBILITY OR LIABILITY WITH RESPECT THERETO, EXCEPT AS SPECIFICALLY SET FORTH IN ARTICLE 11. THIS AGREEMENT SHALL NOT BE GOVERNED BY THE WARRANTIES PROVIDED BY ARTICLE 2 OF THE UNIFORM COMMERCIAL CODE AS ADOPTED IN ANY JURISDICTION.

        4.1    Corporate.

          4.1(a)    Organization.    Each of the Marcus Entities is duly organized, validly existing and in good standing under the Laws of its state of organization or formation, as applicable, and (i) is qualified to do business in the jurisdiction in which the Properties it holds are located except where the failure to so qualify would not have a Property Material Adverse Effect and (ii) except where the failure to so qualify would not have a Material Adverse Effect, is qualified to do business in each jurisdiction in which such qualification is necessary.

          4.1(b)    Authorization; Validity.    Each of the Marcus Entities has all requisite power and authority under its organizational documents and the Laws of its state of organization or formation, as applicable, to execute and deliver this Agreement and the Ancillary Agreements as to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. No other or further act or proceeding on the part of any Marcus Entity is necessary to authorize this Agreement or the Ancillary Agreements or consummation by them of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the Ancillary Agreements will constitute, valid and binding agreements of the Marcus Entities, enforceable against them in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy Laws or by principles of equity that affect the enforcement of creditors' rights generally.

          4.1(c)    Power.    The Marcus Entities have all requisite power and authority to own, operate and lease the Purchased Assets, to carry on the Marcus Mid-Priced Lodging Businesses as and where such are now being conducted by them, to enter into this Agreement and the Ancillary Agreements as to which they are or will be a party and to carry out the transactions by them contemplated hereby and thereby.

        4.2    No Real Property Violation.    Except as described on Schedule 4.2 (those matters described on Schedules 4.2 and 4.4 are herein referred to as the "Marcus Material Consents"), the execution and delivery of this Agreement or the Ancillary Agreements as to which they are or will be a party and the performance or consummation by the Marcus Entities of the transactions contemplated hereby and thereby did not and will not (a) contravene, conflict with, or result in a breach or violation of any applicable Law or Order of any Government Entity to which Marcus, the Marcus Entities or the Selling Joint Ventures or their respective assets or properties (including the Purchased Assets) are subject, except for any such contravention, conflict, breach or violation which does not have, in the case of a Law, Order or other restriction applicable to a Property, a Property Material Adverse Effect or,

otherwise, a Material Adverse Effect; or (b) contravene, conflict with, result in a breach of, constitute a default under, result in the creation of any Lien upon any of the Purchased Assets under, result in the acceleration of any obligation under, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, indenture, loan, credit agreement or note, Lien, or other arrangement to which any of the Marcus Entities or the Selling Joint Ventures is a party or by which it is bound or to which any of its assets (including the Purchased Assets) is subject (or result in the creation or imposition of any Lien upon any of its assets, including the Purchased Assets).

        4.3    Financial Statements.    Included as Schedule 4.3 are copies of the Financial Statements, the Recent Financial Statement and the historical financial statements included in the offering circular provided on behalf of the Marcus Entities to Buyer (collectively, the "Bid Document Financial Statements"). All of the Bid Document Financial Statements (including, if applicable, any notes and schedules contained therein or annexed thereto and, in the case of the Recent Financial Statements, subject to normal and recurring year-end adjustments not material in amount) (i) have been prepared on a consistent basis (other than, if applicable, as specified in the notes thereto) in accordance with Marcus GAAP (taking into account the absence of any balance sheet and excluding (a) all projections for 2004 and (b) such items that are not calculated in accordance with generally accepted accounting principles such as RevPAR, number of rooms, number of hotels, number of available rooms, number of occupied rooms, occupancy percentage, average daily rate and EBITDA), and (ii) excluding all projections for 2004, fairly present in all material respects the EBITDA, RevPAR, number of rooms, occupancy percentage, average daily rate, number of hotels, number of available rooms and number of occupied rooms of the Marcus Mid-Priced Lodging Businesses as of the dates and for the years and periods indicated, each as presented therein. The Bid Document Financial Statements were derived from the historical audited financial statements of Marcus included in its annual reports on Form 10-K filed with the SEC and can be reasonably reconciled back to the financial records supporting such Marcus SEC filings.

        4.4    No Corporate Violations.    Except as described on Schedule 4.4 (those matters described on Schedule 4.4 are also included in the definition of "Marcus Material Consents"), the execution and delivery of this Agreement or the Ancillary Agreements as to which they are or will be a party and the performance or consummation by the Marcus Entities of the transactions contemplated hereby or thereby did not and will not (a) contravene, conflict with or result in a breach or violation of any applicable Law or Order of any Government Entity, or court to which Marcus, the Marcus Entities are subject, except for any such contravention, conflict, breach or violation which does not have (i) in the case of a Law, Order or other restriction applicable to the Baymont Franchises, a Franchise Material Adverse Effect, or (ii) otherwise, a Material Adverse Effect, (b) contravene, conflict with or result in a violation or breach of any provision of the organizational documents of Marcus, the Marcus Entities or the Selling Joint Ventures or require further approval of the Marcus Board of Directors or approval of the Marcus stockholders, or (c) except for (i) applicable requirements of the HSR Act and (ii) WARN obligations associated with Employees who work at the Marcus Entities' headquarters and the Baymont Inn located in Milwaukee and provided that Buyer complies with its obligations set forth in Section 6.1, require any authorization, consent, approval, exemption or other action by or notice to any Government Entity (including, without limitation, under any "plant closing" or similar Law) or Person.

        4.5    Utilities.    To the Marcus Entities' knowledge, all utilities and similar services necessary for the use and operation of the Properties as operated in accordance with past practices (including, without limitation, gas, water, electricity, telephone, and cable television) are available thereto from public ways or through easements and are of sufficient capacity to meet the needs and requirements necessary for the current use and operation of each of the Properties, except where such non-availability would not have a Property Material Adverse Effect. To the Marcus Entities' knowledge, no fact, condition or proceeding exists which would result in the termination or material impairment of the furnishing of such utilities to any of the Properties.

        4.6    Taxes.

          4.6(a)    Tax Returns.    All Tax Returns required to be filed by or on behalf of the Marcus Entities have been timely filed and are correct and complete in all material respects and all Taxes required to be paid by the Marcus Entities have been paid, other than Taxes not yet due and payable. Except as disclosed on Schedule 4.6(a) , no Taxes or special assessments of any kind (special, bond or otherwise) are or have been levied with respect to the Properties, or any portion thereof, or the Marcus Mid-Priced Lodging Businesses, which are outstanding or unpaid, other than amounts not yet due and payable or if due and payable, not yet delinquent, or that will not be paid at or prior to Closing. The Purchased Assets are not subject to any Liens that will not be paid in full, and the Lien released (or, in the case of Liens affecting any Property, insured over by the title company insuring title to the Property as required hereunder), at or prior to Closing, for Taxes owed for periods prior to the Closing Date, and no such Liens will arise by operation of Law after the Closing Date with respect to Taxes accruing on or before the Closing Date, other than Taxes not yet due and payable.

          4.6(b)    Disputes.    There is no pending material dispute or claim concerning any Tax liability relating to the Purchased Assets (including the Properties) or the Marcus Mid-Priced Lodging Businesses (A) claimed or raised by any Government Entity in writing or (B) to the knowledge of the Marcus Entities, based upon personal contact with any agent of such Government Entity. No Marcus Entity nor any Selling Joint Venture has received any written notice of any audit of any Taxes payable with respect to any of the Purchased Assets (including the Properties) which has not been resolved or completed, and, except as set forth on Schedule 4.6(b), no Marcus Entity or Selling Joint Venture is currently contesting any such Taxes or seeking an abatement or rollback of any Taxes. Except as set forth on Schedule 4.6(b), none of the Marcus Entities has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency. None of the Marcus Entities is a party to any Income Tax allocation or sharing agreement.

        4.7    Condemnation; Eminent Domain.    There are no pending condemnation proceedings, nor, to the knowledge of the Marcus Entities, have there been any condemnation proceedings threatened in writing, related to any of the Properties or proceedings seeking the taking of any portion of the Properties through the power of eminent domain.

        4.8    Inventory.    Except as described on Schedule 4.8, all Inventory of the Marcus Mid-Priced Lodging Businesses is located on premises owned or leased by the Marcus Entities. The Marcus Entities have, and as of the Closing Date will have, such Inventory (of a quality usable in the ordinary course of business) as is reasonably necessary to meet the needs of the Marcus Mid-Priced Lodging Businesses in the ordinary course of business consistent with past practice.

        4.9    Absence of Certain Changes.    Except as and to the extent described on Schedule 4.9 and the Transaction Stay/Severance Payments, or otherwise contemplated or required by this Agreement, since the date of the Recent Financial Statement there has not been:

          4.9(a)    Material Adverse Effect.    Any event or circumstance that, individually or in the aggregate, could reasonably be expected to have (i) in the case of an event or circumstance affecting a Property, a Property Material Adverse Effect, (ii) in the case of an event or circumstance affecting Baymont Franchises, a Franchise Material Adverse Effect, or (iii) otherwise, a Material Adverse Effect;

          4.9(b)    Material Increase in Compensation.    Except as required or contemplated by Article 6, and except for bonuses and benefits payable for the Marcus Entities' fiscal 2004 year consistent with ordinary course and past practices and ordinary and normal salary and bonus increases to any of the Employees, officers, or Contingent Workers of the Marcus Mid-Priced Lodging Businesses in the ordinary course of business, any material increase in the salaries, wages or other programs of a compensatory nature payable or to become payable to any Employee, officer, or Contingent Worker of the Marcus Mid-Priced Lodging Businesses (including, without limitation, any increase or change pursuant to any Employee Plan/Agreement);

          4.9(c)    Commitments.    Any material commitment, obligation or liability of any nature incurred by the Marcus Entities related to the Marcus Mid-Priced Lodging Businesses that would be an Assigned Contract or Assumed Liability, other than in the ordinary course of business and consistent with past practices;

          4.9(d)    Liens.    Any Lien made on any of the Purchased Assets which is not in the ordinary course of business and will not be terminated at or prior to Closing; provided, however, that in no event shall any mortgage or deed of trust, security interest, or other monetary lien or any lease, reciprocal easement agreement or other material title encumbrance be deemed to be in the ordinary course of business, except the leases contemplated by Section 7.14 and the instruments contemplated by Section 7.15;

          4.9(e)    Material Amendment of Assigned Contracts.    Any entering into, material amendment or termination before the stated term of any Assigned Contract, or any waiver of material rights thereunder, other than in the ordinary course of business and consistent with past practices;

          4.9(f)    Loans and Advances.    Any loan or advance to any Employee or officer of the Marcus Mid-Priced Lodging Businesses, other than advances in the ordinary course of business for travel and entertainment and similar out-of-pocket expenses;

          4.9(g)    Contingent Liabilities.    Any contingent liability relating to the Marcus Mid-Priced Lodging Businesses incurred by any Marcus Entity with respect to the obligations of others or any cancellation of any material debt or claim owing to, or waiver of any material right of, any Marcus Entity relating to the Marcus Mid-Priced Lodging Businesses, other than in the ordinary course of business;

          4.9(h)    Purchase or Sale.    Any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the Purchased Assets other than in the ordinary course of business;

          4.9(i)    Labor Dispute.    Any labor dispute including, without limitation, picketing of any nature, strike, lockout or demand by any labor organization, Employees and/or Contingent Workers for union recognition or a union representation election, or claim of unfair labor practices relating to the Marcus Mid-Priced Lodging Businesses, which, individually or in the aggregate, could reasonably be expected to have a Property Material Adverse Effect;

          4.9(j)    Management.    Any grant of severance or termination pay to any officer or Employee of the Marcus Entities rendering services principally to the Marcus Mid-Priced Lodging Businesses or any increase in benefits payable under any existing severance or termination pay policies or employment agreements applicable to the officers or management of the Marcus Entities;

          4.9(k)    Bookkeeping.    Any material change in the manner of keeping books, accounts or records, accounting methods or practices, or pricing policies used with respect to the Marcus Mid-Priced Lodging Businesses;

          4.9(l)    Transactions.    Any other transaction entered into by the Marcus Entities relating to the Marcus Mid-Priced Lodging Businesses other than (a) transactions in the ordinary course of business, the transactions with Buyer contemplated hereby, and (b) transactions relating to the Retained Real Property or Excluded Properties;

          4.9(m)    Capital Asset Acquisitions or Sales.    Any purchase or sale by any of the Marcus Entities of any capital asset (or bulk purchases of capital assets) which is used or held for used principally in the Marcus Mid-Priced Lodging Businesses costing more than $25,000, individually or in the aggregate, other than transactions permitted by Section 4.9(l);

          4.9(n)    Insurance.    Any material change in the kind and amount of insurance maintained by the Marcus Entities relating to the Marcus Mid-Priced Lodging Businesses other than in the ordinary course of business; or

          4.9(o)    Other Agreements.    Any agreement or understanding whether in writing or otherwise, that would result in any of the transactions or events or require any of the Marcus Entities to take any of the actions specified in Section 4.9(a) through 4.9(n) above.

        4.10    No Litigation.    Except as described on Schedule 4.10, there is no Litigation pending or, to the Marcus Entities' knowledge, threatened in writing against any Marcus Entity, Selling Joint Venture, the Marcus Mid-Priced Lodging Businesses or otherwise affecting any of the Purchased Assets which, if adversely determined, would result in (i) the case of any Litigation with respect to any Property, a Property Material Adverse Effect, (ii) the case of any Litigation with respect to Baymont Franchises, a Franchise Material Adverse Effect or (iii) otherwise, a Material Adverse Effect. Except as described on Schedule 4.10, neither the Marcus Entities, the Marcus Mid-Priced Lodging Businesses nor the Purchased Assets is subject to any Order, which would result in (x) in the case of any Litigation with respect to any Property, a Property Material Adverse Effect, (y) in the case of any Litigation with respect to the Baymont Franchises, a Franchise Material Adverse Effect or (z) otherwise, a Material Adverse Effect. All current Litigation affecting the Marcus Mid-Priced Lodging Businesses is identified on Schedule 4.10.

        4.11    Ordinary Course.    Since the date of the Recent Financial Statements, the Marcus Mid-Priced Lodging Businesses have been conducted in the ordinary course and consistent with prior practices.

        4.12    Compliance With Laws and Orders; Permits; Environmental Matters; Title.

          4.12(a)    Compliance.    To the Marcus Entities' knowledge and except as described on Schedule 4.12(a), the Marcus Entities are in compliance with all applicable Laws and Orders in the operation of the Marcus Mid-Priced Lodging Businesses, except for instances of noncompliance which would not have (i) in the case of Laws or Orders applicable to any Property, a Property Material Adverse Effect, (ii) in the case of any Laws or Orders applicable to Baymont Franchises or Woodfield Franchises, a Franchise Material Adverse Effect, or (iii) otherwise, a Material Adverse Effect. Except as described on Schedule 4.12(a), to the Marcus Entities' knowledge, no Marcus Entity or Selling Joint Venture has, within the past five years, received written notice of any violation or alleged violation of any Laws or Orders at any Property which had or would have had (i) in the case of Laws or Orders applicable to any Property, a Property Material Adverse Effect, (ii) in the case of any Laws or Orders applicable to Baymont Franchises or Woodfield Franchises, a Franchise Material Adverse Effect, or (iii) otherwise, a Material Adverse Effect. Except as described on Schedule 4.12(a), to the Marcus Entities' knowledge, no Marcus Entity or Selling Joint Venture is subject to any Liability for past or continuing violations of any Laws or Orders regarding the operation of the Marcus Mid-Priced Lodging Businesses which would have (i) in the case of Laws or Orders applicable to any Property, a Property Material Adverse Effect, (ii) in the case of any Laws or Orders applicable to Baymont Franchises or Woodfield Franchises, a Franchise Material Adverse Effect, or (iii) otherwise, a Material Adverse Effect. All reports and returns relative to any Purchased Asset required to be filed by the Marcus Entities (or any of them) with any Government Entity have, to the Marcus Entities' knowledge, been filed, and were accurate and complete when filed, except for instances which would not have (i) in the case of reports and returns applicable to any Property, in a Property Material Adverse Effect, (ii) in the case of reports and returns applicable to Baymont Franchises or Woodfield Franchises, a Franchise

  Material Adverse Effect, or (iii) otherwise, a Material Adverse Effect. Without limiting the foregoing, to the knowledge of the Marcus Entities (i) the use of each Property for its present use(s) is currently an allowed, permitted, conditional, special or legal nonconforming use(s) under applicable zoning Laws, except where such noncompliance would not have a Property Material Adverse Effect, (ii) the building improvements at each Property comply with all current setback, height, floor area ratio, lot coverage and other requirements under applicable zoning Laws, (iii) the parking at each of the Properties complies with the current parking requirements under applicable zoning Laws, (iv) except as set forth in Schedule 4.12(a), no use of any off-site facilities for parking or otherwise is necessary to ensure compliance with any zoning Laws or other Laws applicable to the Properties, and (v) there are no pending requests, applications or proceedings filed with, under review by, or pending determination by any Governmental Entity to alter or restrict the zoning or impose other use(s) restrictions applicable to the Properties.

          4.12(b)    Licenses and Permits.    To the Marcus Entities' knowledge, the Marcus Entities have all Licenses and Permits required for the conduct of the Marcus Mid-Priced Lodging Businesses and operation of the Properties as operated in accordance with past practices, except for such failures to obtain such Licenses and Permits which would not have (i) in the case of Licenses and Permits applicable to a Property, a Property Material Adverse Effect, (ii) in the case of Licenses and Permits applicable to Baymont Franchises or Woodfield Franchises, a Franchise Material Adverse Effect, or (iii) otherwise, a Material Adverse Effect. All Licenses and Permits required for the conduct of the Marcus Mid-Priced Lodging Businesses and operation of the Properties as operated in accordance with past practices are in full force and effect, except for instances which would not have (i) in the case of Licenses and Permits applicable to a Property, a Property Material Adverse Effect, (ii) in the case of Licenses and Permits applicable to Baymont Franchises or Woodfield Franchises, a Franchise Material Adverse Effect, or (iii) otherwise, a Material Adverse Effect. Except as described on Schedule 4.12(b), the Marcus Entities are and have been in compliance with all such Licenses and Permits, except for instances of noncompliance which would not have a (i) in the case of Licenses and Permits applicable to a Property, a Property Material Adverse Effect, (ii) in the case of Licenses and Permits applicable to Baymont Franchises or Woodfield Franchises, a Franchise Material Adverse Effect, or (iii) otherwise, a Material Adverse Effect.

          4.12(c)    Environmental Matters.    Without limiting the generality of the foregoing provisions of this Section 4.12, except as described on Schedule 4.12(c): (i) to the Marcus Entities' knowledge, the Marcus Mid-Priced Lodging Businesses are being operated in compliance with all Environmental Laws, except for instances of noncompliance which would not have a Property Material Adverse Effect, (ii) during the period of ownership of the Properties by any Marcus Entity or Selling Joint Venture, no Marcus Entity or Selling Joint Venture has received any written notice from any Government Entity or neighboring, upgradient or downgradient property owner or other third party regarding any non compliance with or violation of any Environmental Laws with respect to the Properties or the presence or release of Hazardous Substances in violation of Environmental Laws in, on, under, or from the Properties, and, to the knowledge of the Marcus Entities, there is no current noncompliance of any of the Properties with Environmental Laws, except for instances of noncompliance which would not have a Property Material Adverse Effect, and there has not been any release of Hazardous Substances in violation of Environmental Laws or which required any so-called "response action" (which may include remediation) under any Environmental Law or other requirement of any Government Entity in, on, under or from any of the Properties, and (iii) during the period of ownership of the Properties by any Marcus Entity or Selling Joint Venture, no Marcus Entity or Selling Joint Venture has made or been requested in writing to make any report or disclosure to any Government Entity relating to a release of Hazardous Substances to or from any of the Properties.

          4.12(d)    Title to Purchased Assets.    The Marcus Entities or the Selling Joint Ventures, as applicable, have good and marketable title (or, with respect to leased property, leasehold title) to all of the Purchased Assets, free and clear of all Liens, except for those Liens described in Schedule 4.12(d); and, in the case of the Marcus Owned Real Property, Permitted Real Property Liens and Liens that will be satisfied as of Closing. At Closing, Buyer will receive good and marketable (or, with respect to leased property, leasehold) title to all the Purchased Assets, in the case of real property, free and clear of all Liens except (i) those described in Schedule 4.12(d) and (ii) Permitted Real Property Liens. Except for those matters described in Schedule 4.12(d) and those matters not known to the Marcus Entities and which would not have a Property Material Adverse Effect or a Franchise Material Adverse Effect, no Marcus Entity or Selling Joint Venture nor any third party is in default under any reciprocal easement agreement, easement, restrictive covenant or other matter affecting title to any of the Properties. To the Marcus Entities' knowledge, each Property abuts directly on a public way or has direct access to a public way though valid easements of record, or, where access to a Property is currently obtained by means of an adjacent property owned by a Marcus Entity, by an easement benefiting the Property reasonably acceptable to Buyer, which easement shall be recorded at or prior to Closing. The Marcus Entities shall provide to Buyer correct and complete copies of any reciprocal easement agreement, shared access agreement, shared parking facilities agreement or similar agreement affecting any of the Properties. To the knowledge of the Marcus Entities, (a) no building or other improvements at any of the Properties encroach onto any adjoining real property and no building or other improvements located primarily on any adjoining real property encroach onto any of the Properties and (b) no building or other improvements at any of the Properties encroach onto any easement area or other restricted area for the benefit of third parties, in each case except to the extent that such encroachment would not reasonably be expected to have a Property Material Adverse Effect.

          4.12(e)    Franchise Matters.    Notwithstanding the generality of the foregoing, none of the representations and warranties in this Section 4.12 shall apply to matters specifically addressed in Section 4.23.

        4.13    Condition.    To the knowledge of the Marcus Entities and except for ordinary wear and tear, in each case taking into account age and geographic location of the Property, there is no structural, foundation, roof, mechanical, electrical, plumbing, HVAC or other building system defects at any of the Properties except such defects as would not have a Property Material Adverse Effect. The Marcus Entities and the Joint Ventures have, in the aggregate, expended not less than $23.8 million for capital expenditures of the Marcus Mid-Priced Lodging Business (including capital expenditures related to the Properties owned by the Joint Ventures, but excluding capital expenditures related to the Chicago Hotel) for the fiscal year-ended May 27, 2004 in accordance with the capital expenditure budget previously provided by the Marcus Entities to Buyer.

        4.14    Insurance.    Set forth in Schedule 4.14 is a list and description of all policies of fire, liability, product liability, workers compensation, health and other forms of insurance presently in effect with respect to the Marcus Mid-Priced Lodging Businesses and the Purchased Assets; copies of such policies have heretofore been delivered to Buyer. Said insurance policies and arrangements are in full force and effect (or replacement or renewal policies therefore will have been obtained), all premiums with respect thereto are currently paid, and to their knowledge, the Marcus Entities are in compliance in all material respects with the terms of such policies. The Marcus Entities have not received any notice from any insurance carrier nor do the Marcus Entities have knowledge of, defects or inadequacies which if not corrected would result in termination of insurance coverage or increase its cost.

        4.15    Contracts and Commitments.    All Assigned Contracts are valid and are in full force and effect and constitute legal, valid and binding obligations of the Marcus Entities or the Selling Joint Ventures, as applicable, and, to the knowledge of the Marcus Entities, the other parties thereto and are enforceable in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy Laws or by principles of equity that affect the enforcement of creditors' rights generally. Neither the Marcus Entities or any of the Selling Joint Ventures nor, to the knowledge of the Marcus Entities, any other party to any Marcus Material Contract, is in default in complying with any material provisions thereof, and no condition or event or facts exists which, with notice, lapse of time or both would constitute a default of a material provision thereof on the part of the Marcus Entities or any of the Selling Joint Ventures or, to the knowledge of the Marcus Entities, on the part of any other party thereto. All Marcus Material Contracts are described on Schedule 4.15 hereto.

        4.16    Labor Matters.

          4.16(a)    Except as set forth in Schedule 4.16(a), within the last five years the Marcus Mid-Priced Lodging Businesses have not experienced any picketing of any nature, material organized labor disputes, union organization attempts or any work stoppage due to labor disagreements in connection with its business. No labor organization represents for purposes of collective bargaining or has been recognized as the bargaining representative of any Employees or Contingent Workers. Except to the extent set forth in Schedule 4.16(a), (a) except for any case as would not have a Material Adverse Effect, the Marcus Entities are in compliance with all applicable Laws respecting employment and employment practices, including, without limitation, terms and conditions of employment and wages and hours; (b) except for any case as would not have a Material Adverse Effect, there is no unfair labor practice charge or complaint pertaining to any employment-related matter against any Marcus Entity pending or, to the knowledge of the Marcus Entities, threatened in writing; (c) there is no labor strike, dispute, request for union representation, slowdown or stoppage actually pending or, to the knowledge of the Marcus Entities, threatened in writing against or affecting any Marcus Entity; (d) no question concerning union representation has been raised or, to the knowledge of the Marcus Entities, has been threatened in writing respecting the Employees or Contingent Workers of any Marcus Entity; (e) no grievance, nor any arbitration proceeding arising out of or under collective bargaining agreements, is pending and no such claim therefor exists; and (f) there are no administrative charges or court complaints against any Marcus Entity concerning alleged employment discrimination or other employment related matters pending before the U.S. Equal Employment Opportunity Commission, National Labor Relations Board, or any other Government Entity, nor, to the knowledge of the Marcus Entities, have any such matters been threatened in writing. To the knowledge of the Marcus Entities, except as set forth in Schedule 4.16(a), since September 15, 2003, except for claims that have been resolved, there have been no credible claims by any Employees called into Marcus' "Careline" concerning alleged employment discrimination, sexual harassment, wage and hour violations or retaliation.

          4.16(b)    Except as set forth in Schedule 4.16(b), to the knowledge of the Marcus Entities, no Marcus Entity is subject to any affirmative action or prevailing wage obligations and no Marcus Entity has knowledge of any audit of any employment practices pending, scheduled or threatened in writing.

          4.16(c)    To the knowledge of the Marcus Entities, each Marcus Entity has, in all material respects, properly classified and treated for all employment-related purposes, including, without limitation, in respect of wage and hour, tax, and employee benefits purposes, all Contingent Workers.

          4.16(d)    To the knowledge of the Marcus Entities, all Employees are authorized to work in the United States in accordance with the requirements of the Immigration Reform and Control Act of 1986 and all Employees are employed in the United States.

          4.16(e)    Except as set forth on Schedule 4.16(e), the only Contingent Workers are those individuals that provide periodic, non-exclusive services on a seasonal basis.

        4.17    Employee Benefit Plans.    Schedule 4.17 sets forth all of the Marcus Employee Plan/Agreements relating to the Marcus Mid-Priced Lodging Businesses. True and complete copies of all the Marcus Employee Plan/Agreements and, where applicable, the most recent summary plan description, have heretofore been provided to Buyer.

          4.17(a)    Each of the Marcus Employee Plan/Agreements that is intended to be "qualified" within the meaning of Section 401(a) of the Code has a favorable determination letter from the IRS and no Marcus Entity knows of any fact or set of circumstances that would adversely affect such qualification prior to the Closing Date.

          4.17(b)    Except for the Transaction Stay/Severance Payments or as required by Article 6 of this Agreement or as described in Schedule 4.17(b), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including without limitation, severance, golden parachute or otherwise) becoming due under any Marcus Employee Plan/Agreement to any Employee; (ii) materially increase the benefits otherwise payable under any Marcus Employee Plan/Agreement to any Employee; or (iii) other than the potential acceleration of the vesting of stock options and restricted stock unless prohibited by the plans under which such options and restricted stock were issued, result in any material acceleration of the time or payment or vesting of any material benefit to any Employee.

          4.17(c)    Except as expressly contemplated by this Agreement, none of the Marcus Employee Plan/Agreements will obligate Buyers to assume or perform any obligation thereunder as a result of the transactions contemplated by this Agreement, or any agreement or document executed pursuant hereto.

        4.18    Assets Necessary to Marcus Mid-Priced Lodging Businesses.    Except as disclosed in Schedule 4.18, the Purchased Assets and the assets of the Joint Ventures, together with the services to be provided to Buyer or its Affiliates under the Transition Service Agreement, and together with such rights to the Subdivision Properties granted to Buyer in accordance with Section 7.14 hereof, constitute all property and assets, tangible and intangible, and all leases, Licenses and Permits and other agreements, which are used or held for use in the Marcus Mid-Priced Lodging Businesses as conducted in accordance with past practices.

        4.19    Affiliated Relationships.    To the Marcus Entities' knowledge, except as described in Schedule 4.19, no Affiliate of any Marcus Entity has any direct or indirect interest in (a) any customer, competitor or supplier which does a material amount of business with any Marcus Entity or (b) any Purchased Asset.

        4.20    Not a Foreign Person.    None of the Marcus Entities and none of the Selling Joint Ventures is a "foreign person" within the meaning of Section 1445 of the Code, as amended, and the regulations promulgated thereunder.

        4.21    No Brokers or Finders.    Other than Goldman Sachs & Co., neither the Marcus Entities nor any of their Affiliates have retained, employed or used any broker or finder in connection with the transactions provided for herein or the negotiation hereof. The Marcus Entities shall pay any fee or commission owing to Goldman Sachs & Co. in connection with the transactions contemplated by this Agreement, and shall jointly and severally indemnify, defend and hold harmless Buyer and each of its Affiliates from and against all Losses asserted against, resulting to, imposed upon, or incurred by Buyer, its Affiliates, the Marcus Mid-Priced Lodging Businesses, the Purchased Assets or the Assumed Liabilities transferred to Buyer pursuant to this Agreement, by reason of, arising out of or resulting from any failure to pay such fee or commission.

        4.22    Trade Rights.

          4.22(a)    Scheduled Trade Rights.    Schedule 4.22(a) contains an accurate and complete list of all Registered Owned Trade Rights, and all domain names owned or purported to be owned by any of the Marcus Entities or the Selling Joint Ventures and used in the operation of the Marcus Mid-Priced Lodging Businesses and identifies the name of the entity which owns or purports to own each of the foregoing items. Schedule 4.22(a) also contains an accurate and complete list of all Trade Rights of third parties which are used by any Marcus Entity or any Selling Joint Venture in the operation of the Marcus Mid-Priced Lodging Businesses and the corresponding license, sublicense or other agreement with such third party, including computer software licenses, maintenance agreements, services agreements, hosting agreements, outsourcing agreements, e-distribution agreements and other technology agreements (collectively, the "Licensed Trade Rights") and identifies the name of the entity which is using such Licensed Trade Right, other than commercially available software with a total license fee of less than $5,000. The Owned Trade Rights and Licensed Trade Rights collectively constitute all of the Marcus Trade Rights.

          4.22(b)    Ownership of Trade Rights.    Except as set forth in Schedule 4.22(b), on the Closing Date, Buyer will either own or have the adequate and enforceable right to use pursuant to an appropriate agreement (as listed as a licensee in Schedule 4.22(b) with respect to the Licensed Trade Rights), free and clear of all Liens and payment obligations, all Marcus Trade Rights, except as such enforcement may be limited by applicable bankruptcy Laws or by principles of equity that affect the enforcement of creditors' rights generally. The Marcus Trade Rights constitute all Trade Rights used by any Marcus Entity or any Selling Joint Venture in the operation of the Marcus Mid-Priced Lodging Businesses.

          4.22(c)    Registered Owned Trade Rights.    All Registered Owned Trade Rights are valid and enforceable, except as such enforcement may be limited by applicable bankruptcy Laws or by principles of equity that affect the enforcement of creditors' rights generally. Except as set forth in Schedule 4.22(c), there are no past due, unpaid maintenance fees, examination fees, annuities or other governmental fees or past due filings or affidavits of use on the Registered Owned Trade Rights.

          4.22(d)    Domain Names.    Schedule 4.22(d) lists all domain names used by any Marcus Entity or any Selling Joint Venture in connection with the Marcus Mid-Priced Lodging Businesses, and all agreements related to the use of such domain names and the respective Internet protocol addresses. Except as listed on Schedule 4.22(d), the Marcus Entities or the Selling Joint Ventures own all of such domain names and the associated websites.

          4.22(e)    Licensed Trade Rights.    Except as listed in Schedule 4.22(e), with respect to the Licensed Trade Rights: (a) the agreement governing each Licensed Trade Right is legal, valid, binding, enforceable and in full force and effect against the applicable Marcus Entity and/or the applicable Selling Joint Venture, except as such enforcement may be limited by applicable bankruptcy Laws or by principles of equity that affect the enforcement of creditors' rights generally; (b) subject to obtaining any necessary consents and Buyer's compliance with the terms thereof, the agreement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing Date, except as such enforcement may be limited by applicable bankruptcy Laws or by principles of equity that affect the enforcement of creditors' rights generally; and (c) to the knowledge of the Marcus Entities, no third party to the agreement is in breach or default in any material respect, no transaction contemplated by this Agreement will result in a breach or default in any material respect, and no event has occurred, nor, subject to obtaining all necessary consents, will the transactions contemplated by this Agreement cause an occurrence, which with notice or lapse of time would constitute a material breach or default by any of the Marcus Entities or the Selling Joint Ventures or permit termination, modification or acceleration thereunder.

          4.22(f)    Trade Rights Licensed Out.    Except as set forth in Schedule 4.22(f) and except pursuant to their agreements with their franchisees and the Joint Ventures, none of the Marcus Entities, the Selling Joint Ventures or any of their Affiliates have granted any licenses of or other rights to use any Marcus Trade Rights to any third party.

          4.22(g)    Confidential Information.    The Marcus Entities and their Affiliates have taken reasonable actions (which do not include obtaining non-disclosure agreements with any employees) to protect and preserve the confidentiality of all trade secrets and confidential information included in the Owned Trade Rights ("Confidential Information") taking into account, as applicable, the actions associated with the "auction" for the Marcus Mid-Priced Lodging Businesses. Without limiting any of the foregoing, to the knowledge of the Marcus Entities, no material Confidential Information material to the Marcus Mid-Priced Lodging Businesses has been disclosed or authorized to be disclosed to any third party (excluding Franchisees and potential or prospective Franchisees), other than pursuant to a non-disclosure agreement that protects such entity's proprietary interests in and to such Confidential Information on the terms set forth in such non-disclosure agreement or under circumstances in which the third party is under a legal duty not to disclose such Confidential Information on the terms set forth in such non-disclosure agreement.

          4.22(h)    Infringement.    Except as set forth in Schedule 4.22(h), neither operation of the Marcus Mid-Priced Lodging Businesses nor any Marcus Trade Right interferes with, infringes upon, misappropriates or otherwise comes into conflict with or has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Trade Rights (other than patents) or, to the knowledge of the Marcus Entities, any patents, of any third party, there are no pending or, to the knowledge of Marcus, any of the Marcus Entities, any of the Selling Joint Ventures or any of their Affiliates, claims threatened in writing against Marcus, any of the Marcus Entities, any of the Selling Joint Ventures or any of their Affiliates and none of Marcus, the Marcus Entities, any of the Selling Joint Ventures or any of their Affiliates has received any written charge, complaint, claim or notice alleging any such interference, infringement, misappropriation or violation. Except as set forth in Schedule 4.22(h), no third party has, to the knowledge of Marcus, the Marcus Entities, any of the Selling Joint Ventures or any of their Affiliates, interfered with, infringed upon, misappropriated or otherwise come into conflict with any Owned Trade Rights or any Licensed Trade Rights exclusively licensed to Marcus, a Marcus Entity, any of the Selling Joint Ventures or any of their Affiliates.

          4.22(i)    Guest Data.    The Marcus Records and Files contain all guest data and guest data bases developed and retained by the Marcus Entities in connection with and/or currently used by the Marcus Entities in connection with the Marcus Mid-Priced Lodging Businesses including, without limitation, all such information stored or maintained in Marcus' data warehouse.

          4.22(j)    Privacy Policies.    Except as would not have a Material Adverse Effect on the Marcus Entities, the Purchased Assets or the Marcus Mid-Priced Lodging Businesses, the operation of the Marcus Mid-Priced Lodging Businesses have at all times complied with all applicable regulations and the publicly available privacy, security and other policies of Marcus, each of the Marcus Entities, any of the Selling Joint Ventures or any of their Affiliates, including those provided on the websites operated in connection with the Marcus Mid-Priced Lodging Businesses, relating to the collection, storage and onward transfer of all personally identifiable information collected by Marcus, the Marcus Entities, any of the Selling Joint Ventures or any of their Affiliates or any third parties having access to any of the databases of records of any of the foregoing. Additionally, the transactions contemplated by this Agreement will not result in, and the receipt and use by Buyer of the Purchased Assets will not result in a breach or default under any applicable regulation or the publicly available privacy, security and other policies of Marcus, any of the Marcus Entities, any of the Selling Joint Ventures or any of their Affiliates, including those provided on websites operated in conjunction with the Marcus Mid-Priced Lodging Businesses.

        4.23    Franchise Matters.

          4.23(a)    The Franchise Offering Circular for Prospective Franchisees issued by Baymont Franchises on August 27, 2003 (the "Baymont 2004 Circular") and all franchise offering circulars for which any potential claims have not expired pursuant to any applicable statute of limitations used in connection with the offer and sale of a franchise or an investment in a franchise to operate a Baymont Hotel, or its predecessor, a Budgetel lodging facility (collectively with the Baymont 2004 Circular, the "Baymont Circulars") were prepared in compliance in all material respects with the Uniform Franchise Offering Circular Guidelines and related federal and state regulations; are, or with respect to the Baymont Circulars excluding the Baymont 2004 Circular, were, true, accurate and complete in all material respects during the entire period any of the Baymont Circulars was used in connection with the offer or sale of a franchise to operate a Baymont Hotel or Budgetel lodging facility; and as of the issuance and dissemination date, did not misstate or omit any information material to a reasonable prospective purchaser of a franchise or an investment in a franchise to operate a Baymont Hotel or a Budgetel lodging facility.

          4.23(b)    Baymont Franchises has not amended the Baymont 2004 Circular since the date of its issuance, and, to the extent that it is still disseminating the Baymont 2004 Circular, it is doing so in accordance with applicable Laws in connection with the offer and sale of franchises.

          4.23(c)    Since the date of issuance of the Baymont 2004 Circular, other than the transactions contemplated by this Agreement, there has been no material change in the business, financial condition or affairs of Baymont Franchises, its franchise program or its franchise system that would require an amendment to the Baymont 2004 Circular.

          4.23(d)    Except as described on Schedule 4.23(d), Baymont Franchises has timely delivered to all prospective and existing Baymont Hotel Franchisees a complete and accurate copy of the appropriate Baymont Circular in accordance with applicable Law and has obtained executed receipts thereof from all prospective and existing Baymont Hotel Franchisees.

          4.23(e)    Woodfield Franchises has never offered or sold franchises for the establishment or operation of a Woodfield Hotel nor otherwise granted to any party the right, directly or indirectly, to establish or operate a Woodfield Hotel, nor has it ever distributed a Franchise Offering Circular for Prospective Franchisees to any unrelated third party.

          4.23(f)    Neither Marcus nor any of the Marcus Entities have ever used franchise brokers in connection with the offer or sale of franchises.

          4.23(g)    Except as described in Schedule 4.23(g), Baymont Franchises is, in all material respects, in compliance with all Franchise Documents to which it is a party as well as all obligations and duties owing with respect to all advertising and marketing funds and other funds and cooperatives under which Baymont Franchises administers or collects monies on behalf of Franchisees, and, since January 1, 1999, none of the Marcus Entities has received any unresolved written notice of noncompliance from any Franchisee with respect to any such Franchise Document or a breach of any obligations or duties with respect to such funds that could result in a Franchise Material Adverse Effect. Through the date hereof, there are and, to the knowledge of the Marcus Entities, have been no franchise relationships to which Baymont Franchises or any of the Marcus Entities is a party, either existing, expired or terminated, that have given rise to any currently unresolved claims or disputes that could result in a Franchise Material Adverse Effect.

          4.23(h)    Except as described in Schedule 4.23(h), to the Marcus Entities' knowledge, all Franchisees are, in all material respects, in compliance with all Franchise Documents, and, since January 1, 1999, none of the Marcus Entities has delivered any unresolved notice of noncompliance with any Franchise Document or the franchise related thereto, and none of the Marcus Entities is aware of any fact, circumstance, act or omission that would give rise to a claim of noncompliance with any Franchise Documents by any present or former Franchisee that could result in a Franchise Material Adverse Effect.

          4.23(i)    Except as described in Schedule 4.10, through the date hereof, there is no Litigation pending or, to the knowledge of the Marcus Entities, threatened against Marcus or any of the Marcus Entities related to any franchise or the franchise systems of Baymont Franchises and none of the Marcus Entities has knowledge of any factual or legal basis which is reasonably likely to result in one or more Franchisees prevailing in Litigation against one or more Marcus Entity.

          4.23(j)    Except as described in Schedule 4.23(j), neither Marcus nor any of the Marcus Entities has offered, sold or granted a Baymont franchise or a Woodfield franchise outside of the United States.

          4.23(k)    Except as described in Schedule 4.23(k), neither Marcus nor any of the Marcus Entities is currently a guarantor or is otherwise party to an agreement pursuant to which it agreed to become directly or contingently liable (as a co-signor or otherwise) for the obligations of any Franchisee.

          4.23(l)    Except as described in Schedule 4.23(l), neither Marcus nor any of the Marcus Entities are currently leasing or subleasing any real or personal property to any Franchisees.

          4.23(m)    Except as described in Schedule 4.23(m), neither Marcus nor any of the Marcus Entities has any currently outstanding offer regarding, or is currently a party to, any financing arrangement with any Franchisee.

          4.23(n)    Except as described on Schedule 4.23(n), there are no area or regional representatives, development agents, regional directors or other persons or entities that currently provide support services to Franchisees on behalf of Baymont Franchises, other than employees of the various Marcus Entities.

          4.23(o)    Baymont Franchises has delivered or made available to Buyer copies of all of the Franchise Documents (or, in the case of the license agreements, the forms of such agreements, along with all modifications or amendments thereto), all of which Franchise Documents are listed in Schedule 4.23(o). All such copies are true, correct, complete and authentic reproductions of the original Franchise Documents they purport to represent. Each such Franchise Document has been duly executed by the applicable Marcus Entity and constitutes its valid and binding agreement, enforceable against it or by it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy Laws or by principles of equity that affect the enforcement of creditors' rights generally. The Franchise Documents constitute all agreements between Baymont Franchises and the Franchisees and there exist no other agreements, oral or written, between Baymont Franchises and the Franchisees.

          4.23(p)    Except as set forth in Schedule 4.23(p) or as would not constitute a Franchise Material Adverse Effect, since January 1, 1999, the Marcus Entities have complied with, and have not received any written notice from any Franchisee or Government Entity with respect to any violation or alleged violation of any federal, state, local or foreign Laws which govern the offer, sale, terms, operation, advertisement, modification, renewal, transfer or termination of franchises and business opportunities including, without limitation, the FTC Trade Regulation Rule entitled "Disclosure Requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures" and all state and foreign franchise disclosure and/or registration acts, franchise termination Laws, franchisee rights Laws, business opportunity Laws, similar Laws of other jurisdictions and all material regulations promulgated under the foregoing.

          4.23(q)    Except as set forth in Schedule 4.23(q), the purchase by Buyer of the Purchased Assets, including all Franchise Documents, will not require approval by any Franchisee.

          4.23(r)    No Franchise Document is subject to any right of rescission or termination (excluding only the express grant of termination rights contained in the Franchise Documents or by Law). Since January 1, 1999, no Franchisee has asserted in writing such a right of rescission or termination, or has asserted in writing an intention to cease operating its franchised outlet or not renew its franchise.

          4.23(s)    None of the Marcus Entities has sold, assigned, transferred, conveyed, pledged, granted a security interest in, or otherwise disposed of any interest in any of the Franchise Documents or its rights thereunder, and Baymont Franchises is the sole beneficiary of the Franchise Documents and owns the rights of the franchisor thereunder, free and clear of any Liens.

          4.23(t)    Neither Marcus nor any of the Marcus Entities nor, to the knowledge of the Marcus Entities, any of their respective agents or representatives has engaged in any fraudulent or deceptive action, error, omission, misrepresentation, practice, negligence or similar occurrence with respect to the offer or sale of any franchise to a Franchisee or in the filing, registration, execution or delivery of any material Franchise Document, franchise disclosure document or related instrument.

          4.23(u)    The Marcus Entities have, in all material respects, fully accounted for and administered in accordance with applicable Law and all applicable agreements all advertising funds and other marketing moneys contributed by Franchisees. Except as set forth in Schedule 4.23(u), prior to the date hereof, since January 1, 1999, no Franchisee has asserted a written claim with respect to the expenditure or management of any such advertising funds or marketing monies by any of the Marcus Entities and, to the knowledge of the Marcus Entities, there exists no legal or factual basis for any such claim.

          4.23(v)    Except as described in Schedule 4.23(v), no Franchise Document has been renewed, no third party renewal rights have vested under and none of the Marcus Entities has refused to consent to the renewal of any Franchise Document.

        4.24    Space Leasing.    Except as set forth on Schedule 4.24, there are no tenant leases, concessions or other occupancy agreements affecting any of the Properties.

        4.25    Bookings.    Attached as Schedule 4.25 is a correct and complete list, as of a recent date, of all on-going agreements for the use or occupancy of guest rooms (excluding such agreements as they pertain to short term transient hotel guests) and for the use of meeting and banquet facilities or other facilities at the Properties for any time after the Closing, including all deposits held by or on behalf of the Marcus Entities or the applicable Selling Joint Venture with respect thereto. Schedule 4.25 shall be updated by the Marcus Entities two business days prior to Closing and delivered to Buyer at Closing.

        4.26    Shared Facilities.    Except as set forth on Schedule 4.26, all hotel operations are conducted at the Properties, and no Property relies on the use of off-site facilities, equipment, software, systems or other property or rights not included in the Purchased Assets in order to operate the Properties as operated in accordance with past practices and to comply in all material respects with any Laws.

        4.27    Rights to Purchase.    Other than the Rights of First Refusal or consent to sale rights of Third Party Partners, no Marcus Entity or Selling Joint Venture has granted any unexpired option, right of first refusal or similar right in favor of any person or entity, other than Buyer, to purchase or otherwise acquire any of the Purchased Assets or any portion thereof or interest therein.

        4.28    Joint Ventures.    The Marcus Entities have provided to Buyer a correct and complete copy of the operating agreement or partnership agreement governing each of the Joint Ventures and each management or franchise agreement between a Joint Venture and a Marcus Entity and the Decatur, Illinois Management Contract, including all amendments and supplements to each of the foregoing.

        4.29    No Shareholder Vote.    No action or vote of the holders of any class or series of the capital stock of Marcus is necessary to approve and adopt this Agreement or to consummate the sale of the Purchased Assets and the other transactions contemplated by this Agreement and the Ancillary Agreements.

5.     REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer makes the following representations and warranties to each of the Marcus Entities, each of which is true and correct on the date hereof and shall remain true and correct in all material respects to and including the Closing Date.

        5.1    Corporate.

          5.1(a)    Organization.    Buyer is duly organized, validly existing and in good standing under the Laws of the State of Delaware

          5.1(b)    Authorization; Validity.    Buyer has all requisite power and authority under its charter documents and the Laws of its state of organization to execute and deliver this Agreement and the Ancillary Agreements as to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. No other or further act or proceeding on the part of Buyer is necessary to authorize this Agreement or the Ancillary Agreements or the consummation by it of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the Ancillary Agreements will constitute, valid and binding agreements of Buyer, enforceable against it in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy Laws or by principles of equity that affect the enforcement of creditors' rights generally.

          5.1(c)    Power.    Buyer has all requisite power to enter into this Agreement and the Ancillary Agreements to which it is a party and to carry out the transactions contemplated hereby and thereby.

        5.2    No Violation.    Neither the execution and delivery of this Agreement nor the Ancillary Agreements as to which Buyer is or will be a party, nor the performance or consummation by Buyer of the transactions contemplated hereby and thereby will (a) contravene, conflict with, or result in a breach or violation of any applicable Law or Order, or other restriction, whether written or oral, of any Government Entity, or court to which Buyer is subject, (b) contravene, conflict with or result in a violation or breach of any provision of the organizational documents of Buyer or (c) except for applicable requirements of the HSR Act, require any authorization, consent, approval, exemption or other action by or notice to any Government Entity (including, without limitation, under any "plant-closing" or similar Law).

        5.3    Financial Capability.    Buyer has cash available, which when combined with irrevocable commitments from lenders, will enable it to consummate the transactions contemplated by this Agreement and to pay the Purchase Price at Closing. Buyer is prepared to, and has the financial capability to, satisfy its obligations under the Assumed Liabilities.

        5.4    No Brokers or Finders.    Other than Lehman Brothers, neither Buyer nor any of its Affiliates has retained, employed or used any broker or finder in connection with the transactions provided for herein or the negotiation hereof. Buyer shall pay any fee or commission owing to Lehman Brothers in connection with the transactions contemplated by this Agreement, and shall jointly and severally indemnify, defend and hold harmless the Marcus Entities, the Selling Joint Ventures and each of their Affiliates from and against all Losses asserted against, resulting to, imposed upon, or incurred by the Marcus Entities, the Selling Joint Ventures or their Affiliates by reason of, arising out of or resulting from any failure to pay such fee or commission.

6.     EMPLOYEES—EMPLOYEE BENEFITS

        6.1    Employees; Affected Employees.

          6.1(a)    Schedule 6.1(a) hereto contains a list of all Persons who currently provide service to the Marcus Mid-Priced Lodging Businesses, including name, date of hire, position, site of work, status (active or inactive; if inactive, expected date of return), regularly scheduled hours per week, base compensation and current bonus opportunity and identification of whether such Person is an Employee or Contingent Worker. At or prior to the Closing the Marcus Entities shall terminate the employment of all Employees of the Marcus Mid-Priced Lodging Businesses (other than those employed at the Marcus corporate headquarters who will not become Affected Employees) and at Buyer's request, shall terminate all service agreements or contracts relating to the services of Contingent Workers in each case who are then actively employed by Marcus Entities and Selling Joint Ventures and shall pay any and all costs related thereto not specifically allocated to Buyer herein (other than to the extent Buyer does not comply with its obligations under Section 6.1(b)). Prior to the Closing Date but subject to Section 6.1(b), Buyer may, in its discretion and on such terms as it deems appropriate, offer employment to, and the Marcus Entities shall use their reasonable efforts to assist Buyer in employing as new employees of Buyer (without having to pay additional money or enter into any different or new bonus or incentive arrangements, other than as otherwise specifically contemplated herein), the Employees who are in good standing and actively employed on the day immediately preceding the Closing Date, or can reasonably be expected to return to active employment within 180 days following the Closing. Buyer's offers of employment to Employees who are actively employed must be accepted not less than one (1) week prior to Closing. Employment for those Employees who accept offers of employment shall commence on the Closing Date or such later date as may be specified by Buyer (the Closing Date and such later dates shall be referred to collectively as the "Transfer Dates"). The Marcus Entities and Buyer shall cooperate in good faith to determine their respective employment obligations with respect to Employees who are not actively employed as of the Closing ("Leave Employees"). Subject to their normal policies and practices and in compliance with all applicable Laws, the Marcus Entities shall continue the employment and remain responsible for applicable benefits of all Leave Employees. If a Leave Employee is able to return to work within 180 days of the Closing Date, Buyer shall offer employment to such Leave Employee on terms consistent with this Section 6. Notwithstanding anything to the contrary in this Section 6.1, Affected Employees (as well as other Employees, Contingent Workers and Leave Employees who, prior to the date of this Agreement, were considered to be employed "at will") shall be (or, in the case of Employees, Contingent Workers and Leave Employees who are not Affected Employees, shall continue to be) considered to be employed "at will" and nothing shall be construed to limit the ability of Buyer, the Marcus Entities or Selling Joint Ventures or any of its Affiliates to terminate the employment of any Affected Employee at any time, whether before or after Closing, for any reason, or to change their terms and conditions of employment, including, but not limited to, the levels of compensation and benefits, if any, in effect from and after the Transfer Date.

          6.1(b)    Schedule 6.1(b) lists each single site of employment employing a sufficient number of employees that an employer would have advance notice obligations under WARN or similar state or local Laws in the event of a shut down or mass layoff within the Marcus Mid-Priced Lodging Businesses acquired by Buyer. Schedule 6.1(b) sets forth, as of a recent date, for each Employee of the Marcus Mid-Priced Lodging Businesses who has suffered an "employment loss" (as defined under WARN) during the 90-day period preceding the date hereof, including: (A) the name of such Employee, (B) the date of hire of such Employee, (C) such Employee's regularly scheduled hours of employment over the six month period prior to such "employment loss," and (D) such Employee's last work site, job title, assignment and department. The Marcus Entities shall, at Closing, update Schedule 6.1(b) as of a recent date. Buyer shall make offers of employment to a sufficient number of Employees so that no notices or other obligations under WARN, or under any similar provision of any state or local Laws will be required or incurred as a result of the transactions contemplated herein or otherwise; provided, however, that such obligations shall not apply to Employees who work at the Marcus Entities' corporate headquarters in Milwaukee, Wisconsin. The parties expressly agree that Buyer's obligations hereunder apply only with respect to Employees employed at single sites of employment as listed on Schedules 6.1(a) and 6.1(b) and that the Marcus Entities shall retain liability under WARN or similar state or local Laws, insofar as they later may be determined to be applicable, for all Employees and all Contingent Workers at the Marcus Entities' Milwaukee, Wisconsin corporate headquarters.

          6.1(c)    Buyer will carry-over and recognize all unused vacation to the extent earned by Affected Employees while employed by the Marcus Entities. Affected Employees may then use such carried over vacation in accordance with Buyer's policies and procedures. The Buyer shall receive a credit, as determined in accordance with Marcus GAAP, against the Purchase Price in the amount of all vacation carried over and the Marcus Entities shall, other than the obligations associated with such credit, have no other obligations or Liabilities related to such vacation to the extent so credited. Buyer shall be responsible for all COBRA obligations with respect to Affected Employees and the applicable Marcus Entity shall be responsible for all COBRA obligations with respect to all other Employees.

          6.1(d)    Other than as required by Law or any Marcus Employee Plan/Agreement in effect as of the date hereof, all Transaction Stay/Severance Payments shall not include the offer or payment of severance or any type of termination payment to Employees to whom Buyer makes an offer of employment, regardless of whether such offer is accepted, provided that such offer (i) does not require such Employee to relocate and (ii) is for a substantially similar position and for substantially similar compensation.

        6.2    Payroll Tax.    The Marcus Entities hereby acknowledge that for FICA and FUTA Tax purposes, Buyer or a subsidiary of Buyer qualifies as a successor employer with respect to the Affected Employees. In connection with the foregoing, at Buyer's option, the Marcus Entities agree to follow or cause the Selling Joint Ventures to follow the "Alternative Procedures" set forth in Section 5 of Revenue Procedure 96-60. Buyer shall notify the Marcus Entities of its intention to follow the "Alternative Procedures" on or promptly after the Closing Date. If the "Alternative Procedures" are followed, the Marcus Entities and Buyer understand that Buyer shall assume the Marcus Entities' and the Selling Joint Ventures' entire obligation to furnish a Form W-2, Wage and Tax Statement, to the Affected Employees. In addition to all Records and Files relating to the Affected Employees that the Marcus Entities and the Selling Joint Ventures shall deliver to Buyer as of the Closing Date or as otherwise required by this Agreement, the Marcus Entities and the Selling Joint Ventures shall timely provide Buyer with any and all other information (and in such format and media) as it shall reasonably request to properly comply with the requirements in the preceding sentence, which in no event shall be more than ten (10) business days from the date of a written request for such information.

        6.3    Employee Benefit Plans.

          6.3(a)    As soon as reasonably practicable, following the Closing Date, Buyer may arrange for each Affected Employee participating in any Marcus Employee Plan/Agreement to participate in employee plans of Buyer, in Buyer's sole discretion, in accordance with the eligibility criteria thereof. If Buyer arranges for participation in such employee plans of Buyer, then (i) all such participants shall receive full credit for years of service with a Marcus Entity, Selling Joint Venture or any of its Affiliates (and service otherwise credited by such Marcus Entity, Selling Joint Venture or Affiliate) prior to the Closing Date for eligibility and vesting purposes; (ii) all such participants shall participate in such employee plans of Buyer on terms no less favorable than those offered by Buyer to similarly situated employees of Buyer; and (iii) to the extent permitted by the applicable employee plans of Buyer, Buyer shall cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any group plans to be waived with respect to such participants and their eligible dependents to the same extent that such limitations were waived under the Marcus Employee Plan/Agreement in which such Affected Employee previously participated and shall provide each participant with credit for any deductibles paid under an applicable Marcus Entity or Selling Joint Venture welfare benefit plan prior to the Closing Date for purposes of satisfying any applicable deductible, out of pocket, or similar requirements under any health plans in which such participants are eligible to participate after the Closing Date. As of the Closing, the Marcus Entities shall fully vest each Affected Employee or shall cause each Affected Employee to be fully vested in his or her benefits or accounts under any Marcus Employee Plan/Agreement that is a 401(k) plan (the "Marcus 401(k) Plan"). The Marcus Entities will cause the Marcus 401(k) Plan to permit Affected Employees to receive such distributions. Furthermore, the Marcus Entities shall cause the Marcus 401(k) Plan to be amended to the extent necessary to permit each Affected Employee who has one or more outstanding loans under such plan as of Closing to roll over the promissory note(s) evidencing such loan(s) to the 401(k) plan of Buyer. Notwithstanding anything herein to the contrary, the Marcus Entities shall have no obligation to accelerate the vesting of any of the Marcus stock options held by any Employee and all such options shall cease vesting and terminate in accordance with their terms on the Transfer Date.

          6.3(b)    Except as provided in Section 6.1(c), in no event shall Buyer or any of its Affiliates be liable for any benefits incurred or accrued by any Affected Employee under the Employee Plan/Agreements maintained by the Marcus Entities on or prior to the relevant Transfer Date. Except as provided in Section 6.1(c), the Marcus Entities, the Selling Joint Ventures and their respective Affiliates, as applicable, will remain responsible for all benefits payable to any Employees or former Employee with respect to service prior to the applicable Transfer Date and to any Employees under the Employee Plan/Agreements maintained by the Marcus Entities who do not become Affected Employees, including, in each case, the Transaction Stay/Severance Payments. The Marcus Entities, the Selling Joint Ventures and their respective Affiliates, as applicable, shall be responsible for providing any Employee or former Employee whose "qualifying event," within the meaning of Section 4980B(f) of the Code, occurs prior to the Transfer Date (and such Employee's or former Employee's "qualified beneficiaries" within the meaning of Section 4980B(f)) with continuation of group health coverage required by Section 4980B(f) under the terms of the applicable group health plan maintained by the Marcus Entities, the Selling Joint Ventures and their respective Affiliates, as applicable, and to the extent required by Law.

          6.3(c)    The Marcus Entities shall remain solely liable for any unused accrued vacation (except as provided in Section 6.1(c) above), sick or so-called "earned" time with a Marcus Entity, a Selling Joint Venture or any Affiliate thereof, including carryover accrued vacation, sick or so-called "earned" time, salaries and wages, severance or termination payments (including, without limitation, any Transaction Stay/Severance Payments), or any bonus or incentive payments or other forms of compensation or expense reimbursement with a Marcus Entity or any Affiliate thereof with respect to each Employee, including Affected Employees. Subject to Section 2.1(f), the Marcus Entities shall remain solely liable for any worker's compensation claims in respect of any injury or illness arising from any act or occurrence that occurs prior to the applicable Transfer Date.

7.     PRE-CLOSING COVENANTS

        7.1    No Change in Financial Commitment(s).    Buyer will not materially change or alter the material terms and conditions of the financing commitments referred to Section 5.3 prior to the Closing without the consent of the Marcus Entities (which consent will not be unreasonably denied, withheld or delayed provided that the Buyer's ability to consummate the transactions contemplated herein on the scheduled Closing Date is not materially and adversely affected).

        7.2    Access to Information and Records.    From the date hereof until the Closing, the Marcus Entities shall furnish, and shall cause its Affiliates and the Selling Joint Ventures to furnish, to Buyer, its officers, employees, agents, independent accountants and advisors reasonable access during normal business hours upon reasonable advance notice to the Marcus Entities to (i) all of the Purchased Assets, the Properties, Marcus Records and Files and other financial and operating data and information relating to the Marcus Mid-Priced Lodging Businesses, and (ii) all Employees (including Property-level and corporate administrative personnel) for the purpose of conducting confirmatory investigations, testing and other diligence (collectively, "Diligence"); provided, however, that the Marcus Entities shall not be obligated to provide Buyer with information or data related to the potential sale of the Marcus Mid-Priced Lodging Businesses (or any portion thereof) to any third parties; provided, however, that in each such case, the Marcus Entities shall provide written notice of the specific information or data not so provided and the specific rationale for such exclusion. Any disclosure whatsoever during such investigation by Buyer shall not constitute an enlargement or other modification of the representations or warranties or other obligations of the Marcus Entities beyond those specifically set forth in this Agreement. Buyer shall notify the Marcus Entities in writing of its intent to enter the Properties to conduct its Diligence as soon as practicable but in no event less than forty-eight (48) hours prior to such entry (unless otherwise agreed); (ii) the date and approximate time period of such Property-level Diligence shall be scheduled with the Marcus Entities; and (iii) Buyer shall comply with the insurance requirements set forth below. At the Marcus Entities' election, a representative of the Marcus Entities shall be present during any entry by Buyer or its representatives upon the Properties for Diligence. Buyer shall have the right to conduct, at its sole cost and expense, any inspections, studies or tests that Buyer deems appropriate, provided, however, that Buyer shall arrange for copies of any reports of such inspections, studies or tests to be delivered to the Marcus Entities' legal counsel at the same time they are delivered to Buyer and provided further that Buyer is not permitted to perform any sampling, boring, drilling or other physically intrusive testing into the structures or ground, including, without limitation, a so-called "Phase II" environmental assessment, without the prior consent of the Marcus Entities, which consent shall not be unreasonably withheld. Buyer shall take all necessary actions to ensure that neither it nor any of its representatives unreasonably interfere with guests or Employees of the Properties or ongoing operations occurring at the Properties. Buyer shall not cause or permit any mechanic Liens, materialmen's Liens, or other Liens to be filed against the Properties as a result of its Diligence.

          7.2(a)    To the extent within the possession or control of the Marcus Entities, the Marcus Entities have provided or will provide to Buyer, within five (5) business days after the execution and delivery of this Agreement, with respect to each of the Properties correct and complete copies of (i) the most current title insurance policies and title reports, commitments and proforma title insurance policies that update such title insurance policies, together with copies of all title exception documents listed therein in their possession, (ii) the most current survey for each Property, (iii) the most current assessments, reports and studies of the condition of the improvements for each Property including, without limitation, structural, roof, HVAC and other building systems, (iv) the most current assessments, reports and studies of the compliance for each Property with the Americans with Disabilities Act, and (v) the most current assessments, reports and studies for each Property with respect to compliance with Environmental Laws and otherwise with respect to environmental matters.

          7.2(b)    Buyer agrees to indemnify, protect, defend, and hold the Marcus Entities and the Selling Joint Ventures harmless from and against any and all Losses for physical injury or damage to Persons or tangible property suffered or incurred by any of the Marcus Entities and the Selling Joint Ventures as a result of or in connection with any activities of Buyer (including activities of any of Buyer's employees, representatives, consultants, contractors, or other agents) in conducting its Diligence, including, without limitation, mechanics' Liens, materialmen's Liens, or other Liens against the Properties as a result of its Diligence, damage to the Properties, or injury to persons or property resulting from such activities in connection therewith; provided, however, that Buyer's indemnification obligations hereunder shall not include any obligation or duty whatsoever with respect to any such Losses (including claims that any Property has declined in value) arising out of, resulting from or incurred in connection with the discovery of any existing condition at the Properties. If any Property is physically damaged as a result of Buyer's Diligence, Buyer shall, at its sole cost, promptly repair such Property to its condition existing prior to such damage to the reasonable satisfaction of the Marcus Entities. Furthermore, Buyer agrees to maintain and cause any of its representatives or agents conducting any Diligence at Properties to maintain and have in effect adequate levels of commercial general liability insurance for personal injury, including bodily injury and death, and property damage.

          7.2(c)    All information obtained by Buyer, its officers, employees, representatives, agents, consultants, contractors, independent accountants and advisors in connection with its Diligence shall be subject to the terms and conditions of the confidentiality agreement previously executed between Buyer and Marcus.

        7.3    Conduct of Business Pending the Closing.    With respect to the Marcus Mid-Priced Lodging Businesses, from the date hereof until the Closing, except as otherwise contemplated or required by this Agreement or approved in writing by Buyer (which approval shall not be unreasonably denied, withheld or delayed):

          7.3(a)    No Material Changes.    The Marcus Entities:

              7.3(a)(i)    will carry on, and will use their reasonable efforts to cause the Selling Joint Ventures to carry on, the Marcus Mid-Priced Lodging Businesses diligently and in the ordinary course of business consistent with past practice, including without limitation, pricing of guest rooms, hiring and training Property-level Employees and maintaining staffing and customer service levels, in each case in the ordinary course of business consistent with past practice;

              7.3(a)(ii)    will cause Baymont Franchises to carry on the franchise services and support activities of its franchise program (other than franchise sales activities), in each case diligently and in the ordinary course of business consistent with past practice and suspend its franchise sale activities;

              7.3(a)(iii)    will not make or institute, and will use their reasonable efforts to cause the Selling Joint Ventures not to make or institute, any material changes in their respective methods of purchase, sale, management, marketing or operation of the Marcus Mid-Priced Lodging Businesses other than those made in the ordinary course of business consistent with past practice;

              7.3(a)(iv)    will not change, and will use their reasonable efforts to cause the Selling Joint Ventures not to change, any of the accounting principles or practices used with respect to the Marcus Mid-Priced Lodging Businesses (except as required by changes in generally accepted accounting principles that become effective after the date hereof, in which case written notice shall be provided to the Buyer);

              7.3(a)(v)    will not incur, and will use their reasonable efforts to cause the Selling Joint Ventures not to incur, any amount of indebtedness for borrowed money, guarantee any debt of others, mortgage, pledge or otherwise encumber, or create or suffer any material Lien upon, any asset used in the conduct of the Marcus Mid-Priced Lodging Businesses other than debt incurred in the ordinary course of business consistent with prior practice which will not be secured by any Purchased Asset; and

              7.3(a)(vi)    subject to Sections 4.9 and 6.1 and except for the Transaction Stay/Severance Payments, will not increase the salaries, wages or other programs of a compensatory nature to any Employee, officer or Contingent Worker of the Marcus Mid-Priced Lodging Businesses (including, without limitation, any increase or change pursuant to any Employee Plan/Agreement) other than in the ordinary course of business consistent with past practice.

          7.3(b)    Maintain Organization.    The Marcus Entities will use, and will use their reasonable efforts to cause the Selling Joint Ventures to use, their reasonable efforts (without having to pay or agree to pay additional unreasonable amounts of money or agree to any new or additional unreasonably unfavorable terms or conditions, in each case, outside of the ordinary course of business) to maintain, preserve, renew and keep in favor and effect in all material respects the existence, rights and franchises of the Marcus Mid-Priced Lodging Businesses and will use, and will use their reasonable efforts to cause the Selling Joint Ventures to use, their reasonable efforts (without having to pay or agree to pay additional unreasonable amounts of money or agree to any new or additional unreasonably unfavorable terms or conditions, in each case, outside of the ordinary course of business) to preserve the organization of the Marcus Mid-Priced Lodging Businesses intact in all material respects, to keep available to Buyer the present officers and key Employees of the Marcus Mid-Priced Lodging Businesses, and to preserve in all material respects for Buyer their present relationships with suppliers, service providers and others having material business relationships with the Marcus Entities, the Selling Joint Ventures or the Marcus Mid-Priced Lodging Businesses.

          7.3(c)    No Material Breach.    The Marcus Entities will not do or omit any act and will use their reasonable efforts to cause the Selling Joint Ventures not to do or omit any act which may cause (i) a breach of any Assigned Contract that is material to the Marcus Mid-Priced Lodging Businesses or any of the Selling Joint Ventures, respectively or (ii) a breach of any representation, warranty, covenant or agreement made by the Marcus Entities herein (including with respect to the Selling Joint Ventures).

          7.3(d)    Material Contracts.    The Marcus Entities will not enter into, and will use their reasonable efforts to cause the Selling Joint Ventures not to enter into, any Contract that would be an Assigned Contract that would be material to the Marcus Mid-Priced Lodging Businesses or any of the Selling Joint Ventures, respectively except in the ordinary course of business consistent with past practice with the prior consent of Buyer, which consent shall not be unreasonably withheld.

  The Marcus Entities will not purchase, and will cause the Selling Joint Ventures not to purchase, Inventory that would be material to the Marcus Mid-Priced Lodging Businesses or any of the Selling Joint Ventures respectively outside of the ordinary course of business consistent with past practice. The Marcus Entities will not sell, and will use their reasonable efforts to cause the Selling Joint Ventures not to sell, goods or services that would be material to the Marcus Mid-Priced Lodging Businesses or any of the Selling Joint Ventures, respectively, by or on behalf of the Marcus Entities, except sales which are in the ordinary course of business consistent with past practice, including past pricing practices. Other than as contemplated or required in this Agreement, the Marcus Entities will not amend in any material respect or terminate prior to its stated termination date and will cause the Selling Joint Ventures not to so amend or terminate, any Assigned Contract that is material to the Marcus Mid-Priced Lodging Businesses or any of the Selling Joint Ventures, respectively, outside of the ordinary course of business consistent with past practices.

          7.3(e)    Maintenance of Insurance, Permits and Licenses.    The Marcus Entities shall use, and will use their reasonable efforts to cause the Selling Joint Ventures to use, their reasonable efforts to maintain in all material respects all of their insurance in effect as of the date hereof; provided, however, that the replacement or renewal of expired insurance policies with new insurance policies with terms generally consistent with industry practice shall not violate this Section 7.3(e). The Marcus Entities shall maintain in effect and, as required, renew, and shall cause the Selling Joint Ventures to so maintain and renew, all Licenses and Permits that are material to the Marcus Mid-Priced Lodging Businesses or any of the Selling Joint Ventures, respectively, and shall not allow, and shall use their reasonable efforts to cause the Selling Joint Ventures to not allow, any such License or Permit that is material to the Marcus Mid-Priced Lodging Businesses or any of the Selling Joint Ventures, respectively, to lapse or terminate.

          7.3(f)    Maintenance of Purchased Assets.    The Marcus Entities shall, and shall use their reasonable efforts to cause the Selling Joint Ventures to, use, operate, maintain and repair all Purchased Assets in a normal business manner (ordinary wear and tear, in each case taking into account age and geographical location of the Property excepted) in accordance with the ordinary course of business; provided, however, that this Section 7.3 (f) or 7.3(a)(i) shall not require the Marcus Entities to replace, improve or materially repair any Property (other than in the ordinary course of business) or to initiate any new renovation of any Property. Other than as contemplated or required by this Agreement, the Marcus Entities shall not, and shall use their reasonable efforts to cause the Selling Joint Ventures not to, sell, transfer, assign, lease or otherwise dispose of any Purchased Assets except for sales or disposals of personal property in the ordinary course of business consistent with past practices where adequate replacements are made, if necessary.

          7.3(g)    Interim Financials.    The Marcus Entities will provide Buyer with interim unaudited management-prepared periodically (i.e., four- or five-week) financial statements that contain information similar to that included in the Recent Financial Statements of the Marcus Mid-Priced Lodging Businesses prepared in accordance with Marcus GAAP as promptly as practical but no later than fifteen (15) days after the end of each four- or five-week period after the date of this Agreement.

          7.3(h)    Labor and Employment Matters.    Except to the extent, in the good faith opinion of counsel to Marcus (including its General Counsel), required by Law, the Marcus Entities shall not recognize, and shall use their reasonable efforts to cause the Selling Joint Ventures not to recognize, a labor organization as the bargaining representative of any Employees or Contingent Workers of the Marcus Mid-Priced Lodging Businesses or enter into, and shall use their reasonable efforts to cause the Selling Joint Ventures not to enter into, any collective bargaining agreement with respect to such Employees or Contingent Workers of such Business.

          7.3(i)    Confidential Information.    From the date hereof until Closing (and thereafter pursuant to, and on the terms set forth in, Section 14.1 hereof), other than as contemplated or required by this Agreement, the Marcus Entities, their Affiliates (including using their reasonable efforts to cause the Selling Joint Ventures) and their representatives will maintain the confidentiality of the Marcus Mid-Priced Lodging Businesses' confidential and proprietary information in accordance, in all material respects, with their historical practices.

          7.3(j)    Suspension of Franchise Sales.    Immediately after the parties execute this Agreement, Baymont Franchises will suspend the offer and sale of franchises. From and after the execution of this Agreement, neither Woodfield Franchises nor any other Marcus Entity will offer for sale or sell a franchise for a Woodfield Hotel or otherwise grant to any Person (other than Buyer) any right to operate a Woodfield Hotel.

          7.3(k)    Statements to Prospective Franchisees.    After the date hereof, Baymont Franchises will not continue discussions with any prospective franchisee regarding the sale of a franchise. Between the date of the Agreement and the Closing, neither Baymont Franchises nor any other Marcus Entity will enter into a franchise agreement for a Baymont Hotel or otherwise grant to any Person (other than Buyer) any right to operate a Baymont Hotel without Buyer's prior written approval, which Buyer will not unreasonably delay, but may withhold in its discretion.

          7.3(l)    Franchise Transactions.    Between the date of this Agreement and the Closing, Baymont Franchises will manage its franchise relationships in compliance in all material respects with the applicable Franchise Documents and all applicable franchise Laws.

          7.3(m)    Modification of Franchises.    Between the date of this Agreement and the Closing, Baymont Franchises will not make any material change to or waive or suspend the provisions of any Franchise Document.

        7.4    Material Consents.    In addition to the more general obligations set forth in Section 7.8 hereof, the Marcus Entities will use, and will use their reasonable efforts to cause the Selling Joint Ventures to use, their reasonable efforts from the date hereof until the Closing to obtain all Marcus Material Consents; provided, however, that the Marcus Entities and the Selling Joint Ventures shall not be required to pay or agree to pay additional unreasonable amounts of money or agree to any new or additional unreasonably unfavorable terms or conditions in order to obtain such Marcus Material Consents. Buyer shall use its reasonable efforts to cooperate in obtaining all such Marcus Material Consents; provided, however, that Buyer shall not be required to pay or agree to pay additional unreasonable amounts of money or agree to any new or additional unreasonably unfavorable terms or conditions in order to obtain such Marcus Material Consents.

        7.5    No Solicitation or Negotiations With Other Parties.    Other than with respect to Buyer and its Affiliates, the Marcus Entities represent and warrant that they, their Affiliates and their representatives have ceased any discussions or negotiations (direct and indirect) with any parties with respect to a Proposal or a sale, transfer, assignment or other disposition of one or more Properties (other than with respect to Excluded Assets). The Marcus Entities, their Affiliates and their representatives (i) have terminated any other parties' (other than Buyer and its representatives) access to the electronic data room and any other diligence materials or activities (including access to personnel, assets, Properties, reports and other information and data) related to the Mid-Priced Lodging Businesses, and (ii) will, within two business days after the date of this Agreement, requested the return or destruction of all confidential information pertaining to the Marcus Mid-Priced Lodging Businesses provided by the Marcus Entities or its representatives to any other party in connection with the evaluation, consideration and negotiation of a transaction involving the Marcus Mid-Priced Lodging Businesses or any of its material assets. From and after the date hereof, the Marcus Entities shall not, nor shall they permit any of their Affiliates to, nor shall they authorize or permit any of their officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained or utilized by it or any of its Affiliates to, directly or indirectly, (x) solicit, initiate or encourage (including by way of furnishing information which has not been previously publicly disseminated), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Proposal or any sale, transfer, assignment or other disposition of any Property (other than with respect to Excluded Assets, but, during the fifteen (15) day period beginning on the date hereof only, including the JV Properties) or (y) participate in any discussions or negotiations regarding any Proposal or any sale, transfer, assignment or other disposition of any Property (other than with respect to Excluded Assets, but, during the fifteen (15) day period beginning on the date hereof only, including the JV Properties). Notwithstanding the previous sentence, neither Marcus nor the Marcus Entities shall, in any way, be prohibited from discussing or negotiating with any party with respect to any direct or indirect acquisition or purchase of Marcus or substantially all of Marcus' assets (including the Excluded Assets), provided that any such acquisition or purchase (i) expressly excludes the Marcus Mid-Priced Lodging Businesses (and no information relating thereto is furnished to, or retained by, such party other than as it relates to this Agreement and its terms and conditions and other publicly available information), and (ii) the obligations under this Agreement will be assumed by such party in the event such transaction is consummated without relieving the Marcus Entities or Marcus of their obligations hereunder.

        7.6    Notice of Developments.

          7.6(a)    Seller Obligations.    From the date hereof until the Closing, the Marcus Entities shall promptly deliver, and shall use their reasonable efforts to cause the Selling Joint Ventures to so deliver, to the Buyer supplemental information in writing concerning events or circumstances occurring subsequent to the date hereof which would render any representation, warranty or statement in this Agreement made by the Marcus Entities (including in the schedules hereto) inaccurate in any material respect if such representation, warranty or statement were required to be made following such event or circumstance. No such supplemental information shall be deemed to cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or schedule hereto; provided that nothing in this subsection shall extend or alter the date at which any representation or warranty is made pursuant to this Agreement.

          7.6(b)    Buyer Obligations.    From the date hereof until the Closing, the Buyer shall promptly deliver to the Marcus Entities supplemental information in writing concerning events or circumstances occurring subsequent to the date hereof which would render any representation, warranty or statement in this Agreement made by Buyer inaccurate in any material respect at any time after the date of this Agreement until the Closing Date. No such supplemental information shall be deemed to cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement; provided that nothing in this subsection shall extend or alter the date at which any representation or warranty is made pursuant to this Agreement.

        7.7    HSR Act Filings.    Each of the parties hereto undertakes and agrees to file as soon as reasonably practicable, and in any event prior to July 26, 2004, a Notification and Report Form under the HSR Act with the FTC and the Antitrust Division. Each of the parties hereto shall (a) respond as promptly as reasonably practicable to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters, and (b) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto (subject to applicable Law). The Marcus Entities shall use, and shall use their reasonable efforts to cause the Joint Ventures to use, their respective reasonable efforts to obtain and furnish the information required to be included in all filings and submissions contemplated by this Section 7.7. Each party shall (a) promptly notify the other parties of any communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other Government Entity and, subject to applicable Law, permit the other parties to review in advance any proposed written communication to any of the foregoing; (b) not agree to participate in any substantive meeting or discussion with any governmental authority in respect of any filings, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless it consults with the other parties in advance and, to the extent permitted by such Government Entity, gives the other parties the opportunity to attend and participate thereat; and (c) furnish the other parties with copies of all correspondence, filings, and communications between them and their Affiliates and their respective representatives on the one hand, and any Government Entity or members or their respective staffs on the other hand, with respect to this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, in no event shall the Buyer be required to sell, divest or otherwise dispose of any assets, businesses or lines of business in order to comply with the foregoing, nor shall the Buyer be required to agree to or observe any restrictions or limitations on its ability to conduct or engage in any line of business in order to comply with the foregoing. Buyer shall pay all of the filing fees associated with any filings under the HSR Act, provided that each party shall pay its own costs and expenses related to the preparation of such reports.

        7.8    Additional Agreements.    Subject to the terms and conditions herein provided including Sections 1.3 and 7.4, each of the parties hereto agrees to use, and the Marcus Entities agree to use their reasonable efforts to cause the Selling Joint Ventures to use, its reasonable efforts to take, or cause to be taken, all material actions and to do, or cause to be done, all material things reasonably necessary, proper or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement and to cooperate, and the Marcus Entities agree to use their reasonable efforts to cause the Selling Joint Ventures to cooperate with each other in connection with the foregoing, including the taking of such material actions as are required under this Agreement to obtain any necessary approvals, orders, exemptions, assignments and authorizations by or from any public or private third party, including, without limitation, any that are required to be obtained under any federal, state or local Law or any Assigned Contracts to which a Marcus Entity or a Selling Joint Venture is a party or by which any of their respective properties or assets are bound, to defend, and the Marcus Entities agree to use their reasonable efforts to cause the Selling Joint Ventures to defend, all Litigation challenging this Agreement or the consummation of the transactions contemplated by this Agreement and to use their reasonable efforts to cause to be lifted or rescinded any injunction or restraining order or other Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement.

        7.9    Adverse Diligence Discoveries.

          7.9(a)    Definitions; Interpretation.

            7.9(a)(i)    Adverse Diligence Discovery.    There shall be deemed to be an "Adverse Diligence Discovery" if Buyer's Diligence discloses that any of the representations and warranties of the Marcus Entities (including with respect to the Marcus Entities, their Affiliates and the Selling Joint Ventures) in Article 4 of this Agreement is breached; provided, however, that for purposes of this Section 7.9(a) only, any knowledge qualifications or limitations contained in the representations and warranties of the Marcus Entities (i.e., the words "to the Marcus Entities' knowledge" or "to the knowledge of the Marcus Entities" and words of similar import) shall be ignored and shall be deemed deleted from such representations and warranties. Notwithstanding the foregoing, an Adverse Diligence Discovery under this Section 7.9(a) shall exclude the condition of the case goods (including furniture, fixtures and equipment, etc.) and soft goods (including carpeting, bedding and linens, etc.); provided that, except as provided in Section 11.2, no other representations, warranties, covenants, conditions, rights or other obligations under this Agreement shall be affected by this exclusion.

            7.9(a)(ii)    Adverse Diligence Discovery Amount.    "Adverse Diligence Discovery Amount" shall mean, with respect to any Property, the sum of (i) with respect to all Adverse Diligence Discoveries that are susceptible to reasonable cure, the aggregate amount of all reasonable costs and expenses to reasonably cure all of such Adverse Diligence Discoveries and (ii) with respect to all Adverse Diligence Discoveries that are not susceptible to reasonable cure, either (x) the aggregate adverse impact on the operational value of such Property, or (y) with respect to Adverse Diligence Discoveries relating to a breach of Section 4.12(a) (but only with respect to Environmental Laws and Hazardous Substances released in violation of any Environmental Law or which release requires any so-called "response action" (which may include remediation) under any Environmental Law or other requirement of any Government Entity) or Section 4.12(c), the value of such Property in each case as determined pursuant to Section 7.9(d).

            7.9(a)(iii)    Excluded Diligence Amounts.    "Excluded Diligence Amounts" shall mean any Adverse Diligence Discovery Amount related to an Adverse Diligence Discovery resulting from (w) a breach of the Excepted Representations and Warranties; (x) any fraud, intentional misrepresentation or a deliberate or willful breach by the Marcus Entities of any of their representations, warranties or covenants under this Agreement; and (y) any failure by Marcus Entities to pay, perform and discharge when due any of the Specifically Identified Excluded Liabilities.

            7.9(a)(iv)    Reasonable Cure; Reasonably Cured.    When used herein, "reasonable" cure or "reasonably" cure will, as appropriate, allow the Marcus Entities to repair all items or conditions that constituted the Adverse Diligence Discovery and shall not require the Marcus Entities to cure an Advance Due Diligence Discovery based on a "replacement cost" standard or otherwise replace an item except if such replacement would be reasonably necessary to effect such cure.

          7.9(b)    Notice.    Buyer shall give written notice to the Marcus Entities of any Adverse Diligence Discovery promptly after obtaining knowledge thereof, and, in any event, on or before three (3) business days prior to the scheduled Closing Date. In the event of an Adverse Diligence Discovery during the three (3) business days prior to the scheduled Closing Date, such Adverse Diligence Discovery shall be addressed promptly following the Closing in accordance with this Section 7.9. Such written notice shall, to the extent known to Buyer, contain the information otherwise required under Section 11.5(a) for an indemnification claim under Article 11.

          7.9(c)    Right to Cure.    To the extent that an Adverse Diligence Discovery is susceptible to reasonable cure prior to Closing, then, the Marcus Entities may (in their sole discretion) attempt to effect such reasonable cure prior to Closing, and all documented out-of-pocket third party costs incurred in connection with such reasonable cure attempt shall be (i) borne by the party that would be required to bear the impact of such Adverse Diligence Discovery pursuant to this Section 7.9 if such Adverse Diligence Discovery were not reasonably cured and (ii) made available to Buyer. In the event that an Adverse Diligence Discovery is not reasonably cured by any efforts of the Marcus Entities prior to Closing, the provisions of this Section 7.9 shall apply with respect to such Adverse Diligence Discovery.

          7.9(d)    Investigation; Dispute Resolution.

            7.9(d)(i)    Investigation.    Upon receipt of any notice pursuant to and in compliance with Section 7.9(b), the Marcus Entities shall have three (3) business days to investigate the Adverse Diligence Discovery summarized therein. Buyer shall make available to the Marcus

    Entities and their authorized representatives, the information relied upon by the Buyer to substantiate all Adverse Diligence Discoveries summarized in any such notices, as well as any other information bearing thereon reasonably requested by the Marcus Entities and then available to Buyer.

            7.9(d)(ii)    Mutual Resolution of Disputes.    If and to the extent the Marcus Entities and Buyer do not agree on (a) any Adverse Diligence Discovery Amount, (b) whether any Adverse Diligence Discovery is susceptible to reasonable cure or (c) what is required to reasonably cure an Adverse Diligence Discovery, then the Chief Financial Officer and General Counsel of each of the Marcus Entities and Buyer shall meet in person or telephonically as soon as reasonably practical in order to mutually resolve such disagreement.

            7.9(d)(iii)    Third Party Resolution of Disputes.    If and to the extent the process summarized in Section 7.9(d)(ii) does not resolve the parties' disagreement and any Adverse Diligence Discovery has not been reasonably cured on or before Closing by the Marcus Entities, then the following dispute resolution procedures shall apply:

              7.9(d)(iii)(A)    Adverse Diligence Discoveries Effect Upon Certain Properties.    If an Adverse Diligence Discovery is of a nature that prevents the transfer to Buyer of good title to a Property hereunder in accordance with this Agreement, then the applicable Property shall be excluded from this Agreement and the Purchase Price reduced by the portion of the Purchase Price allocated thereto pursuant to Exhibit D, subject to the limitations set forth in Section 7.9(g) . Such excluded Property shall either be subject to Section 14.16 or, if the parties mutually agree, then the Closing solely with respect to such Property shall be delayed to a mutually agreed upon date.

              7.9(d)(iii)(B)    Disputes Regarding Adverse Diligence Discoveries.    To the extent that Section 7.9(d)(iii)(A) is inapplicable, either the Marcus Entities or Buyer may initiate the process set forth in this Section 7.9(d)(iii)(B) at any time by giving notice (the "Appraisal Notice") to the other party. Within five (5) business days after an Appraisal Notice is given, the Marcus Entities and Buyer each shall provide to Horwath Hospitality Investment Advisors, or such other independent valuation expert mutually agreed to by the parties (the "Valuation Expert"), with a copy to the other party, its opinion (each an "Adverse Impact Opinion") as to the Adverse Diligence Discovery Amount (the "Adverse Diligence Discovery Value Impact"), together with such supporting documentation as they may desire to provide. If one party fails to deliver its Adverse Impact Opinion within such five (5) business day period but the other party has timely delivered its Adverse Impact Opinion, then the Adverse Diligence Discovery Value Impact shall automatically and conclusively be deemed to be the amount set forth in the Adverse Impact Opinion so delivered by such party. If both parties have timely delivered their Adverse Impact Opinions to the Valuation Expert, then the Adverse Diligence Discovery Value Impact shall be determined "baseball style" such that the Valuation Expert must choose as the Adverse Diligence Discovery Value Impact the amount set forth in either the Marcus Entities' or Buyer's Adverse Impact Opinion, and shall have no right to make any other determination as to the Adverse Diligence Discovery Value Impact. The Valuation Expert shall choose the Adverse Diligence Discovery Value Impact set forth in either the Marcus Entities' or Buyer's Adverse Impact Opinion within five (5) Business Days after the delivery of both of the Adverse Impact Opinions, and such determination shall be final and binding on the Marcus Entities and Buyer, without any Liability to the Valuation Expert.

          7.9(e)    Purchase Price Adjustment.

            7.9(e)(i)    Non-Excluded Diligence Amounts.    If the Adverse Diligence Discovery Amount (excluding Excluded Diligence Amounts) is:

                7.9(e)(i)(A)    less than or equal to Four Million Dollars ($4,000,000) (such amount is the "Adverse Diligence Discovery Deductible"), then the Marcus Entities and Buyer shall proceed to Closing and the Purchase Price shall be reduced by (A) $0 plus (B) the aggregate Excluded Diligence Amounts;

                7.9(e)(i)(B)    more than the Adverse Diligence Discovery Deductible but less than or equal to Forty-Four Million Dollars ($44,000,000) (the "Adverse Diligence Discovery Cap"), then the Marcus Entities and Buyer shall proceed to Closing, except that the Purchase Price shall be reduced by (A) the amount by which the Adverse Diligence Discovery Amount exceeds the Adverse Diligence Discovery Deductible plus (B) the aggregate Excluded Diligence Amounts; or

                7.9(e)(i)(C)    exceeds the Adverse Diligence Discovery Cap, then Buyer may, within five (5) days after it is determined that the Adverse Diligence Discovery Amount (excluding Excluded Diligence Amounts) exceeds the Adverse Diligence Discovery Cap pursuant to this Section 7.9, send to the Marcus Entities notice of its election to proceed to Closing, in which case the Purchase Price shall be reduced by an amount equal to the sum of (A) Forty Million Dollars ($40,000,000) plus (B) the aggregate Excluded Diligence Amounts. If no such notice is sent by such deadline, or if Buyer otherwise declines to make such election, then this Agreement may be terminated by either Buyer or the Marcus Entities in its entirety, in which event the Escrow Company will return the Earnest Money Deposit to Buyer, whereupon this Agreement shall terminate and the parties shall have no further obligations or liabilities under this Agreement except those that expressly survive termination of this Agreement.

            7.9(e)(ii)    Excluded Diligence Amount Deductible and Cap.    The Marcus Entities shall be fully liable for all Excluded Diligence Amounts; provided, however, that if the aggregate Excluded Diligence Amounts equal or exceed the cash Purchase Price, then the Marcus Entities may terminate this Agreement, in which event the Escrow Company will return the Earnest Money Deposit to Buyer, whereupon this Agreement shall terminate and the parties shall have no further obligations or liabilities under this Agreement except those that expressly survive termination of this Agreement.

          7.9(f)    Exclusion of Properties.    Notwithstanding anything to the contrary contained in this Agreement (but subject to the Marcus Entities' right to reasonably cure under Section 7.9(c)), in addition to the foregoing rights and remedies, if the aggregate Adverse Diligence Discovery Amount with respect to any Property resulting from Adverse Diligence Discoveries with respect to the representations and warranties of the Marcus Entities in Section 4.12(a) (but only with respect to Environmental Laws and Hazardous Substances released in violation of Environmental Law or which release requires any so-called "response action" (which may include remediation) under any Environmental Law or other requirement of any Government Entity is required to be remediated pursuant to any Environmental Law), Section 4.12(c) or Section 4.13 (with respect to the first sentence only) exceeds 17.5% of the portion of the Purchase Price allocated to the applicable Property pursuant to Exhibit D, then at Buyer's request such Property shall be excluded from this Agreement and the Purchase Price shall be reduced by the portion of the Purchase Price allocated thereto pursuant to Exhibit D subject to the limitations set forth in Section 7.9(g); provided, however, that, for purposes of this Section 7.9(f) only, any knowledge, materiality (including any material adverse effect) and/or similar qualifications or limitations contained in the representations and warranties of the Marcus Entities in Sections 4.12(a), 4.12(c) and 4.13 (with respect to the first sentence only) shall be ignored and shall be deemed deleted from each such representation and warranty. All such Excluded Properties excluded pursuant to this Section 7.9(f) shall either be subject to Section 14.16 or, if the parties mutually agree, then the Closing solely with respect to such Property shall be delayed to a mutually agreed upon date.

          7.9(g)    Right to Terminate.    Notwithstanding anything to the contrary contained in this Agreement, if more than nine (9) Properties (or such other higher number mutually agreed upon by Buyer and the Marcus Entities) are excluded from this Agreement or the Purchase Price is to be reduced by more than Forty Million Dollars ($40,000,000) (excluding Purchase Price reductions due to Excluded Diligence Amounts) pursuant to this Article 7 and/or Article 10, then either the Marcus Entities or Buyer shall have the right to terminate this Agreement in its entirety by giving written notice to such effect to the other party, in which event the Escrow Company will return the Earnest Money Deposit to Buyer, whereupon this Agreement shall terminate and the parties shall have no further obligations or liabilities under this Agreement except those that expressly survive termination of this Agreement.

        7.10    Meeting With Franchisees.    After the parties publicly announce the transactions contemplated by this Agreement, the Marcus Entities will cooperate with Buyer in arranging, at Buyer's sole cost, regional, local and one-on-one meetings with each of the Franchisees (including the Franchisee of the Baymont Hotel located in Decatur, Illinois). The Marcus Entities shall have the right, but not the obligation, to send at least one senior executive of Baymont Franchises or Baymont Hotels to each meeting.

        7.11    Liquor License; Other Licenses and Permits.    Subject to Section 1.3, as promptly as practicable following the date of this Agreement, Buyer shall complete, execute and file with the applicable liquor licensing authority all necessary applications for transfer of all liquor licenses, each of which are listed on Schedule 7.11 (each a "Liquor License") held by any of the Marcus Entities for the service or provision of alcoholic beverages at any of the Properties or the issuance of a new Liquor License to Buyer. Buyer specifically acknowledges and agrees that the transfer of the Liquor License to Buyer on the Closing Date shall not be a condition to Buyer's obligation to close the transaction contemplated under this Agreement; provided, however, that if the parties are unable to cause the transfer of the existing Liquor Licenses to Buyer or its designee on the Closing Date or to cause the issuance of a new Liquor License to Buyer or its designee as of the Closing Date, then the Marcus Entities and Buyer shall reasonably cooperate in good faith to implement arrangements whereby the appropriate license holding Marcus Entities shall manage the purchase, sale and service of alcoholic beverages at the Properties where liquor is currently being served on behalf of Buyer or its designee following the Closing Date pending the transfer of the existing Liquor Licenses to Buyer or its designee or the issuance of new Liquor Licenses to Buyer or its designee; provided, however, that such arrangements shall comply with customary practices utilized on hotel purchase and sale transactions in the jurisdictions in which the Properties are located and applicable Laws. Without limiting the foregoing, such arrangements may include entering into an Interim Beverage Services Agreement in the form attached hereto as Exhibit E, which form shall be modified as mutually and reasonably agreed by the parties to reflect custom and practice in each applicable jurisdiction. Buyer and the Marcus Entities shall use reasonable efforts to effect the transfer of all Licenses and Permits to Buyer (other than Licenses and Permits that are not transferable under applicable Law) and to enable Buyer to obtain new Licenses and Permits to replace any nontransferable License and Permits.

        7.12    Integration and Interface Development.    From the date hereof until the Closing, the parties shall cooperate and use reasonable efforts to effect an efficient integration of the Marcus Mid-Priced Lodging Businesses into Buyer's operations. Such cooperation and efforts shall include, without limitation, reasonable efforts to cooperate with respect to (i) the exchange of human resources related information (including information to facilitate the extension by Buyer of offers of employment to certain Employees); (ii) the training of Affected Employees; (iii) the implementation of the workplan attached hereto as Exhibit F, as the same may be amended or supplemented by the mutual agreement of the parties prior to the Closing to facilitate the integration and interface development; and (iv) the development or modification of interfaces between the relevant information technology systems of the Marcus Mid-Priced Lodging Businesses and such systems of Buyer (including, without limitation, the installation of software, communication links, hardware and other systems and source codes). Nothing in this Section 7.12 shall require the Marcus Entities or other Selling Joint Ventures to pay any of their Employees overtime or pay or agree to pay additional unreasonable amounts of money or agree to any new or additional unreasonably unfavorable terms or conditions.

        7.13    Letters of Credit.    To the extent that there are letters of credit supporting the obligations of other parties to any of the Assigned Contracts and subject to Section 1.3, the Marcus Entities shall use reasonable efforts to deliver one of the following for each such letter of credit: (i) if such letter of credit is, by its terms, assignable, such letter of credit together with a duly executed assignment of such letter of credit which cites Buyer as the beneficiary thereof or (ii), if such letter of credit is not, by its terms, assignable to Buyer, such letter of credit together with a commitment in form reasonably satisfactory to Buyer by the bank issuing such letter of credit to reissue such letter of credit with Buyer as the beneficiary thereof upon surrender of the outstanding letter of credit, in which case the Marcus Entities agree to surrender such letter of credit at Closing. Buyer shall use reasonable efforts to assist the Marcus Entities in obtaining any such replacement letters of credit including, without limitation, exercising Buyer's rights and remedies under the applicable Assigned Contract in order to cause the Assigned Contract counterparty to obtain any replacement letter of credit.

        7.14    Subdivision Properties.    Buyer and the Marcus Entities hereby acknowledge that the Baymont Hotels and Woodfield Hotels located on the Real Property described in Schedule 7.14 hereto (individually, a "Subdivision Property," and collectively, the "Subdivision Properties") are not legally divided parcels of land such that the Baymont Hotel facility or Woodfield Hotel facility, as applicable, is legally separate from the immediately adjacent land and/or land and improvements.

          7.14(a)    Boundaries of Parcels.    Prior to Closing, Buyer and the Marcus Entities shall mutually agree upon the boundaries of the portion of each Subdivision Property (including the land and improvements thereon) to be conveyed to Buyer (individually, a "Buyer's Subdivision Parcel", and collectively, the "Buyer's Subdivision Parcels"), and that portion (including the land and improvements thereon) to be retained by the applicable Marcus Entity (individually, a "Retained Subdivision Parcel", and collectively, the "Retained Subdivision Parcels"). Notwithstanding the foregoing, the parties hereby acknowledge and agree that all improvements comprising each Baymont Hotel facility or Woodfield Hotel facility, as applicable, and all related parking spaces required by local zoning ordinances and otherwise used in the operation of the Baymont Hotel facility or Woodfield Hotel facility, as appropriate, consistent with past practice, shall be included within the boundaries of each Buyer's Subdivision Parcel, and each Buyer's Subdivision Parcel shall comply with all zoning Laws, subdivision Laws and other Laws applicable thereto. In addition, the parties hereby acknowledge and agree that each Buyer's Subdivision Parcel shall abut directly on a public way, with curb cuts that comply with all Laws, or shall have direct access to a public way pursuant to a valid easement of record reasonably acceptable to Buyer, which easement shall be included as an insured parcel in the title insurance policy issued pursuant to Section 8.10 hereof. The boundaries of each Buyer's Subdivision Parcel shall also be sufficient: (i) to permit the Escrow Company to issue to Buyer the title insurance policy required under Section 8.10 hereof including, to the extent available in such jurisdiction under applicable Laws, a zoning 3.1 endorsement with parking, and an access endorsement insuring access, either directly or through an insured easement, to a public way, or to the extent such endorsements are not available in such jurisdictions, written confirmation from the applicable municipal zoning administrator/land use planning department confirming that such Buyer's Subdivision Parcel complies with all applicable zoning and land division ordinances; and (ii) for the surveyor to issue an updated ALTA/ACSM survey of the Subdivision Property showing such subdivision. Any reciprocal easement agreements, shared parking agreements or similar easements or agreements affecting any Buyer's Subdivision Parcel and entered into in connection with such land division shall be subject to the reasonable mutual approval of the Marcus Entities and Buyer.

          7.14(b)    Land Division Process.    The Marcus Entities shall commence, and shall use reasonable best efforts to pursue to completion at their sole cost and expense, the land division of each Subdivision Property in accordance with the mutually agreed-upon plans and boundaries, and otherwise in accordance with all Laws applicable to each Subdivision Property. Buyer agrees to reasonably cooperate, at no cost to Buyer, with the Marcus Entities in obtaining all necessary approvals of the land division and conveyance of the Buyer's Subdivision Parcels to Buyer.

          7.14(c)    Treatment of Subdivision Properties at Closing.    At Closing, to the extent any Subdivision Properties have not then been legally divided in accordance with the requirements of this Section 7.14, Buyer or an Affiliate, as tenant, and the applicable Marcus Entity, as landlord, shall enter into a lease agreement in the form attached hereto as Exhibit G, providing for annual rent of One Dollar ($1.00), pursuant to which Buyer or an Affiliate shall lease from the applicable Marcus Entity, and the applicable Marcus Entity shall lease to Buyer, Buyer's Subdivision Parcel including all improvements thereon, and all Owned Personal Property, Inventory and Computer Software, and the Marcus Entities shall deliver to Buyer the applicable documents set forth in Section 12.1 and all related Contracts, Personal Property Leases, Records and Files, Licenses and Permits, Warranties and future Bookings and other intangible rights and assets, each to the extent the same would be transferred to Buyer if such Buyer's Subdivision Parcel would be a Property conveyed to Buyer on the Closing Date, located at or used in connection with the operation of the applicable Buyer's Subdivision Parcel until such time as the land division is approved by all applicable Government Entities and otherwise meets the requirements of this Section 7.14, and Buyer's Subdivision Parcel may be legally conveyed to Buyer, or such lease is terminated as provided in Section 7.14(e). To the extent such items cannot be leased or conveyed to Buyer, as applicable, the Marcus Entities shall also take such efforts as would be required by Section 1.3 as if such Buyer's Subdivision Parcel were a Property. At Closing, Buyer shall deposit into escrow with the Escrow Company the portion of the Purchase Price (net of all prorations required hereunder) allocated to each Subdivision Property pursuant to Exhibit D, that has not then been legally divided and approved by all applicable Government Entities and otherwise satisfies the requirements of this Section 7.14, which portion of the Purchase Price shall be held by the Escrow Company, in escrow, pending final approval of the land division and the satisfaction of the other requirements of this Section 7.14 with respect to such Subdivision Property, and conveyance of such Buyer's Subdivision Parcel to Buyer, or the return of such funds to Buyer as provided in Section 7.14(e).

          7.14(d)    Conveyance Upon Receipt of Approvals.    Promptly after receiving all necessary approvals from all applicable Government Entities, and the satisfaction of the other requirements in this Section 7.14, relative to each Subdivision Property: (i) Buyer and the Marcus Entities shall jointly instruct the Escrow Company to release to the Marcus Entities such portion of the Purchase Price, along with all interest thereon (which shall be reported as income of the Marcus Entities), allocated to the Subdivision Property for which all necessary approvals have been obtained, and (ii) the Marcus Entities shall deliver to Buyer a deed and a bill of sale, in the forms required under this Agreement, together with such tax declaration forms as may be required by applicable Laws, conveying or assigning, as appropriate, to Buyer Buyer's Subdivision Parcel and the other property leased by Buyer or an Affiliate relative to such Buyer's Subdivision Parcel pursuant to Section 7.14(c), as well as the title company affidavits required under Section 12.1(x) and other ancillary documents provided for in Section 12.1 to the extent applicable.

          7.14(e)    Failure to Obtain Approvals.    At any time upon the written agreement of Buyer and the Marcus Entities, or in the event the Marcus Entities are unable to obtain, on or before the Termination Date (as defined in Exhibit G), approval of all applicable Government Entities of the land division of any Subdivision Property in accordance with the terms and requirements of this Section 7.14 relative to such Subdivision Property, then at Buyer's election, either:

              7.14(e)(i)    the applicable Subdivision Property shall be excluded from this Agreement, and the Marcus Entities and Buyer shall jointly instruct the Escrow Company to release to Buyer such portion of the Purchase Price allocated to such Subdivision Property, including all interest thereon (but minus any outstanding amounts due to the applicable Marcus Entity under the terms of the lease between the applicable Marcus Entity and Buyer (or its Affiliate)), and adjusted for the reproration of the items provided in Section 12.3 hereof as of the time of the termination of the applicable lease and the transfer of possession back to the applicable Marcus Entity), and such excluded Subdivision Property shall be an Excluded Property subject to Section 14.16, the lease with respect thereto shall be automatically terminated, and all related Contracts, Personal Property Leases, Records and Files, Licenses and Permits, Warranties and future Bookings and other intangible rights and assets shall be assigned back to and be assumed by the Marcus Entities; or

              7.14(e)(ii)    the Marcus Entities shall: (a) sell the building and other real property improvements located on the applicable Buyer's Subdivision Parcel and the associated Owned Personal Property, Inventory, and Computer Software and, to the extent not previously assigned to Buyer, shall assign to Buyer all Contracts, Personal Property Leases, Records and Files, Licenses and Permits, Warranties, Bookings and other general intangible rights and assets used in connection with the ownership or operation of the applicable Buyer's Subdivision Parcel, in each case pursuant to the documents and procedures set forth in Sections 12.1 and 12.2, for an aggregate purchase price equal to the component of the Purchase Price allocated to such Subdivision Property in Exhibit D times a fraction, the numerator of which is the amount allocated to such building and other real property improvements, and to the associated Owned Personal Property and the other aforementioned items, each to the extent not previously conveyed to Buyer pursuant to Section 3.5, and the denominator of which is the total amount (i.e., land, improvements and associated Owned Personal Property) allocated to such Subdivision Property pursuant to Section 3.5, and (b) enter into a ninety-nine (99) year "financeable" ground lease with Buyer for Buyer's Subdivision Parcel upon the terms and conditions set forth in this Section 7.14(e)(ii), and upon such other terms and conditions as may be mutually and reasonably agreed upon by the applicable Marcus Entity and Buyer. In no event would the Marcus Entities be required to subordinate their fee interest in Buyer's Subdivision Parcel subject to such ground lease to any mortgage or deed of trust financing of Buyer. Any such ground lease shall be sufficient for Buyer to obtain a leasehold title insurance policy insuring such leasehold interest consistent with the provisions of Section 8.10 hereof, and otherwise reasonably satisfactory to both parties thereto, and shall provide for rent which, if paid over the term of such ground lease, would provide the Marcus Entities with total rent, discounted to present value using a discount rate of 6.5%, equal to the component of the Purchase Price allocated to such Subdivision Property in Exhibit D times a fraction, the numerator of which is the amount allocated to the land portion of such Subdivision Property pursuant to Section 3.5 and the denominator of which is the total amount (i.e land, improvements and associated Owned Personal Property) allocated to such Subdivision Property pursuant to Section 3.5. If the parties cannot agree on any of the terms of such "financeable" ground lease, then, at either party's election, such dispute shall be resolved by binding arbitration pursuant to Section 15.

          7.14(f)    Marcus Entities Representations and Warranties.    Notwithstanding that Buyer's Subdivision Parcels may be leased to Buyer pursuant to this Section 7.14, Buyer shall have the right to bring claims for breaches of the representations and warranties and covenants of the Marcus Entities pursuant to Article 11 hereof as if Buyer had purchased Buyer's Subdivision Parcels at Closing, and such claims shall be subject to all of the provisions of Article 11 of this Agreement as if Buyer had purchased Buyer's Subdivision Parcels; provided, however, that with respect to any claims for breaches of any representations and warranties and covenants of the Marcus Entities contained herein that apply solely to the physical condition of or compliance with laws of a specific Buyer's Subdivision Parcel, the Marcus Entities shall have no obligation to make any indemnification for any Losses relating thereto, and such claims shall be ignored for purposes of determining whether the Deductible and Indemnification Cap have been met, unless Buyer shall have, prior to undertaking any work or incurring any cost to effectuate a cure of such breach, notified the Marcus Entities in writing of such breach and provided the Marcus Entities with the opportunity to cure the same, and the Marcus Entities fail to cure the same as provided in this Section. Upon receipt of Buyer's written notice of such breach, the Marcus Entities shall have the option to undertake and perform such work or take such actions, at the sole expense of the Marcus Entities, as may be necessary to effect a reasonable cure; provided that: (i) Buyer shall have the right to approve, in its reasonable discretion, the scope of work proposed by the Marcus Entities, and (ii) the Marcus Entities shall promptly commence, and diligently prosecute to completion, the work set forth in the scope of work approved by Buyer. In the event the Marcus Entities take no action to propose a scope of work or commence action to cure the breach within thirty (30) days after Buyer delivers to the Marcus Entities written notice of the same, Buyer may undertake such work, and/or incur such costs, as deemed reasonably necessary by Buyer to cure the same. In such case, Buyer shall have the right to bring a claim for the breach of the representations and warranties and covenants of the Marcus Entities pursuant to Article 11 hereof as if Buyer had purchased the applicable Buyer's Subdivision Parcel at Closing, and such claim shall be subject to all of the provisions of Article 11 of this Agreement as if Buyer had purchased the applicable Buyer's Subdivision Parcel at Closing. Notwithstanding anything to the contrary set forth above, to the extent that any claim by Buyer for breaches of any representations and warranties or covenants of the Marcus Entities apply solely to defects in the physical condition of or the noncompliance with Laws of the improvements on a specific Buyer's Subdivision Parcel, and the consequence of such breach results in an emergency situation that requires immediate repairs to the applicable building or other improvements in order to avoid imminent injury to persons or further damage to property, then Buyer shall have the right to institute such emergency repairs immediately as long as it promptly provides notice to the Marcus Entities thereof.

        7.15    Restrictions on Real Property.    Buyer hereby acknowledges and agrees that no Use Restricted Property shall, for a period of fifteen (15) years after the Closing Date, be used or operated in any manner other than as a hotel or lodging facility and uses ancillary thereto (including, but not limited to, restaurant and food service uses), without the prior written consent of the Marcus Entities, which consent shall not be unreasonably withheld. Such limitations on use of the Use Restricted Properties shall automatically terminate as of the fifteenth (15th) anniversary of the Closing Date. Buyer also acknowledges and agrees that the Marcus Entities shall execute and deliver to Buyer, at Closing, a recordable restrictive covenant to such effect in form reasonably acceptable to Buyer. Buyer from time to time after the Closing Date, at the request of the Marcus Entities shall execute and deliver further instruments, and take such other actions, consistent with this provision to evidence Buyer's agreement hereunder. The Marcus Entities hereby acknowledge and agree that no Retained Real Property adjacent to, or located within 1/4 mile of, any Use Restricted Property shall, for a period of fifteen (15) years after the Closing Date, be used or operated as a Competing Hotel without the prior written consent of Buyer. Such limitations on use of each Retained Real Property adjacent to, or located within 1/4 mile of, any Use Restricted Property shall automatically terminate as of the fifteenth (15th) anniversary of the Closing Date. The Marcus Entities also hereby acknowledge and agree that the Marcus Entities shall execute and deliver to Buyer at Closing, a recordable restrictive covenant to such effect in form reasonably acceptable to Buyer. The Marcus Entities from time to time after the Closing Date, at the request of Buyer shall execute and deliver further instruments, and take such other actions, consistent with this provision to evidence the Marcus Entities' agreement hereunder.

        7.16    Data Room Web Site.    The Marcus Entities shall notify Buyer of any new documents or materials posted on the data room web site maintained by the Marcus Entities within 24 hours of such posting.

        7.17    New Ovations Agreements.    If Buyer desires to continue to offer, as rewards under the Ovations programs, rewards provided by Affiliates of the Marcus Entities, then prior to Closing, Buyer and such Affiliates shall negotiate mutually agreed upon contracts (the "New Ovations Agreements") governing such rewards.

        7.18    Change in Officers.    The Marcus Entities shall give Buyers prompt notice of any change in any personnel at the general manager position or any more senior position in the Marcus Mid-Priced Lodging Businesses.

        7.19    Further Assurances.    The Marcus Entities from time to time prior to the Closing, at the request of Buyer, shall cooperate with and provide assistance to Buyer in removing the Purchased Assets from the Marcus Entities' or the Selling Joint Ventures' premises (or wherever located).

        7.20    Property-Level Contracts.    Promptly after the date hereof, the Marcus Entities shall use reasonable efforts (including soliciting information from each general manager) to deliver a list of all Assigned Contracts, a list of all Marcus Personal Property Leases, a list of all Selling Joint Venture Personal Property Leases, a list of all Assigned Licenses and Permits and a list of all Bookings, in each case not otherwise included in the applicable Schedules relating to such item.

        7.21    Disclosure of Transaction Stay/Severance Plan.    Subject to Section 6.1(d), the Marcus Entities shall, promptly after finalizing any formal plan pursuant to which any Transaction Stay/Severance Payments are made, disclose such plan to Buyer.

8.     CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

        Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of each of the following conditions:

        8.1    Representations and Warranties True on the Closing Date.    Each of the representations and warranties made by the Marcus Entities (including with respect to Marcus, its Affiliates and the Joint Ventures) in Article 4 of this Agreement shall be true and correct when made and shall be true and correct at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, except (a) for any changes permitted by the terms of this Agreement consented to in writing by Buyer or (b) to the extent any failure of such representations and warranties to be true and correct in all material respects would not have a Material Adverse Effect.

        8.2    Compliance With Agreement.    The Marcus Entities shall have performed and complied with all of their agreements and obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date, except to the extent that any failure to perform or comply with such agreements or obligations has been consented to in writing by Buyer or would not have a Material Adverse Effect.

        8.3    Absence of Litigation.    No Litigation or investigation by any Government Entity shall have been commenced and shall be continuing or shall be threatened in writing against Buyer, any of the Marcus Entities, any of the Joint Ventures, Marcus or any of their respective Affiliates wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) restrict, prevent or prohibit consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, (iii) have a Material Adverse Effect, or (iv) require the Buyer, upon consummation of any of the transactions contemplated by this Agreement, to hold separate or dispose of any of the assets of the Marcus Mid-Priced Lodging Businesses or impose limitations on the ability of the Buyer to control in any respect the business, assets or operations of the Marcus Mid-Priced Lodging Businesses, and no such judgment, order, decree, stipulation or injunction shall be in effect.

        8.4    HSR Waiting Period.    All applicable waiting periods (and any extensions thereof) related to the HSR Act shall have expired or otherwise been terminated.

        8.5    Leases Relative to Subdivision Properties.    The applicable Marcus Entities holding fee simple title to the Subdivision Properties shall have entered into leases for each of the Buyer's Subdivision Parcels in the form attached hereto as Exhibit G.

        8.6    Closing Documents.    The Marcus Entities shall have delivered or caused to be delivered the documents specified in Section 12.1 hereof.

        8.7    Consents, etc.    Any consent, authorization, order or approval of (or filing or registration with) any third party identified in Schedule 8.7 shall have been obtained, at the Marcus Entities' sole cost.

        8.8    Acts of Terror.    Since the date of the Agreement, there shall have not occurred any acts of terror targeting two or more Properties that have a Material Adverse Effect or could reasonably be expected to have a Material Adverse Effect.

        8.9    Estoppel Certificates.    Receipt by Buyer of estoppel certificates in form and substance reasonably satisfactory to Buyer from (a) each of the lessors under the Real Property Leases, and (b) counterparties to any reciprocal easement or shared use agreement or similar agreement affecting any of the Properties.

        8.10    Title Insurance Policies.    The willingness of the Escrow Company to issue to Buyer, at customary title company rates, standard ALTA 1992 form (or if such form is not available in a particular jurisdiction under applicable Laws, the form customarily used in such jurisdiction) owner's insurance policies insuring good and marketable fee simple (or leasehold in the case of the Properties subject to the Real Property Leases) title on each of the Properties, subject only to the Permitted Real Property Liens and such other exceptions to title as are permissible under the provisions of this Agreement and as are consistent with the representations and warranties and covenants of the Marcus Entities in this Agreement with respect to title, and including owners' comprehensive, zoning form 3.1, same as survey, creditor's rights, access, contiguity, subdivision and utility endorsements to the extent such endorsements are available under applicable Laws governing the issuance of title insurance in each state where a Property is located, deletion of standard exceptions and, if applicable, so-called "gap" coverage.

        8.11    Employee Data.    The Marcus Entities shall deliver to Buyer in a machine readable format not less than ten (10) business days prior to Closing such information regarding Affected Employees as is set forth in Schedule 6.1(a).

9.     CONDITIONS PRECEDENT TO THE MARCUS ENTITIES' OBLIGATIONS

        Each and every obligation of the Marcus Entities to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of each of the following conditions:

        9.1    Representations and Warranties True on the Closing Date.    Each of the representations and warranties made by Buyer in Article 5 of this Agreement shall be true and correct when made and shall be true and correct at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, except (a) for any changes permitted by the terms of this Agreement consented to in writing by the Marcus Entities or (b) to the extent any failure of such representations and warranties to be true and correct in all material respects would not have a Material Adverse Effect.

        9.2    Compliance With Agreement.    Buyer shall have performed and complied with all of its agreements and obligations under this Agreement which are to be performed or complied with by Buyer prior to or on the Closing Date, except to the extent that any failure to perform or comply with such agreements or obligations have been consented to in writing by the Marcus Entities or would not restrict, prevent or prohibit Buyer's ability to consummate the transactions contemplated by this Agreement or would not have a Material Adverse Effect.

        9.3    Absence of Litigation.    No Litigation or investigation by any Government Entity shall have been commenced and shall be continuing or shall be threatened in writing against Buyer, the Marcus Entities, the Joint Ventures, Marcus or any of their respective Affiliates with respect to the transactions contemplated hereby which would restrict, prevent, or prohibit the consummation of the transactions contemplated by this Agreement.

        9.4    HSR Waiting Period.    All applicable waiting periods (and extensions thereof) related to the HSR Act shall have expired or otherwise been terminated.

        9.5    Leases Relative to Subdivision Properties.    Buyer shall have entered into the leases described in Section 8.5 for each of the Buyer's Subdivision Parcels in the form attached hereto as Exhibit G.

        9.6    Closing Documents.    The Buyer shall have delivered or caused to be delivered the cash portions of the Purchase Price contemplated by Section 12.2(a) and the documents specified in Section 12.2.

10.   RISK OF LOSS

        10.1    Casualty.    If, at any time after the date of this Agreement and prior to Closing or earlier termination of this Agreement, any Property or any material portion thereof is damaged or destroyed by fire or any other casualty (a "Casualty"), the Marcus Entities shall give written notice of such Casualty to Buyer promptly after the occurrence of such Casualty.

          10.1(a)    Material Casualty.    If the estimated amount required to fully repair or restore the Property damaged by such Casualty to its condition immediately prior to such Casualty, as reasonably agreed to by the Marcus Entities and the Buyer, equals or exceeds 17.5% of the portion of the Purchase Price allocated to the applicable Property pursuant to Exhibit D (a "Material Casualty") and the Casualty was not caused by Buyer or any person that conducted inspections by or on behalf of Buyer, or their respective employees or agents, then Buyer shall have the right to elect, by providing written notice to the Marcus Entities within ten (10) Business Days after Buyer's receipt of the Marcus Entities' written notice of such Casualty and the Parties' agreement on the estimated cost to repair or restore, to (a) cause the affected Property to be excluded from this Agreement and reduce the Purchase Price by the amount thereof allocated to such Property subject to limits in Section 7.9(g) (in which case the Property shall either be an Excluded Property subject to Section 14.16 or, if the parties mutually agree, then the Closing solely with respect to such Property shall be delayed to a mutually agreed upon date), or (b) proceed to Closing, in which case the Marcus Entities shall (i) provide Buyer with a credit against the Purchase Price in an amount equal to the applicable insurance deductible, and (ii) transfer and assign to Buyer all of the Marcus Entities' right, title and interest in and to all claims and proceeds from all casualty and lost profits insurance policies maintained by the Marcus Entities with respect to the affected Property, except those proceeds allocable to lost profits and costs incurred by the Marcus Entities for the period prior to the Closing. If Buyer fails to provide written notice of its election to the Marcus Entities within such time period, then Buyer shall be deemed to have elected to proceed to Closing pursuant to clause (b) of the preceding sentence. If the Closing is scheduled to occur within Buyer's ten (10) day election period, the Closing Date, with respect to such Property only, shall be postponed until the date which is five (5) Business Days after the expiration of such ten (10) day election period. If the Marcus Entities and the Buyer are unable to agree on the estimated costs to repair or restore as provided herein within ten (10) Business Days after Buyer's receipt of the Marcus Entities' written notice of such Casualty, the determination of the estimated costs to repair or restore shall be made by the Valuation Expert as promptly as possible thereafter and the Closing, with respect to such Property only, shall be extended accordingly.

          10.1(b)    Non-Material Casualty.    In the event of any (i) Casualty which is not a Material Casualty, or (ii) Material Casualty which is caused by Buyer or any person that conducted inspections by or on behalf of Buyer, or their respective employees or agents, then Buyer shall not have the right to terminate this Agreement, but shall proceed to Closing, in which case the Marcus Entities shall (A) provide Buyer with a credit against the Purchase Price (except if such Casualty is caused by Buyer or any Person that conducted inspections and/or Diligence by or on behalf of Buyer) in an amount equal to the applicable insurance deductible plus any uninsured amount of the repair or restoration cost, and (B) transfer and assign to Buyer all of the Marcus Entities' right, title and interest in and to all claims and proceeds from all casualty and lost profits insurance policies maintained by the Marcus Entities with respect to the applicable Property, except those proceeds allocable to any lost profits or costs incurred by the Marcus Entities for the period prior to the Closing. If the Marcus Entities and the Buyer are unable to agree on the estimated costs to repair or restore as provided herein, the determination of the estimated costs to repair or restore shall be made by the Valuation Expert prior to the Closing Date.

        10.2    Condemnation.    If, at any time after the date of this Agreement and prior to Closing, any Government Entity commences any condemnation proceeding or other proceeding in eminent domain with respect to all or any portion of a Property (a "Condemnation"), the Marcus Entities shall give written notice of such Condemnation to Buyer promptly after the Marcus Entities receive notice of such Condemnation.

          10.2(a)    Material Condemnation.    If the Condemnation would result in the loss in value of more than 17.5% of the portion of the Purchase Price allocated to the applicable Property pursuant to Exhibit D (a "Material Condemnation"), then Buyer shall have the right to elect, by providing written notice to the Marcus Entities within ten (10) Business Days after Buyer's receipt of the Marcus Entities' written notice of such Condemnation and agreement on the loss in operational value (if applicable), to (A) reduce the Purchase Price by the amount thereof allocated to such Property subject to conditions in Section 7.9(g), in which case the Property shall be an Excluded Property subject to Section 14.16 or (B) proceed to Closing, without terminating this Agreement, in which case the Marcus Entities shall assign to Buyer all of the Marcus Entities' right, title and interest in all claims, proceeds and awards from such Condemnation. If Buyer fails to provide written notice of its election to the Marcus Entities within such time period, then Buyer shall be deemed to have elected to proceed to Closing pursuant to clause (B) of the preceding sentence. If the Closing is scheduled to occur within Buyer's ten (10) day election period, the

  Closing shall be postponed until the date which is five (5) Business Days after the expiration of such ten (10) day election period. If the Marcus Entities and the Buyer are unable to agree on the loss in value (if applicable) as provided herein within ten (10) Business Days after Buyer's receipt of the Marcus Entities' written notice of such Condemnation, the determination of such loss in value shall be made pursuant to the dispute resolution process described in Section 7.9(d)(ii) and 7.9(d)(iii).

          10.2(b)    Non-Material Condemnation.    In the event of any Condemnation other than a Material Condemnation, Buyer shall not have the right to terminate this Agreement, but shall proceed to Closing, in which case the Marcus Entities shall assign to Buyer all of the Marcus Entities' right, title and interest in all claims, proceeds and awards from such Condemnation.

11.   SURVIVAL; INDEMNIFICATION

        11.1    Survival.    All of the representations and warranties of the Buyer and Marcus Entities contained in this Agreement shall survive the Closing (even if the Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing, other than knowledge of Adverse Diligence Discoveries for which the Purchase Price was adjusted) and continue in full force and effect for a period of 12 months thereafter; provided, however, that the representations and warranties of the Marcus Entities contained in Section 4.12(c) shall survive the Closing (even if the Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing, other than knowledge of Adverse Diligence Discoveries for which the Purchase Price was adjusted) and continue in full force and effect for a period of 24 months thereafter; provided, however, that the representations and warranties of the Marcus Entities contained in Sections 4.6, 4.17, 4.20, 4.23(a), 4.23(d), 4.23(p), 4.23(t) and 4.23(u) (with respect to Section 4.23(u) only, only the first sentence thereof, and only to the extent related solely to events that occurred prior to the date hereof) shall survive the Closing (even if the Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing, other than knowledge of Adverse Diligence Discoveries for which the Purchase Price was adjusted) and continue in full force and effect until sixty (60) days after the expiration of the applicable statute of limitations; provided further, however, that there shall be no limitation as to time for any claims pursuant to this Article 11 relating to, arising out of or resulting from (u) breaches of the Excepted Representations and Warranties (even if Buyer knew or had any reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing, other than knowledge of Adverse Diligence Discoveries for which the Purchase Price was adjusted); (v) fraud or intentional misrepresentation by the Marcus Entities of any of their representations, warranties or covenants in this Agreement; (w) deliberate or willful breach by the Marcus Entities of any of their representations, warranties or covenants in this Agreement; (x) the breach of any covenant of the Marcus Entities contained in this Agreement (excluding, solely for purposes of this provision (x), Articles 4, 8, 9, 15 (other than Sections 15.6 and 15.7), 16, 17 (other than Sections 17.2, 17.3, 17.5, 17.7, 17.8, 17.9, 17.13, 17.18 and 17.19) and Sections 3.1, 3.2, 13.1, and 13.2(b))); (y) any claim asserted or instituted against Buyer or any of its properties or assets by a third party seeking to assert, or claiming ownership or rights to ownership of any of the Purchased Assets; and (z) any of the Marcus Entities' or Selling Joint Ventures' failure to pay, perform and discharge, when due, any of the Excluded Liabilities, but only to the extent that such Excluded Liabilities are Specifically Identified Excluded Liabilities. Subject to the limitations set forth in the preceding sentence, claims with respect to the pre-Closing covenants of this Agreement may be made only through the date that is twelve (12) months after the Closing. Each Party's indemnification obligations with respect to representations, warranties, covenants, and obligations in this Agreement shall survive until the applicable representation, warranty, covenant or obligation period ends pursuant to this Section; provided, however, that if an Indemnified Party (as defined below) delivers to an Indemnifying Party (as defined below), before expiration of a representation or warranty, either a notice of claim based upon a breach of such representation or warranty, or a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, the Indemnified Party reasonably expects to incur Liabilities, including those as a result of claims, as a result of a breach of such representation or warranty (an "Expected Claim Notice") that includes the information required by, and otherwise complies with, Section 11.5(a), then such representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such Expected Claim Notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party.

        11.2    Indemnification By the Marcus Entities.    Subject to the terms and conditions of this Article 11, from and after the Closing Date, the Marcus Entities hereby agree to jointly and severally indemnify, defend and hold harmless Buyer and each of its Affiliates from and against all Losses (including without limitation reasonable amounts paid to enforce the provisions of this Article 11, subject to a determination under Section 11.5) asserted against, resulting from, imposed upon, or incurred by Buyer, its Affiliates, the Marcus Mid-Priced Lodging Businesses, the Purchased Assets transferred to Buyer pursuant to this Agreement, by reason of, arising out of or resulting from: (a) fraud or intentional misrepresentation by the Marcus Entities of any of their representations, warranties or covenants under this Agreement; (b) a deliberate or willful breach by the Marcus Entities of any of their representations, warranties or covenants under this Agreement; (c) the inaccuracy or breach of any representation or warranty of the Marcus Entities contained in or made pursuant to Article 4 of this Agreement (excluding any representation or warranty to the extent related to the condition of case goods (including furniture, fixtures and equipment, etc.) and soft goods (including carpeting, bedding and linens, etc.); provided, that, other than as set forth in Section 7.9, no other representations, warranties, covenants, conditions, rights or other obligations under this Agreement shall be affected by this exclusion; (d) the breach of any covenant of the Marcus Entities contained in this Agreement (excluding, solely for purposes of this provision (d), Articles 4, 8, 9, 15 (other than Sections 15.6 and 15.7), 16, 17 (other than Sections 17.2, 17.3, 17.5, 17.7, 17.8, 17.9, 17.13, 17.18 and 17.19) and Sections 3.1, 3.2, 13.1, and 13.2(b))); (e) any Marcus Entities' or Selling Joint Ventures' failure to pay, perform and discharge, when due, any of the Excluded Liabilities; (f) any Marcus Entities or Selling Joint Ventures' failure to pay, perform and discharge, when due any of the Excluded Liabilities that are not Specifically Identified Excluded Liabilities; (g) any claim by any third party seeking to assert, or claiming ownership or rights to ownership of any Purchased Asset; and (h) any claim asserted or instituted against Buyer, or any of its properties or assets, by any third party related to any Excluded Liability; provided, however, that no indemnification shall be available from Marcus Entities under this Section 11.2 for any Liability to the extent accounted for in a Purchase Price adjustment pursuant to Section 7.9.

        11.3    Indemnification By Buyer.    Subject to the terms and conditions of this Article 11 from and after the Closing Date, Buyer hereby agrees to indemnify, defend and hold harmless the Marcus Entities and each of its Affiliates from and against all Losses (including without limitation reasonable amounts paid to enforce the provisions of this Article 11, subject to a determination under Section 11.5) asserted against, resulting from, imposed upon or incurred by any such person, directly or indirectly, by reason of or resulting from (a) fraud or intentional misrepresentation by Buyer of any of its representations, warranties or covenants under this Agreement; (b) a deliberate or willful breach by the Buyer of any of its representations, warranties or covenants under this Agreement; (c) the inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement; (d) the breach of any covenant of Buyer in this Agreement (excluding, solely for purposes of this provision (d), Articles 5, 8, 9, 15 (other than Sections 15.6 and 15.7) , 16, 17 (other than Sections 17.2, 17.3, 17.5, 17.7, 17.8, 17.9, 17.13, 17.18 and 17.19) and Sections 3.1, 3.2, 13.1, and 13.2(a)); (e) Buyer's failure to pay, perform and discharge, when due, any of the Assumed Liabilities; or (f) any claim asserted or instituted against the Marcus Entities, or any of their properties or assets, by any third party related to any Assumed Liability.

        11.4    Indemnification of Third Party Claims.    The following provisions shall apply solely to any claim subject to indemnification which is (i) Litigation filed or instituted by any third party or (ii) any other form of Litigation instituted by any Government Entity:

          11.4(a)    Notice and Defense.    The party or parties to be indemnified (whether one or more, the "Indemnified Party") will give the party from whom indemnification is sought (the "Indemnifying Party") written notice of any such claim within 30 days of becoming aware of any such claim, and the Indemnifying Party will undertake the defense thereof by representatives chosen by it unless the Indemnifying Party disputes the propriety of such claim for indemnification against it under the provisions of this Article 11 (in which case the provisions of Section 11.5 shall govern the resolution of such disputed indemnification claim). To the extent the Indemnifying Party undertakes the defense of such claim and for so long as the Indemnifying Party is defending any such claim actively and in good faith, the Indemnified Party shall not settle or agree to an adjudication of such claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such claim, and shall in other respects give reasonable cooperation in such defense.

          11.4(b)    Failure to Defend.    If the Indemnifying Party, within a reasonable time after notice of any such claim, fails to defend such claim actively and in good faith or if the claim for indemnification against it is otherwise disputed by the Indemnifying Party, then the Indemnified Party will (upon further notice) have the right to undertake the defense of the claim subject to its rights against the Indemnifying Party under this Article 11. In such event, the Indemnified Party shall not settle or compromise any such claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

          11.4(c)    Right to Participate.    Notwithstanding a party's responsibility for the defense of a claim, the other party shall have the right to participate, at its own expense and with its own counsel, in the defense of a claim and the party having responsibility for defense of the claim (the "Defending Party") shall consult with the other party from time to time on all material matters relating to the defense of such claim. The Defending Party shall provide the other party with copies of all pleadings and material correspondence relating to such claim.

        11.5    Claims Procedure.    The following exclusive procedure shall govern any and all indemnification claims against an Indemnifying Party which may be brought pursuant to the provisions of this Agreement:

          11.5(a)    Notice.    The Indemnified Party shall give written notice to the Indemnifying Party of all claims, whether between the parties or raised by a third party, that could constitute a claim for indemnification under this Article 11 within 30 days of becoming aware of such claim. The written notice shall specify to the extent known by the Indemnified Party (i) the factual basis for such claim and the alleged violation of this Agreement; (ii) the dollar amount of the claim and the basis therefor; and (iii) copies of all underlying correspondence or communication from a third party or otherwise with respect to the foundation of such claim.

          11.5(b)    Determination Procedure.    With respect to indemnification claims between the parties, following receipt of notice from the Indemnified Party of a claim, the Indemnifying Party shall have 30 days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. With respect to indemnification claims relating to the claims of third parties, the Indemnifying Party shall have a reasonable period, given the nature of the third party claim and any response time required by such third party, to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For purposes of such investigation, the Indemnified Party agrees to make available to the Indemnifying Party and/or its authorized representatives the information relied upon by the Indemnified Party to substantiate the claim, as well as any other information bearing thereon reasonably requested by the Indemnifying Party. If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of such investigation period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, then the Indemnifying Party shall immediately pay to the Indemnified Party the full amount of the claim, less any applicable Deductible (as defined in Section 11.6(b)) and subject to the limitations herein. If the Indemnified Party and the Indemnifying Party do not agree within 30 days from the date of a claim hereunder (or any mutually agreed upon extension thereof, including subsequent to the final determination of a third-party indemnification claim), then the Indemnified Party and the Indemnifying Party shall appoint a panel of three neutral arbitrators (one selected by the Indemnified Party, one by the Indemnifying Party and one by the first two arbitrators) and the arbitrators thus appointed shall settle the dispute, provided that any other specific dispute resolution procedures expressly specified elsewhere in this Agreement shall govern the matters covered thereby. If the Indemnified Party and the Indemnifying Party, or any one of them, are unwilling or unable to appoint an arbitrator, or if a duly appointed arbitrator refuses to act or is incapable of acting and the Indemnified Party and the Indemnifying Party, or any of them, are unwilling or unable to concur in or agree upon the appointment of a new arbitrator to fill the vacancy, or any appointment is not made within 15 business days after service of a written notice to concur in or agree upon the appointment of an arbitrator or a new arbitrator, as the case may be, application may be made by either party to a court of competent jurisdiction for the appointment of an arbitrator or a new arbitrator, as the case may be. The arbitration shall be conducted in New York, New York pursuant to the Commercial Arbitration Rules of the American Arbitration Association of New York. The decision of the arbitrators shall be final, conclusive and binding upon the parties. Any expenses of such arbitration including, without limitation, the fees of the arbitrators and, if determined appropriate by the arbitrators, the reasonable costs of the non-prevailing party, as the case may be, shall be paid by either the Indemnifying Party or Indemnified Party as determined appropriate by the arbitrators.

        11.6    Limitations on Indemnification.    The following limitations shall apply to all claims for indemnification under this Article 11:

          11.6(a)    Time Limitation.    No claim or action for indemnification shall be brought under this Article 11 after the requisite survival period set forth in Section 11.1.

          11.6(b)    Amount Limitation.    Buyer shall not be entitled to indemnification under Section 11.2 unless the Marcus Entities' indemnification obligations to Buyer pursuant to such Section 11.2 exceeds the amount (the "Deductible"), if any, equal to (i) Four Million Dollars ($4,000,000) less (ii) the aggregate of any Adverse Diligence Discovery Amount actually borne by Buyer (either due to the lack of a Purchase Price adjustment on account of any Adverse Diligence Discoveries or because Buyer bears the cost of any reasonable cure) pursuant to the provisions of Section 7.9, and then only to the extent that the aggregate of such indemnification obligations exceed the Deductible. The Marcus Entities' indemnification obligations under Section 11.2. shall be limited to the amount (the "Indemnification Cap"), if any, equal to (a) Forty Million Dollars ($40,000,000) less (b) any Adverse Diligence Discovery Amount actually borne by the Marcus Entities (either due to a Purchase Price adjustment on account of Adverse Diligence Discoveries except for a purchase price adjustment as a result of a Property becoming an Excluded Property or because the Marcus Entities bear the cost of any reasonable cure) pursuant to the provisions of Section 7.9 (excluding Excluded Diligence Amounts). Notwithstanding the foregoing, the Marcus Entities shall be fully liable for, and the Deductible and Indemnification Cap shall not apply to, any claims for indemnification made by Buyer pursuant to this Article 11 relating to, arising out of or resulting from (u) breaches of the Excepted Representations and Warranties (even if Buyer knew or had any reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing, other than knowledge of Adverse Diligence Discoveries for which the Purchase Price was adjusted); (v) fraud or intentional misrepresentation by the Marcus Entities of any of their representations, warranties or covenants in this Agreement; (w) deliberate or willful breach by the Marcus Entities of any of their representations, warranties or covenants in this Agreement; (x) the breach of any covenant of the Marcus Entities contained in this Agreement (excluding, solely for purposes of this provision (x), Articles 4, 8, 9, 15 (other than Sections 15.6 and 15.7), 16, 17 (other than Sections 17.2, 17.3, 17.5, 17.7, 17.8, 17.9, 17.13, 17.18 and 17.19) and Sections 3.1, 3.2, 13.1, and 13.2(b))); (y) any claim by any third party seeking to assert, or claiming ownership or rights to ownership of any of the Purchased Assets; and (z) any of the Marcus Entities' or Selling Joint Ventures' failure to pay, perform and discharge, when due, any of the Specifically Identified Excluded Liabilities, it being acknowledged and agreed to that the Excluded Liabilities that are not Specifically Identified Excluded Liabilities shall be subject to the limitations of this Section 11.6(b).

          11.6(c)    Insurance and Tax Effect.    The obligation of any Indemnifying Party to indemnify the Indemnified Party against any claim under this Article 11 shall be reduced by the full amount of any insurance proceeds actually collected or to be collected pursuant to a valid claim provided that the insurer has acknowledged liability in writing by the Indemnified Party with respect to such claim; provided that the Indemnified Party shall only be required to use its reasonable efforts to pursue such insurance. In the event that an Indemnified Party receives insurance proceeds with respect to a claim for which the Indemnified Party has previously received indemnification pursuant to this Article 11, such Indemnified Party shall promptly reimburse the Indemnifying Party for the amount of such indemnification to the extent of such insurance proceeds. All claims for indemnification hereunder against any Indemnifying Party shall be reduced to take into account any net cash Tax benefits receivable by the Indemnified Party as a result of such claim or the underlying reasons therefor.

        11.7    Exclusivity of Indemnification.    Except with respect to breaches of representations, warranties or covenants in this Agreement involving fraud, intentional misrepresentation or a deliberate or willful breach, indemnification under this Article 11 shall be the exclusive means of recovery (except with respect to any equitable remedy sought by any party) by either party against the other for any breach or violation, or alleged breach or violation, of the representations, warranties and covenants under this Agreement after the Closing Date and shall be in lieu of any other common law or statutory rights or remedies.

12.   CLOSING

        The Closing of the transactions contemplated herein shall be conditioned upon (i) the conditions precedent set forth in Articles 8 and 9 being satisfied or waived in writing and (ii) Buyer receiving, on or prior to ten (10) days prior to the Closing Date, with respect to each of the Properties: (a) title insurance commitments; (b) updated ALTA surveys; (c) Phase I environmental reports and (d) property condition reports; provided, however, that Closing shall not be delayed beyond the Outside Date as a result of Buyer's failure to receive any of the items in clauses (ii)(c) and (ii)(d) and failures to receive any of the items in clauses (ii)(a) and (ii)(b) shall have the effect provided elsewhere in this Agreement. Subject to rescheduling that may be required by the previous sentence, the closing of this transaction (the "Closing") shall take place at the offices of Foley & Lardner LLP, 777 East Wisconsin Avenue, Milwaukee Wisconsin 53202, at 9:00 a.m. on August 16, 2004 or at such other time and place as the parties hereto shall agree upon. Such date is referred to in this Agreement as the "Closing Date." A pre-Closing shall be conducted on the day prior to the Closing Date at which all documents and other items to be delivered at Closing will be inspected and preapproved by all of the parties. The Closing shall be deemed to be effective for all business, accounting, financial, Tax, legal and other purposes as of 12:01 a.m. on the Closing Date.

        12.1    Deliveries by the Marcus Entities.    At the Closing, the Marcus Entities shall deliver, or cause to be delivered, to Buyer the following items in each case duly executed or otherwise in form and substance reasonably satisfactory to Buyer:

          12.1(a)    Leases.    The leases required by Section 8.5.

          12.1(b)    Deeds.    Warranty deeds to the Owned Real Property.

          12.1(c)    Bill of Sale.    One or more mutually agreed upon assignments and bills of sale, duly executed by the Marcus Entities and the Selling Joint Ventures.

          12.1(d)    Assignment of Leases.    Subject to Section 1.3, one or more assignments of leases, duly executed by the Marcus Entities, and, if applicable, the Selling Joint Ventures and, if required, with the consent of the landlords under the leases being assigned and, with respect to the Real Property Leases, landlord estoppels.

          12.1(e)    Contracts.    Original, fully executed copies of all Assigned Contracts (or copies if originals are not available) in the possession of the Marcus Entities or the Selling Joint Ventures will be made available to Buyer.

          12.1(f)    Licenses and Permits.    Subject to Section 1.3, the Assigned Licenses and Permits.

          12.1(g)    Assignment of the Assigned Contracts, Licenses and Permits.    Subject to Sections 1.3, 7.4, 7.8 and 7.11, a general assignment of the Assigned Contracts, Licenses and Permits and other intangibles executed by the Marcus Entities, and if applicable, the Selling Joint Ventures.

          12.1(h)    Environmental Disclosure Forms.    Duly executed environmental disclosure forms, as and to the extent required by applicable Law will be made available to Buyer.

          12.1(i)    Certificates of Occupancy.    Copies of the final duly issued certificates of occupancy for each Property, as and to the extent required by applicable Law will be made available to Buyer.

          12.1(j)    Articles of Formation; Authorizing Resolutions.    Copies of the charter or other organizational documents of each Marcus Entity and Selling Joint Venture and all amendments thereto, and resolutions adopted by the board of directors, managers or members thereof, as applicable, approving this Agreement and the transactions contemplated hereby, in each case duly certified by that entity's Secretary.

          12.1(k)    Good Standing Certificates.    Certificates from the state of organization of the Marcus Entities evidencing that such entities are in good standing in that state as of recent dates prior to the Closing.

          12.1(l)    Incumbency Certificates.    A certificate executed on behalf of each Marcus Entity as to the incumbency, and authenticating the signatures of, the officers thereof executing this Agreement and the Ancillary Agreements delivered hereunder on behalf of such entity. If any officer of any Selling Joint Venture is required to execute one or more Ancillary Agreements, then the Marcus Entities shall also submit such a certificate with respect to such officer.

          12.1(m)    Section 1445(b) Certifications.    Non-foreign person affidavits for the Marcus Entities and Selling Joint Ventures complying with Section 1445(b) of the Code.

          12.1(n)    Bring Down Certificate.    Certificates duly executed by officers of the Marcus Entities confirming the matters set forth in Sections 8.1 and 8.2.

          12.1(o)    Consents.    All Marcus Material Consents and such other consents as have been received by the Marcus Entities in fulfilling their obligations under Sections 1.3 and 7.4 hereof.

          12.1(p)    Transition Services Agreement.    The Transition Services Agreement in substantially the form attached as Exhibit H hereto duly executed by Marcus and such Affiliates of Marcus as are necessary to perform the services contemplated thereby.

          12.1(q)    Trade Right Assignment.    Assignments of all Marcus Trade Rights.

          12.1(r)    Opinion of Counsel to Marcus and the Marcus Entities.    An opinion of Foley and Lardner LLP substantially in the form attached hereto as Exhibit C-1.

          12.1(s)    Administered Fund Documents.    Copies of all financial statements and accountings, including statements of receipts, income, disbursements and an accounting of the contributions and expenditures as of or within five (5) days prior to the Closing Date of all advertising and marketing funds and other funds and cooperatives under which Baymont Franchises administers or collects monies on behalf of Franchisees, and fully-executed original copies of all documents necessary to transfer fully Baymont Franchise's dominion, control and possession of such monies will be made available to Buyer.

          12.1(t)    Notices.    Notices to lessors under the Personal Property Leases and to the other parties to Assigned Contracts (and other parties reasonably requested by Buyer) of change in ownership of the Properties, to the extent requested by Buyer will be made available to Buyer.

          12.1(u)    Transfer Tax Declarations.    Any required real estate transfer Tax declarations or similar documentation required to evidence the payment of any Tax imposed by any Government Entity, together with any change of ownership statements required under applicable Law.

          12.1(v)    Closing Statement.    The Preliminary Closing Statement, executed by the Marcus Entities.

          12.1(w)    Original Documents, Keys, etc.    To the extent not previously delivered to Buyer, all originals (or copies if originals are not available), of the Real Property Leases, Personal Property Leases, Records and Files, Licenses and Permits, written employment contracts for Affected Employees, keys and lock combinations (which shall be delivered at each Property) in the Marcus Entities' possession or control will be made available to Buyer.

          12.1(x)    Title Company Affidavits.    Such instruments, documents, affidavits and certificates as may be reasonably required by Chicago Title Insurance Company insuring title hereunder as a condition to the issuance of the title insurance policies to Buyer consistent with the terms of this

  Agreement including, without limitation, customary affidavits as to parties in possession and mechanics' liens and a so-called "gap indemnity" in customary form.

          12.1(y)    Estoppels.    Originals of all estoppels required to be delivered to Buyer at or prior to Closing pursuant to this Agreement or otherwise received by the Marcus Entities.

          12.1(z)    New Ovations Agreements.    The New Ovations Agreements, executed by the Marcus Entities, if applicable.

          12.1(aa)    Forms I-9.    Completed Form I-9s and other health and safety files required by the Occupational Safety and Health Act to be (or reasonably requested to be) delivered to Buyer with respect to the Affected Employees.

          12.1(bb)    Letters of Credit.    The documents, if any, required by Section 7.13.

          12.1(cc)    Other Documents.    All other documents, instruments or writings required to be delivered or made available to Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Buyer may reasonably request sufficiently in advance of Closing or which are reasonably required to effectuate the transactions described herein.

        12.2    Deliveries by Buyer.    At the Closing, Buyer shall deliver to the Marcus Entities the following items, in each case duly executed or otherwise in form and substance reasonably satisfactory to the Marcus Entities:

          12.2(a)    Purchase Price.    The Closing Date Cash Amount as required by Section 3.2(c) hereof.

          12.2(b)    Earnest Money Escrow Instructions.    The written instructions required to have the Earnest Money Deposit wired to the Marcus Entities on the Closing Date.

          12.2(c)    Assumption of Liabilities.    An assumption of the Assumed Liabilities (which will exclude any Liabilities under any Assigned Contract, Assigned Permit or License for which consent is required but which has not been obtained prior to the Closing), duly executed by Buyer.

          12.2(d)    Incumbency Certificate.    A certificate executed on behalf of Buyer as to the incumbency, and authenticating the signatures of, the officers executing this Agreement and the Ancillary Agreements delivered hereunder on behalf of Buyer.

          12.2(e)    Authorizing Resolutions.    Resolutions adopted by the board of directors of Buyer approving this Agreement and the transactions contemplated hereby, duly certified by Buyer's Secretary.

          12.2(f)    Bring Down Certificate.    A certificate duly executed by an officer of Buyer confirming the matters set forth in Sections 9.1 and 9.2.

          12.2(g)    Leases.    The leases required by Section 8.5.

          12.2(h)    Closing Statement.    The Preliminary Closing Statement, executed by Buyer.

          12.2(i)    Opinion of Counsel to Buyer.    An opinion of Goodwin Procter LLP substantially in the form attached hereto as Exhibit C-2.

          12.2(j)    New Ovations Agreements.    The New Ovations Agreements, executed by Buyer, if applicable.

          12.2(k)    Other Documents.    All other documents, instruments or writings required to be delivered to the Marcus Entities at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as the Marcus Entities may reasonably request or which are reasonably required to effectuate the transactions described herein.

        12.3    Adjustments and Prorations.    The following matters and items shall be apportioned between the Marcus Entities and Buyer or, where appropriate, credited in total to a particular party, as of 11:59 p.m. (Milwaukee time) on the date prior to the Closing Date (the "Cut-off Time") as provided below:

          12.3(a)    Prorated Items.

            12.3(a)(i)    Room Revenues.    At the Closing, the Marcus Entities shall receive (i) all charges accrued to the open accounts of any guests or customers staying at the Properties as of the Cut-off Time for all room nights up to (but not including) the night during which the Cut-off Time occurs and (ii) fifty percent (50%) of all charges for the room night which includes the Cut-off Time, in each case less amounts payable on account of third party collection costs (e.g. fees retained by credit card companies, banks or other collection companies, travel agent commissions and other third party commissions), and Buyer shall be entitled to retain all deposits made and amounts collected with respect to such charges. Revenue from the Properties attributable to food and beverage (including alcoholic beverages) and other sales or services through the close of business on the night immediately preceding the Closing Date shall belong to the Marcus Entities (such revenue to be determined based on completion of the night auditor's run on the night of the Cut-Off Time). Thereafter, revenue from the Properties attributable to food and beverage and other sales or services shall belong to Buyer. Each of Buyer and the Marcus Entities shall be responsible for the payment of any sales and/or Properties/motel occupancy taxes collected or otherwise due and payable in connection with the revenue allocated to such party under this Section 12.3 and shall indemnify, defend and hold the other party harmless from and against any and all Losses suffered or incurred as a result of the failure to pay such taxes.

            12.3(a)(ii)    Taxes and Assessments.    All ad valorem taxes, special or general assessments, property Taxes, water and sewer rents, rates and charges, vault charges, canopy permit fees, and similar fees shall be prorated as of the Cut-off Time; provided, however, that if any taxes or assessments assessed for the period prior to the Closing are paid by the Marcus Entities in installments, then the Marcus Entities shall pay on or before Closing Date any remaining installments thereof. If the amount of any such item is not ascertainable on the Closing Date, the adjustment therefor shall be based on the most recent available bill and shall be reprorated upon receipt of the actual bill.

            12.3(a)(iii)    Utility Contracts.    Telephone, steam (and other Assigned Contracts for the supply of heat), electric power, gas, lighting, internet access, satellite service, cable television and other utility services shall be prorated as of the Cut-off Time, with the Marcus Entities receiving a credit for each deposit, if any, made by the Marcus Entities as security for any such utility service or supply if the same is transferable and provided such deposit remains on account for the benefit of Buyer. Where possible, readings as of the Cut-off Time (or as close thereto as practicable) will be secured for all utilities on the Closing Date.

            12.3(a)(iv)    Assigned Contracts.    Subject to Section 14.11 with respect to accounts payable, any amounts prepaid, payable or accrued under any Assigned Contracts shall be prorated as of the Cut-off Time.

            12.3(a)(v)    Licenses and Permits Fees.    Fees paid or payable for Licenses and Permits (other than Licenses and Permits that are not transferable to Buyer under applicable Laws or otherwise not transferred to Buyer pursuant to the provisions of this agreement) shall be prorated as of the Cut-off Time.

            12.3(a)(vi)    Bookings Deposits and Miscellaneous Properties Matters.    Buyer shall receive a credit for: (i) advance payments or deposits, if any, made pursuant to any Bookings, (ii) all commissions due to credit and referral organizations accrued prior to the Closing Date and (iii) all outstanding gift certificates, coupons issued for any use of any facilities at the Properties including, without limitation, rooms and food and beverage, and any commitments made for the free use of any facilities at the Properties. The Marcus Entities shall receive a credit for coin machine, telephone, washroom, and checkroom revenues relating to the period pre-Closing.

            12.3(a)(vii)    Franchise Funds and Cooperatives.    Buyer shall receive a credit for the cash balances under any advertising and marketing funds and other funds and cooperatives.

            12.3(a)(viii)    Other.    Such other items as are expressly provided to be prorated or otherwise adjusted or credited for in this Agreement shall be so prorated, adjusted or credited.

          Notwithstanding any provision of this Article 12, the obligations arising under the Ovations or similar guest rewards program shall not be pro rated.

          12.3(b)    Payment.    Any net credit due to the Marcus Entities as a result of the adjustments and prorations under Section 12.3(a) to the extent then determinable shall be paid to the Marcus Entities in cash at the time of Closing. Any net credit due to Buyer as a result of the adjustments and prorations under this Section 12.3(b) to the extent then determinable shall be credited against the Purchase Price at the time of Closing.

          12.3(c)    Closing Statement Preparation.    Each party shall cause its designated representatives to enter the Properties only at reasonable times and without unreasonably interfering with operations, both before and after the Closing Date, for the purpose of making such inventories, examinations, and audits of the Properties, and of the Books and Records, as they deem necessary to make the adjustments and prorations required under Section 12.3(a), or for any other purposes anticipated by this Agreement. Based upon such inventories, examinations, and audits, two (2) business days prior to the Closing, the representatives of the parties shall jointly prepare a preliminary closing statement (the "Preliminary Closing Statement") which shall show the net amount due either to the Marcus Entities or Buyer as a result thereof, and such net amount will be added to, or subtracted from the payment of the Purchase Price. Within sixty (60) days following the Closing Date, the Marcus Entities and Buyer shall agree on a final closing statement (the "Final Closing Statement") setting forth the final determination of all items to be included on the Closing Statement. The net amount due the Marcus Entities or Buyer, if any, by reason of adjustments to the Preliminary Closing Statement as shown in the Final Closing Statement, shall be paid in cash by the party obligated therefor within ten (10) days following the date of the Final Closing Statement.

          12.3(d)    Prorations Disputes.    In the event the representatives of the parties are unable to reach agreement with respect to preparation of the Preliminary Closing Statement then, except as hereinafter provided, the disputed amount shall be held in a joint order Escrow, pending agreement of the parties or a determination pursuant to this Section 12.3(d), and the Closing shall occur as scheduled. Buyer shall be required to deposit in the Escrow any additional sum of the disputed amount which it may be required to pay and the Marcus Entities shall be required to deposit in the Escrow any sum of the disputed amount which it may be required to credit or pay to Buyer. In the event the representatives of the parties are unable to reach agreement with respect to either the Preliminary Closing Statement or the Final Closing Statement, the parties shall submit their dispute to the Neutral Auditor.

13.   TERMINATION

        13.1    Right of Termination Without Breach.    This Agreement may be terminated without further liability of any party at any time prior to the Closing by a mutual written agreement of Buyer and the Marcus Entities that determines who shall be entitled to receive and retain the Earnest Money Deposit.

        13.2    Other Terminations.

          13.2(a)    Termination by Buyer.    If (i) there has been a material violation or material breach by the Marcus Entities of any of the agreements, representations or warranties contained in this Agreement (which has not been waived subsequently in writing by Buyer) after written notice thereof has been provided to the Marcus Entities and such violation or breach has not been cured within a 15-day period (beginning on the date that such notice is received and unless Buyer has materially breached any of the representations, warranties or covenants set forth in this Agreement or such material violation or material breach by the Marcus Entities is caused by a breach of this Agreement by Buyer), (ii) the Closing has not occurred by the Outside Date because there has been a failure of satisfaction of a condition to the obligations of Buyer (which has not been waived in writing by Buyer) after written notice thereof has been provided to the Marcus Entities, and the Marcus Entities have failed to reasonably cure such failure of satisfaction of such condition within a 15-day period (beginning on the date that such notice is received and unless Buyer has materially breached any of the representations, warranties or covenants set forth in this Agreement or such failure of satisfaction of such condition is caused by a breach of this Agreement by Buyer), or (iii) an Adverse Diligence Discovery termination decision is made by Buyer under and in accordance with Section 7.9, then Buyer may, by written notice to the Marcus Entities at any time prior to the Closing that such violation, breach or failure is continuing, terminate this Agreement with the effect set forth in Section 13.2(c) hereof.

          13.2(b)    Termination by the Marcus Entities.    If (i) there has been a material violation or material breach by Buyer of any of the agreements, representations or warranties contained in this Agreement (which has not been waived subsequently in writing by the Marcus Entities), after written notice thereof has been provided to Buyer such violation or breach has not been cured within a 15-day period (beginning on the date that such notice is received and unless the Marcus Entities have materially breached any of the representations, warranties or covenants set forth in this Agreement or such material violation or material breach by Buyer is caused by a breach of this Agreement by the Marcus Entities), (ii) the Closing has not occurred by the Outside Date because there has been a failure of satisfaction of a condition to the obligations of the Marcus Entities (which has not been waived in writing by the Marcus Entities) after written notice thereof has been provided to Buyer, and Buyer has failed to reasonably cure such failure of satisfaction of such condition within a 15-day period (beginning on the date that such notice is received and unless the Marcus Entities have materially breached any of the representations, warranties or covenants set forth in this Agreement or such failure of satisfaction of such condition is caused by a breach of this Agreement by the Marcus Entities), or (iii) an Adverse Diligence Discovery termination decision is made by Marcus Entities under and in accordance with Section 7.9(g), then the Marcus Entities may, by written notice to Buyer at any time prior to the Closing that such violation, breach or failure attempt is continuing, terminate this Agreement with the effect set forth in Section 13.2(c) hereof.

          13.2(c)    Effect of Termination.    If this Agreement is terminated pursuant to Section 13.2(a) or Section 13.2(b)(iii), then the Escrow Company shall return the Earnest Money Deposit to Buyer by wire transfer of immediately available funds to an account designated by Buyer in writing in advance. If this Agreement is terminated by the Marcus Entities pursuant to Section 13.2(b)(i) or Section 13.2(b)(ii) (excluding a termination as a result of the expiration or termination of all applicable waiting periods under the HSR Act, then the Escrow Company shall deliver the Earnest

  Money Deposit to Baymont by wire transfer of immediately available funds to an account designated by Baymont in writing in advance. Termination of this Agreement pursuant to this Article 13 shall not in any way terminate, limit or restrict the rights and remedies of any party hereto against any other party which has violated, breached or failed to satisfy any of the representations, warranties, covenants, agreements, conditions or other provisions of this Agreement prior to termination hereof. In addition to the right of any party under common law to redress for any such breach or violation, each party whose breach or violation has occurred prior to termination shall jointly and severally indemnify each other party for whose benefit such representation, warranty, covenant, agreement or other provision was made ("Indemnified Party") from and against all losses, damages (including, without limitation, consequential damages), costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs, and attorneys fees and expenses) asserted against, resulting to, imposed upon, or incurred by the indemnified party, directly or indirectly, by reason of, arising out of or resulting from such breach or violation. Upon a termination of this Agreement, (i) Buyer shall return or destroy all confidential information pertaining to the Marcus Mid-Priced Lodging Businesses in its possession, (ii) the confidentiality agreement previously executed between Buyer and Marcus shall remain in full force and effect and (iii) the Marcus Entities shall promptly return all software, hardware and other assets used to develop or modify the interfaces or other systems described in Section 7.12 to Buyer at no cost to the Marcus Entities and Buyer shall be responsible for the reasonable costs to perform any material repair or replacement required as a result of any material damage as a result of the removal of such software, hardware and other assets. Subject to the foregoing, the parties' obligations under Section 17.7 shall survive termination.

          13.2(d)    Treatment of Earnest Money Deposit.    Notwithstanding anything to the contrary in this Agreement, the Earnest Money Deposit shall not be deemed to be in the nature of liquidated damages nor shall it be deemed to be an admission by either party as to the level of damages in the event of a breach or violation of this Agreement and receipt and retention of the Earnest Money Deposit by either party shall not in any way terminate, limit or restrict its rights and remedies against the other Party.

14.   POST-CLOSING COVENANTS

        14.1    Confidential Information.    Except as required by Law or Order or otherwise expressly permitted by this Agreement, the Marcus Entities and their Affiliates shall not, except as requested by Buyer, use for any commercial purpose, disclose to any person, or keep or make copies of documents, tapes, discs, programs or other information storage media containing, any confidential information concerning the Marcus Mid-Priced Lodging Businesses, the Purchased Assets, or the Assumed Liabilities, all such information being deemed to be transferred to Buyer hereunder. For purposes hereof, "confidential information" shall mean and include, without limitation, all Trade Rights in which the Marcus Entities and their Affiliates have an interest, all Marcus Mid-Priced Lodging Businesses' customer and vendor lists and related information, all information concerning the Marcus Mid-Priced Lodging Businesses' costs, prices, sales, marketing and distribution methods, properties and assets, liabilities, finances, all privileged communications and work product, and any other information related to the Marcus Mid-Priced Lodging Businesses not disclosed to the public directly by the Marcus Entities prior to the date hereof. The foregoing provisions shall not apply to any information which is an Excluded Asset or which relates solely to one or more Excluded Assets, and except as may further be necessary for the Marcus Entities or any of their Affiliates to pay or satisfy its Liabilities, prepare documents to be filed with the SEC, Tax Returns and other reports, and to otherwise wind up and conclude their business and affairs.

        14.2    Use of Baymont and Woodfield Names.    Except as allowed by agreements between the Marcus Entities and Buyer entered into at or after Closing (particularly with respect to Excluded

Properties) as promptly as practicable following the Closing, the Marcus Entities shall take all necessary action to amend, and shall cause their Affiliates (including Marcus and taking reasonable efforts to cause the remaining Joint Ventures to do the same) to so take and amend, their names to names that do not include either "Baymont," "Woodfield," "Budgetel" or "Ovations" or any other name similar thereto. Following the Closing, none of Marcus, the Marcus Entities or any of their Affiliates shall, without the prior written consent of Buyer, make any commercial use of either "Baymont," "Woodfield," or "Budgetel" or "Ovations" or any other trademark, service mark, trade dress, trade name or logo used in the Marcus Mid-Priced Lodging Businesses, or any other name confusingly similar thereto, except as may be necessary for the Marcus Entities or any of their Affiliates to pay or satisfy its Liabilities, prepare documents to be filed with the SEC, Tax Returns and other reports, and to otherwise wind up and conclude their business and affairs.

        14.3    Bulk Sales Compliance.    Buyer hereby waives compliance by the Marcus Entities from their obligations to comply with all provisions of the bulk sales or bulk transfer statutes of Wisconsin and all other applicable states and indemnifies and holds harmless the Marcus Entities against any Liabilities which may arise from such noncompliance.

        14.4    Records and Retention and Access.

          14.4(a)    Buyer Records.    Buyer shall keep and preserve in an organized and retrievable manner the Records and Files it receives from the Marcus Entities for at least seven years from the Closing Date. Buyer shall neither dispose of nor destroy such Records and Files without first offering to turn over possession thereof to the Marcus Entities by written notice at least thirty (30) days prior to the proposed date of such disposition or destruction. While such Records and Files remain in existence, each party shall allow the other party, its representatives, attorneys and accountants, at the requesting party's expense, access to the Records and Files upon reasonable request and advance notice and during normal business hours for the purpose of interviewing, examining and copying in connection with such parties' preparation of financial statements and Tax Returns.

          14.4(b)    Seller Records.    The Marcus Entities shall keep and preserve, and shall cause their Affiliates to keep and preserve, in an organized and retrievable manner the records and files related to the Marcus Mid-Priced Lodging Businesses that it does not deliver to Buyer hereby for at least seven years from the Closing Date. The Marcus Entities shall neither dispose of nor destroy, and shall cause their Affiliates to neither dispose of nor destroy, such records and files without first offering to turn over possession thereof to the Buyer by written notice at least thirty (30) days prior to the proposed date of such disposition or destruction. While such Records and Files remain in existence, each party shall allow the other party, its representatives, attorneys and accountants, at the requesting party's expense, access to the Records and Files upon reasonable request and advance notice and during normal business hours for the purpose of interviewing, examining and copying in connection with such parties' preparation of financial statements and Tax Returns. Until the fifth anniversary of the Closing Date, Buyer shall have reasonable access to the returns and records referred to in Section 1.2(h) hereof and may make excerpts therefrom and copies thereof.

        14.5    Insurance.

          14.5(a)    Assignment of Insurance.    The Marcus Entities shall use, and shall cause their Affiliates (including reasonable efforts to cause the Selling Joint Ventures) to use, reasonable efforts to assign to Buyer, to the fullest extent, all of the benefits and rights under any insurance policies held by them and/or any of their Affiliates and the Selling Joint Ventures with respect to any Liabilities arising out of, related to or in connection with the Purchased Assets, the Assumed Liabilities and for the Marcus Mid-Priced Lodging Businesses (other than benefits and rights to the extent related to Excluded Assets or Excluded Liabilities) with respect to events occurring prior to the Closing Date. Buyer shall have the right to such benefits and rights only to the extent actually paid or payable, and exclusive of any deductibles (including pass through deductibles for which either party or any Affiliate of such party is required to reimburse the insurer). To the extent such assignment is not permitted, the Marcus Entities shall use, and shall cause their Affiliates to use, reasonable efforts on Buyer's behalf to obtain such proceeds or benefits for Buyer, or otherwise to provide Buyer with the benefit equivalent to that which would have been available had such assignment been permitted.

          14.5(b)    Cooperation Regarding Insurance.    The Marcus Entities shall cooperate, and shall cause their Affiliates (including reasonable efforts by the Selling Joint Ventures) to cooperate, with Buyer in obtaining insurance policies for the Marcus Mid-Priced Lodging Businesses to be in effect from and after Closing. Notwithstanding such assistance, all decisions with respect to such policies shall be made solely by Buyer, and neither the Marcus Entities nor such Affiliate (including the Selling Joint Ventures) thereof, shall have any liability, whether to Buyer or to any other Person, whether as an advisor, broker or otherwise, under any other theory, in connection with providing such assistance and cooperation. The Marcus Entities make no assurances whatsoever with respect to such insurance coverage, including the availability or price thereof.

        14.6    Financial Information.

          14.6(a)    If Buyer or an Affiliate of Buyer is required under applicable Law to file the Historical Financial Information with the SEC and Buyer requests, in writing, that the Marcus Entities cooperate in the preparation of such Historical Financial Information (as and to the extent provided in this Section 14.16), then the Marcus Entities shall use its reasonable efforts to, subject to Section 14.6(b), prepare and deliver, or cause to be prepared and delivered, to Buyer the Historical Financial Information (including audited and, if applicable, unaudited financial information), including a manually signed accountants' report from Ernst & Young (the "Audit Accountants"), of and relating to the Marcus Mid-Priced Lodging Businesses. The Historical Financial Information delivered will be prepared based on the books and records of the Marcus Entities and will be prepared in accordance with Marcus GAAP and will present fairly the financial condition and results of operations of the Marcus Mid-Priced Lodging Businesses as of the dates and for the periods indicated. The consent of the Audit Accountants to the filing of their report on the Historical Financial Information shall be accompanied by the consent of the Audit Accountants to the filing of their report on the Historical Financial Information in a Current Report on Form 8-K and the incorporation by reference of such report to filings made under the Securities Act of 1933, as amended.

          14.6(b)    If Buyer or an Affiliate of Buyer is required under applicable Law to file the Historical Financial Information with the SEC, the Marcus Entities will assist Buyer in the preparation of the pro forma financial information relating to the acquisition of the Marcus Mid-Priced Lodging Businesses required pursuant to Item 7 of the Current Report on Form 8-K as contemplated by the Exchange Act and the rules and regulations promulgated thereunder (the "Pro Forma Information" and, together with the Historical Financial Information, the "Required Information"), including without limitation providing such financial and other information, records and documents relating to the Marcus Mid-Priced Lodging Businesses as may be necessary to prepare such Pro Forma Information, providing reasonable access to such of its entities personnel, advisors and accountants as may be necessary to prepare such Pro Forma Information, and generally cooperating with Buyer's reasonable requests in order to facilitate such preparation. The parties acknowledge that the foregoing financial information must be filed by the Buyer with the SEC under cover of an amendment to a Current Report on Form 8-K in a timely manner. The parties also acknowledge that any Buyer filings under the Securities Act that require the Required Information also necessitate timely cooperation, including cooperation in the performance of incremental audit procedures necessary under the Securities Act and the delivery of a manually signed consent of the Audit Accountants, by Marcus Entities to facilitate the execution and filing of an accountant's consent. Notwithstanding the foregoing, the parties acknowledge that, due to Buyer's uncertainty regarding whether the foregoing financial information must be filed with the SEC, the Marcus Entities can make no assurance that the Required Information can be prepared and delivered on or before the date that the Required Information must be filed by the Buyer with the SEC under cover of an amendment to a Current Report on Form 8-K. Accordingly, the Marcus Entities shall have no Liability whatsoever if the Required Information is not prepared and delivered prior to the date that such amendment to a Current Report on Form 8-K must be filed, provided that the Marcus Entities have complied with their obligations to cooperate and use the efforts required under this Section 14.6.

          14.6(c)    Buyer shall reimburse all of the Marcus Entities' and the Selling Joint Ventures' reasonable costs associated with this Section 14.6, including out-of-pocket costs associated with the services provided by the Audit Accountants.

        14.7    Tax Matters.

          14.7(a)    The Marcus Entities and the Selling Joint Ventures will be responsible for the preparation and filing of all Tax Returns for the Marcus Entities and Selling Joint Ventures, as applicable, for all periods, whether or not ending on or prior to the Closing Date (including the consolidated, unitary, and combined tax returns for the Seller which include the operations of the Marcus Mid-Priced Lodging Businesses for any period ending on or before the Closing Date). With respect to the Purchased Assets, the Marcus Entities shall also be responsible for the preparation and filing of all property Tax Returns related to periods ending on or prior to the Closing Date, regardless of when due. The Marcus Entities shall be responsible for the conduct and settlement of any claims or refunds for any Taxes corresponding to any Tax Return described in this Section 14.7(a). The Marcus Entities and the Selling Joint Ventures will make all payments when due as required with respect to any such Tax Return.

          14.7(b)    With respect to the Purchased Assets, the Buyer will be responsible for the preparation and filing of all property Tax Returns related to periods ending after the Closing Date. The Buyer shall be responsible for the conduct and settlement of any claims or refunds for any Taxes corresponding to any Tax Return described in this Section 14.7(b). The Buyer will make all payments when due as required with respect to any such Tax Return.

          14.7(c)    Each party agrees from time to time following the Closing to cooperate with the other parties in connection with, and agrees to provide reasonable access in a timely manner to the accounting and Tax related books and records of and related to the Marcus Mid-Priced Lodging Businesses, in a manner sufficient to enable such other parties to complete their respective Tax Returns, accounting and regulatory filings, and any contest, audit or other dispute related to such Tax Returns or filings.

        14.8    Post-Closing Accounts Payable Matters.    The parties shall cooperate in evaluating customary trade and similar payables relating to or arising from activities before and after the Closing to determine for whose account invoices, bills and other demands for payment should be designated. Such cooperation shall include determining if any such invoice, bill or demand represents an Assumed Liability, an Excluded Liability or a Specifically Identified Excluded Liability. This covenant shall not expand or diminish the respective Assumed Liabilities, Excluded Liabilities and Specifically Identified Excluded Liabilities. To the extent Buyer receives invoices relating to Specifically Identified Excluded Liabilities and pays a Marcus Entity's or a Joint Venture's obligations thereunder, the Buyer shall present evidence of such payment to the Marcus Entities and the Marcus Entities shall reimburse the Buyer within ten (10) business days thereafter. To the extent a Marcus Entity or a Joint Venture receives invoices related to an Assumed Liability and pays the Buyer's obligations thereunder, the Marcus Entities shall present evidence of such payment to the Buyer and the Buyer shall reimburse the Marcus Entities within ten (10) business days thereafter. Notwithstanding the foregoing, to the extent any such bill, invoice or other demand for payment has been addressed through the proration provisions of this Agreement, such provision shall be given effect to when satisfying the obligations under this Section 14.8.

        14.9    Post-Closing Accounts Receivable Matters.    The parties shall cooperate in evaluating customary Accounts Receivable relating to or arising from activities before and after the Closing to determine for whose account payments received therein should be designated. To the extent Buyer receives payment for Accounts Receivable arising prior to the Closing, the Buyer shall reimburse the Marcus Entities within ten (10) business days thereafter. To the extent a Marcus Entity or a Selling Joint Venture receives payments relating to or arising from activities after the Closing the Marcus Entities shall reimburse the Buyer within ten (10) business days thereafter.

        14.10    Guest Baggage.    All baggage of guests who are still in the Properties on the Closing Date, which has been checked with or left in the care of the Marcus Entities shall be inventoried, sealed, and tagged jointly by the Marcus Entities and Buyer on the Closing Date. Buyer hereby indemnifies the Marcus Entities against any Losses in connection with such baggage arising out of the acts of omissions of Buyer or its Affiliates (or any of their employees or agents) after the Closing Date. The Marcus Entities hereby indemnify Buyer and its Indemnified Parties against any Liabilities in connection with baggage arising out of the acts or omissions of the Marcus Entities or its Affiliates (or any of their employees or agents) prior to the Closing Date. The provisions of this Section 14.10 shall survive Closing.

        14.11    Safe Deposits.    Immediately after the Closing, the Marcus Entities shall send written notice to guests or tenants or other persons who have safe deposit boxes, if any, advising of the sale of the Property to Buyer and requesting immediate removal of the contents thereof or the removal thereof and concurrent re-deposit of such contents pursuant to new safe deposit agreements with Buyer. The Marcus Entities shall have a representative present when the boxes are opened, in the presence of a representative of the Buyer. Any property contained in the safe deposit boxes after such re-deposit shall be the responsibility of Buyer, and Buyer agrees to indemnify and hold harmless the Marcus Entities and its Indemnified Parties from and against any Liabilities arising out of or with respect to such property. Upon Closing, the Marcus Entities shall deliver to Buyer all keys in the possession or control of the Marcus Entities for all safe deposit boxes not then in use and a list of all safe deposit boxes which are then in use but where the contents have not been removed and re-deposited as set forth above, including the name and room number of such depositor. The Marcus Entities and Buyer shall continue to use reasonable efforts to cause such depositors to remove the contents and re-deposit such contents pursuant to new safe deposit agreements with Buyer as set forth above. The Marcus Entities shall continue to be responsible for, and shall indemnify and hold harmless Buyer and its Indemnified Parties from and against any Liabilities arising out of or with respect to the contents of any safe deposit box prior to the time that the contents thereof are removed and re-deposited pursuant to a new safe deposit agreement with Buyer as set forth above.

        14.12    Nonsolicitation; Cooperation.

          14.12(a)    Definitions.

              14.12(a)(i)    "Competing Activities" shall mean the ownership, operation, marketing, franchising or sales of Competing Hotels.

              14.12(a)(ii)    "Competing Hotels" shall mean hotel or other lodging properties operating in the mid-priced lodging without food and beverage, economy or budget sector (as defined by Smith Travel Research) anywhere in the United States (including the District of Columbia).

          14.12(b)    Non-Solicitation.

            14.12(b)(i)    By Buyer.    Buyer agrees that, for a period commencing on the Closing Date and ending on the second (2nd) anniversary of the Closing Date, it will not, and it will cause each of its subsidiaries and its and their respective Affiliates which are entities not to solicit for employment any of the employees of the Marcus Entities or any of their Affiliates (other than Affected Employees) without the prior written consent of the Marcus Entities, which the Marcus Entities may grant or withhold in their discretion; provided, however, that the foregoing shall not apply to (i) any employee who has been separated from employment with the Marcus Entities and their Affiliates for at least 180 days; (ii) non-salaried and clerical employees; and (iii) employees who respond to solicitations made to the public generally.

            14.12(b)(ii)    By the Marcus Entities.    Each of the Marcus Entities agrees that, for a period commencing on the Closing Date and ending on the second (2nd) anniversary of the Closing Date, it will not, and it will cause each of its subsidiaries and its and their respective Affiliates which are entities not to (a) solicit for employment any employees of Buyer or any of its Affiliates, including without limitation any Affected Employee, without the prior written consent of Buyer, which Buyer may grant or withhold in its discretion; provided, however, that the foregoing shall not apply to (i) any Affected Employee who has been separated from employment with Buyer for at least 180 days; (ii) non-salaried and clerical employees; and (iii) Affected Employees who respond to solicitations made to the public generally, or (b) solicit any Franchisee with respect to its franchised Baymont Inn or any Competing Activities to become a franchisee of the Marcus Entities or any of their respective Affiliates.

          14.12(c)    Cooperation by the Marcus Entities.    Each of the Marcus Entities agrees that, for a period commencing on the Closing Date and ending on the third (3rd) anniversary of the Closing Date (the "Cooperative Period"):

              14.12(c)(i)    it will not, and it will cause each of its Affiliates which are entities not to, without the advance written consent of Buyer, which Buyer may grant or withhold in its discretion, either directly or indirectly (i) initiate or create a new brand of Competing Hotels; or (ii) purchase any entity or asset or merge with or otherwise enter into a business combination with any entity, all of the business of which consists of Competing Activities.

              14.12(c)(ii)    if it or any of its Affiliates which are entities (the "Marcus Acquiror") acquires, merges with or otherwise participates in a business combination with any entity

      (a "Target") and more than 5% of the combined annual consolidated revenues of both Target and Marcus are derived from Competing Activities, then:

                14.12(c)(ii)(A)    the Marcus Acquiror may, but need not, invite Buyer to purchase the Target's assets and operations constituting the Target's Competing Activities ("Target's Competing Activities") for a mutually agreed upon cash purchase price and otherwise on substantially the same terms and conditions as the Marcus Acquiror acquired the Target's other assets and operations.

                14.12(c)(ii)(B)    the Marcus Acquiror shall take reasonable efforts to, within twelve (12) months of acquiring such Target, sell the Target's Competing Activities. Prior to sending any confidential information regarding the Target's Competing Activities to any third parties in an effort to solicit a purchase bid therefor, the Marcus Acquiror shall provide to Buyer a notice (a "Bid Notice") that the Marcus Acquiror intends to begin attempting to sell the Target's Competing Activities. Buyer shall then have thirty (30) days after receipt of a Bid Notice to submit a purchase bid for the Target's Competing Activities, including the cash purchase price and other material terms and conditions. If Buyer submits a purchase bid in response to a Bid Notice, then the Marcus Acquiror shall negotiate exclusively with Buyer for the sale of the Target's Competing Activities for a period of thirty (30) days following receipt of Buyer's purchase bid. The Marcus Acquiror shall not be obligated to accept any purchase bid submitted by Buyer. If Buyer fails to submit a purchase bid responding to a Bid Notice within thirty (30) days or otherwise decides not to submit a purchase bid or the Marcus Acquiror determines not to accept any such purchase bid submitted by Buyer after receipt of a Bid Notice, then the Marcus Acquiror shall have the right to sell the Target's Competing Activities to any third parties on any terms and conditions it so determines.

          14.12(d)    Non-Contravention.    Each of the Marcus Entities and Buyer agrees that, during the Cooperative Period, it will not, and it will cause each of its subsidiaries and its respective Affiliates which are entities not to, engage in any practice the purpose of which is to evade the provisions of this Article 14.

          14.12(e)    Geographic Area.    The parties hereto agree that the duration and area for which the covenants set forth in this Section 14.12 are to be effective are reasonable. In the event that any court determines that the time period or the area included in the covenant contained in Section 14.9, or both of them, are unreasonable and that such covenant is to that extent unenforceable, the parties hereto agree that such covenant shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties hereto intend that each covenant set forth herein shall be deemed to be a series of separate covenants, one for each and every state and other political subdivision to which it is applicable.

          14.12(f)    Material Inducement.    It is understood and agreed that the covenants of the parties contained in Section 14.12 are material inducements to the willingness of the other party to enter into this Agreement and to consummate the transactions contemplated hereunder.

          14.12(g)    Termination.    This Section 14.12 shall terminate upon a sale or merger of Marcus or Buyer, as the case may be, or a sale or transfer of all or substantially all of its consolidated assets, in each case, to an entity that is not Affiliate thereof.

        14.13    Division of Subdivision Properties.    The Marcus Entities shall undertake reasonable efforts to pursue completion of the land division of the Subdivision Properties pursuant to the provisions of Section 7.14 hereof.

        14.14    Section 1031 Exchanges.    Buyer acknowledges that the Marcus Entities may desire to transfer any or all of the Properties in a transaction intending to qualify in whole or in part for nonrecognition of gain pursuant to Section 1031 of the Code. If the Marcus Entities so desire, they shall provide Buyer with a written statement, at least five (5) days prior to Closing, stating the Marcus Entities' intent to qualify the transfer of the Properties specified in such statement as a tax-deferred exchange under Section 1031 of the Code. Buyer agrees that at the request of the Marcus Entities, and subject to the terms of this Agreement, at the Closing Date Buyer shall pay the portion of the Purchase Price allocable to the Properties specified in the written statement to any single "qualified intermediary" (as defined in Treasury Regulation Section 1.1031(k)-1(g)(4)) designated by the Marcus Entities in lieu of and in complete satisfaction of the portion of the Purchase Price allocable to the Properties specified in the written notice otherwise payable to the Marcus Entities. Buyer shall in good faith cooperate with the Marcus Entities by executing such documents, instruments, deeds or escrow instructions reasonably requested by the Marcus Entities in furtherance of their intended treatment of any such transfers as subject to Section 1031 of the Code. Notwithstanding anything else in this Section 14.14, nothing in this Section 14.14 shall: (A) permit the Marcus Entities to delay the transfer of the Properties to the Buyer as required by this Agreement, (B) require Buyer to purchase any asset to be used in the 1031 exchange (or otherwise not specifically required by this Agreement), or (C) require Buyer to make any payment of any portion of the Purchase Price to any person other than the Marcus Entities, the Escrow Company, or the Marcus Entities' designated qualified intermediary. If Buyer's reasonable out-of-pocket costs associated with this Section 14.14 exceed $50,000, then the Marcus Entities shall, promptly after receiving written documentation with respect to all such expenses, reimburse Buyer for such excess. Except for such out-of-pocket costs not exceeding $50,000, the Marcus Entities shall indemnify and hold harmless Buyer for any cost, claim or liability incurred by or claimed by any person against Buyer or its Affiliates in connection with this Section 14.14.

        14.15    Further Assurances.    The Marcus Entities from time to time after the Closing through the third anniversary of the Closing Date at the request of Buyer shall, and shall use reasonable efforts to cause the Selling Joint Ventures to, (a) execute and deliver further instruments of transfer and assignment (in addition to those specified in this Agreement) and take such other actions as Buyer may reasonably request to more effectively transfer and assign to, and vest in, Buyer each of the Purchased Assets consistent with this Agreement and (b), if applicable, cooperate with and provide assistance to Buyer in removing the Purchased Assets from the Marcus Entities' or the Selling Joint Ventures' premises (or wherever located), at Buyer's sole cost provided that Buyer shall reimburse the Marcus Entities and the Selling Joint Ventures for all reasonable out-of-pocket costs associated with such cooperation and assistance.

        14.16    Excluded Properties.    The Marcus Entities shall, at Closing, cause the existing franchise agreement with any Marcus Entity for any Excluded Property to be terminated, and at or prior to Closing, at the Marcus Entities' or applicable Selling Joint Venture's option, the Marcus Entities and/or such Selling Joint Ventures shall enter into franchise agreements with respect to each such Excluded Property mutually agreed upon by the Marcus Entities and Buyer; provided, however, that Buyer's consent shall be required for any franchise agreement on any Excluded Property that is not operated as a Baymont Hotel as of the date of this Agreement including, without limitation, the Chicago Hotel. In the case of Baymont Hotels, such franchise agreements shall be, in all material respects, identical to those being used by the Marcus Entities immediately prior to Closing, and in the case of Woodfield Hotels shall be in form consistent with a franchise offering circular duly filed with the FTC and approved by Buyer, except that in each case such franchise agreements shall permit the termination thereof at the franchisee's option at any time prior to the fifth anniversary of Closing, which termination shall not trigger any penalties, liquidated damages, payments or other obligations of the Marcus Entities or applicable Joint Ventures. Notwithstanding anything herein to the contrary, the Marcus Entities may sell any or all of the Excluded Properties at any time either before or after Closing and nothing herein shall prohibit the Marcus Entities to take the actions that they believe are necessary and appropriate to sell such Excluded Properties provided that (i) such actions and sales do not prevent the Marcus Entities from transferring to Buyer good title to the Properties hereunder in accordance with this Agreement and (ii) if the transferee will be a franchisee of Buyer, the transferee must enter into a new franchise agreement with Buyer and shall be subject to the reasonable approval of Buyer as a franchisee. If an Excluded Property will not be subject to a franchise agreement with Buyer or an Affiliate of Buyer, then the Marcus Entities shall, in the case of an Excluded Property owned by a Marcus Entity, cause the removal of all signage and other property bearing any of the Marcus Trade Rights and otherwise to decommission such Excluded Property as a Baymont Hotel or Woodfield Hotel, as applicable, and, in the case of an Excluded Property owned by a non-Selling Joint Venture, shall exercise its rights under any management agreement or franchise agreement and otherwise use reasonable efforts to cause such decommissioning, in each case at no cost to Buyer.

15.   RESOLUTION OF DISPUTES

        15.1    Arbitration.    After the Closing and as otherwise provided in this Agreement, except as otherwise provided herein, any dispute, controversy or claim arising out of or relating to this Agreement or any Ancillary Agreement or the performance by the parties of its or their terms shall be settled by binding arbitration held in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association of New York, New York then in effect, except as specifically otherwise provided in this Article 15.

        15.2    Arbitrators.    The panel to be appointed shall consist of three neutral arbitrators (one to be chosen by Buyer, one to be chosen by the Marcus Entities, and one to be chosen by the first two chosen arbitrators).

        15.3    Procedures; No Appeal.    The arbitrators shall allow such discovery as the arbitrators determine appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within 120 days after the selection of the arbitrators. The arbitrators shall give the parties written notice of the decision, with the reasons therefor set out, and shall have 30 days thereafter to reconsider and modify such decision if any party so requests within 10 days after the decision. Thereafter, the decision of the arbitrators shall be final, binding, and nonappealable with respect to all persons, including (without limitation) persons who have failed or refused to participate in the arbitration process.

        15.4    Authority.    The arbitrators shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys fees and expenses in such manner as is determined to be appropriate by the arbitrators.

        15.5    Entry of Judgment.    Judgment upon the award rendered by the arbitrators may be entered in any court having in personam and subject matter jurisdiction. The Marcus Entities and Buyer hereby submit to the in personam jurisdiction of the Federal and State courts in Wisconsin, for the purpose of confirming any such award and entering judgment thereon.

        15.6    Confidentiality.    All proceedings under this Article 15, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties and by the arbitrators.

        15.7    Continued Performance.    The fact that the dispute resolution procedures specified in this Article 15 shall have been or may be invoked shall not excuse any party from performing its obligations under this Agreement and during the pendency of any such procedure all parties shall continue to perform their respective obligations in good faith, subject to any rights to terminate this Agreement that may be available to any party.

        15.8    Tolling.    All applicable statutes of limitation shall be tolled while the procedures specified in this Article 14 are pending. The parties will take such action, if any, required to effectuate such tolling.

16.   DEFINITIONS

        All defined terms used herein shall have the meaning set forth in this Article 16 or elsewhere in this Agreement.

        "Accounts Receivable" shall mean all accounts receivable of the Marcus Mid-Priced Lodging Businesses arising prior to the Closing, including, without limitation, charges for the use or occupancy of any guest, conference or banquet rooms or other facilities at the Properties, or any other goods or services provided by or on behalf of the Marcus Entities and the Selling Joint Ventures at the Properties.

        "Adverse Diligence Discovery Amount" shall have the meaning set forth in Section 7.9(a)(ii).

        "Adverse Diligence Discovery Cap" shall have the meaning set forth in Section 7.9(e)(i)(B).

        "Adverse Diligence Discovery Deductible" shall have the meaning set forth in Section 7.9(e)(i)(A).

        "Adverse Diligence Discovery Value Impact" shall have the meaning set forth in Section 7.9(d)(iii)(B).

        "Adverse Diligence Discovery" shall have the meaning set forth in Section 7.9(a)(i).

        "Adverse Impact Opinion" shall have the meaning set forth in Section 7.9(d)(iii)(B).

        "Affected Employees" shall mean Employees who are, directly or through a subsidiary, employed by Buyer immediately after the Closing.

        "Affiliate" means, with respect to the Person in question, (i) any shareholders, directors or officers of such Person; (ii) any spouse, children or family members of such Person; or (iii) any other Person that, directly or indirectly, (a) owns or controls fifty percent (50%) or more of the outstanding voting and/or equity interests of such Person, or (b) controls, is controlled by or is under common control with, the Person in question. For the purposes of this definition, the term "control" and its derivations means having the power, directly or indirectly, to direct the management, policies or general conduct of business of the Person in question, whether by the ownership of voting securities, contract or otherwise.

        "Aggregate Individual JV Price" shall have the meaning set forth in Section 3.3(a)(ii).

        "Aggregate Joint Venture Purchase Price" shall have the meaning set forth in Section 3.3(f)(i)

        "Agreement" shall have the meaning set forth in the preamble to this Agreement.

        "Ancillary Agreements" shall mean the documents listed in Sections 12.1 and 12.2.

        "Antitrust Division" shall mean the Antitrust Division of the United States Department of Justice.

        "Appraisal Notice" shall have the meaning set forth in Section 7.9(d)(iii)(B).

        "Assigned Contracts" shall have the meaning set forth in Section 1.1(e).

        "Assigned JV Property Management Agreement" shall have the meaning set forth in Section 3.3(d).

        "Assigned Licenses and Permits" shall have the meaning set forth in Section 1.1(m).

        "Assumed Liabilities" shall have the meaning set forth in Section 2.1.

        "Audit Accountants" shall have the meaning set forth in Section 14.6(a).

        "Baymont 2004 Circular" shall have the meaning set forth in Section 4.23(a).

        "Baymont Business" shall have the meaning set forth in the Recitals to this Agreement.

        "Baymont Circulars" shall have the meaning set forth in Section 4.23(a).

        "Baymont Franchises" shall have the meaning set forth in the Recitals to this Agreement.

        "Baymont Hospitality" shall have the meaning set forth in the Recitals to this Agreement.

        "Baymont Hotels" shall have the meaning set forth in the Recitals to this Agreement.

        "Baymont Partners" shall have the meaning as set forth in the Recitals to this Agreement.

        "Baymont" shall have the meaning set forth in the Recitals to this Agreement.

        "Bid Document Financial Statements" shall have the meaning set forth in Section 4.3.

        "Bid Notice" shall have the meaning set forth in Section 14.12(c)(ii)(B).

        "Bookings" shall have the meaning set forth in Section 1.1(o).

        "Buyer's Subdivision Parcels" shall have the meaning set forth in Section 7.14(a).

        "Buyer" shall have the meaning set forth in the preamble to this Agreement.

        "Casualty" shall have the meaning set forth in Section 10.1.

        "Chicago Hotel" shall mean the hotel project located at 630 North Rush Street, Chicago, Illinois that is currently under development by the Marcus Entities.

        "Closing Date Cash Amount" shall have the meaning set forth in Section 3.2(c).

        "Closing Date" shall have the meaning set forth in Article 12.

        "Closing" shall have the meaning set forth in Article 12.

        "COBRA" shall mean the requirements of Part 6 of Subtitle B of Title I of ERISA.

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Competing Activities" shall have the meaning set forth in Section 14.12(a)(i).

        "Competing Hotels" shall have the meaning set forth in Section 14.12(a)(ii).

        "Computer Software" shall have the meaning set forth in Section 1.1(h).

        "Condemnation" shall have the meaning set forth in Section 10.2.

        "Confidential Information" shall have the meaning set forth in Section 4.22(g).

        "Contingent Worker" shall mean any individual, other than Employees, who provides services primarily to the operation of the Marcus Mid-Priced Lodging Businesses, and the payments therefore are treated by such Marcus Entity or Selling Joint Venture as other than payments to an Employee for Tax and benefit purposes.

        "Contracts" shall mean all agreements, contracts, leases, subleases, indentures, instruments, commitments creating a Lien on the properties or assets of other Persons, guaranties provided in support of the obligations of other Persons, customer orders, purchase orders, sales orders, corporate rate agreements, consulting contracts, supply agreements, service agreements, booking and reservation agreements, credit card service agreements, development agreements, licenses, sublicenses, Franchise Documents, joint venture agreements, partnership agreements, management agreements, including, without limitation, the Decatur, Illinois Management Contract, and other similar arrangements and commitments of or relating to the Marcus Mid-Priced Lodging Businesses or the Purchased Assets (including any rights thereunder), but specifically excluding all Employee Plans/Agreements.

        "Cooperative Period" shall have the meaning set forth in Section 14.12(c).

        "Cut-off Time" shall have the meaning set forth in Section 12.3.

        "Decatur, Illinois Management Contract" shall mean that Management Agreement dated December 30, 1983 between Executive Development Co., as owner, and Baymont, as manager, as amended by letter agreement dated June 27, 2002 between Executive Development Co. and Baymont, pertaining to the Baymont Hotel located at 5100 Hickory Point Frontage Road, Decatur, Illinois.

        "Deductible" shall have the meaning set forth in Section 11.6(b).

        "Defending Party" shall have the meaning set forth in Section 11.4(c).

        "Diligence" shall have the meaning set forth in Section 7.2.

        "Earnest Money Deposit" shall have the meaning set forth in Section 3.2(a)(i).

        "EBITDA" shall mean earnings before interest, taxes, depreciation and amortization, as specifically presented in and subject to the qualifications and exclusions set forth in Sections IV.E. and IV.F. of the Memorandum.

        "Employee Plans/Agreements" shall mean and include all pension, thrift, savings, profit sharing, retirement, multi-employer retirement plan, incentive bonus or other bonus, medical, dental, life, accident insurance, benefit, employee welfare, disability, group insurance, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, hospitalization and other similar fringe or employee benefit plans, programs and arrangements, and any employment agreements, retention agreements, consulting contracts, "golden parachutes," collective bargaining agreements, severance agreements or plans, vacation and sick leave plans, programs, arrangements and policies, including, without limitation, all "employee benefit plans" (as defined in Section 3(3) of ERISA), all employee manuals, and all written statements of policies, practices or understandings relating to employment, which are provided to, for the benefit of, or relate to, any Employees, whether formal or informal, written or oral, and whether or not subject to ERISA.

        "Employees" shall mean, other than Property-level employees who work at Excluded Properties, all persons who spend a majority of their business time related to the operations of the Marcus Mid-Priced Lodging Businesses and are identified by the Marcus Entities or the Selling Joint Ventures as employees thereof for tax and benefit purposes, including without limitation all Property-level employees of the Marcus Entities and the Selling Joint Ventures, all employees of the Marcus Entities performing services related to or arising under the franchise programs, franchise agreements and management agreements and all regional and divisional level employees of the Marcus Entities and Marcus Mid-Priced Lodging Businesses.

        "Environmental Laws" shall mean the Clean Water Act (33 U.S.C. Section 1251 et. seq.), the Clean Air Act (42 U.S.C. Section 7401 et. seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) ("RCRA"), the Toxic Substances Control Act (15 U.S.C. Section 2601 et. seq.) (the "Toxic Substances Control Act"), and the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.) ("CERCLA"), and their state and local counterparts and all regulations promulgated pursuant to any of the foregoing.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "Escrow Company" shall have the meaning set forth in Section 3.2(a)(i).

        "Estimated Ovations Amount" shall have the meaning set forth in Section 3.4(a).

        "Estimated Ovations Schedule" shall have the meaning set forth in Section 3.4(a).

        "Excepted Representations and Warranties" shall mean the representations and warranties made pursuant to Sections 4.1, 4.3 (with respect to clause (ii) of the second sentence only), 4.4, 4.6, 4.12(d) (with respect to the first and second sentences only), 4.21, 4.22(b) (with respect to the first sentence only), 4.23(a), 4.23(g) (with respect to the first sentence only), 4.23(r) (with respect to the second sentence only, but only to the extent solely related to events and circumstances prior to the date hereof), 4.23(s) and 4.27.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        "Excluded Assets" shall have the meaning set forth in Section 1.2.

        "Excluded Diligence Amounts" shall have the meaning set forth in Section 7.9(a)(iii).

        "Excluded Liabilities" shall have the meaning set forth in Section 2.2.

        "Excluded Property" shall mean the Baymont Inns owned by the 802 California Ontario, LLC, BN/MC Associates-Cook and Hoffman Northwest, the Chicago Hotel, and the other Properties excluded from the transactions contemplated by this Agreement pursuant to any provision of this Agreement, including without limitation, Sections 3.3, 7.9(e), 7.14(e)(i), 10.1, or 10.2.

        "Expected Claim Notice" shall have the meaning set forth in Section 11.1.

        "Final Closing Statement" shall have the meaning set forth in Section 12.3(c).

        "Final Ovations Amount" shall have the meaning set forth in Section 3.4(b).

        "Final Ovations Schedule" shall have the meaning set forth in Section 3.4(b).

        "Financial Statements" shall mean, as of May 29, 2003 and May 30, 2002, the unaudited statement of EBITDA of the Marcus Mid-Priced Lodging Businesses for the fiscal year then ended.

        "Forecasts" shall have the meaning set forth in Section 17.11.

        "Franchise Documents" shall mean all franchise agreements, development agreements and any other agreements between a Marcus Entity and a Franchisee which directly or indirectly grant the right to develop, establish or operate a Baymont Hotel or a Woodfield Hotel, respectively, and any agreements ancillary between a Marcus Entity and a Franchisee thereto, including any rights of first refusal and options.

        "Franchise Material Adverse Effect" shall mean any event or condition that materially and adversely affects the financial condition, operations or value of Baymont Franchises' franchise system taken as a whole, including, without limitation, the Franchise Documents, franchise operations and the right to offer and sell franchises, excluding events or conditions affecting the lodging industry and/or the general or local economy generally.

        "Franchisee" shall mean any franchisee, master franchisee, developer, area developer or other individual or entity that hold the rights to develop or operate either Baymont Hotels or Woodfield Hotels.

        "FTC" shall mean the United States Federal Trade Commission.

        "Government Entity" shall mean any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other.

        "Hazardous Substances" shall mean any substance which is or contains: (i) any "hazardous substance" as currently defined in Section 101(14) of CERCLA (as defined in "Environmental Laws") or any regulations promulgated under CERCLA; (ii) any "hazardous waste" as currently defined in RCRA (as defined in "Environmental Laws") or regulations promulgated under RCRA; (iii) any substance regulated by the Toxic Substances Control Act (as defined in "Environmental Laws"); (iv) gasoline, diesel fuel or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or nonfriable; (vi) polychlorinated biphenyls; (vii) radon gas; and (viii) any additional substances or materials which are currently regulated as hazardous or toxic under any Environmental Laws. Hazardous Materials shall include, without limitation, any substance, the presence of which on any real property requires reporting, investigation or remediation under Environmental Laws.

        "Historical Financial Information" shall mean the financial information which is required to be filed by Buyer with the SEC pursuant to Item 7 of the Current Report on Form 8-K as contemplated by the Exchange Act, and the rules and regulations promulgated thereunder.

        "HSR Act" shall mean the Hart Scott Rodino Antitrust Improvements Act of 1976.

        "Indemnification Cap" shall have the meaning set forth in Section 11.6(b).

        "Indemnified Party" shall have the meaning set forth in Section 11.4(a).

        "Indemnifying Party" shall have the meaning set forth in Section 11.4(a).

        "Infringement" shall mean any infringement, impairment, dilution, misappropriation or other violation or misuse of the rights of any other Person.

        "Inventory" shall have the meaning set forth in Section 1.1(f).

        "IRS" shall have the meaning set forth in Section 3.5.

        "Joint Venture Property" shall have the meaning set forth in Section 3.3(a)(i).

        "Joint Venture Purchase Price" shall have the meaning set forth in Section 3.3(f)(ii).

        "Joint Ventures" means the entities which operate the Baymont Hotels as joint ventures between Baymont Partners and Third Party Partners, all of which are set forth on Exhibit A and Exhibit A-1.

        "JV Asset Price" shall have the meaning set forth in Section 3.3(a).

        "JV Management Rights" shall have the meaning set forth in Section 3.3(a)(i).

        "JV Property Management Agreement" shall have the meaning set forth in Section 3.3(d).

        "JV Property Management Price" shall have the meaning set forth in Section 3.3(a)(i).

        "Law" shall mean any constitution, statute, law, ordinance, rule, authorization or regulation promulgated or issued by a Government Entity, including, without limitation, the Americans with Disabilities Act.

        "Leave Employees" shall have the meaning set forth in Section 6.1(a).

        "Liability" or "Liabilities" shall mean and include any direct or indirect indebtedness, guaranty, endorsement, claim, loss, debt, demand, judgment, fine, penalty, settlement, damage, deficiency, cost, expense, obligation or responsibility of any nature or kind, fixed or unfixed, accrued, absolute or contingent, known or unknown, asserted or unasserted, liquidated or unliquidated, matured or unmatured, secured or unsecured, including all costs and expenses (legal, accounting or otherwise) relating thereto.

        "Licensed Trade Rights" shall have the meaning set forth in Section 4.22(a).

        "Licenses and Permits" shall mean all licenses, permits, consents, approvals, authorizations, registrations and certifications of all applicable Government Entities and all certification organizations.

        "Liens" shall mean all deeds of trust, mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, rights-of-way, exceptions, limitations, charges or encumbrances of any nature whatsoever.

        "Liquor License" shall have the meaning set forth in Section 7.11.

        "Litigation" shall mean any legal or equitable action, suit, proceeding, arbitration, claim, investigation or inquiry, whether civil, criminal or administrative.

        "Losses" shall include all Liabilities and all losses, damages, judgments, awards, penalties and settlements; provided, however, that the term "Losses", solely with respect to claims between the Marcus Entities, Buyer and their respective Affiliates, shall expressly exclude consequential damages, lost profits, punitive damages, diminution of value or damages calculated based on valuation formulas using a multiple of revenues, earnings, profits, cash flows, discounted present value or the like.

        "Marcus 401(k) Plan" shall have the meaning set forth in Section 6.3(a).

        "Marcus Acquiror" shall have the meaning set forth in Section 14.12(c)(ii).

        "Marcus Assigned Licenses and Permits" shall have the meaning set forth in Section 1.1(m).

        "Marcus Consid" shall have the meaning set forth in the Recitals to this Agreement.

        "Marcus Contracts" shall have the meaning set forth in Section 1.1(e).

        "Marcus Entities" shall have the meaning set forth in the preamble to this Agreement.

        "Marcus Entity Cash Purchase Price" shall have the meaning set forth in Section 3.1.

        "Marcus Fl" shall have the meaning set forth in the Recitals to this Agreement.

        "Marcus GAAP" shall mean prepared in accordance with generally accepted accounting principles using the same accounting principles and procedures that were used by Marcus in preparing the Financial Statements, on a basis consistent with the preparation of the Recent Financial Statement.

        "Marcus Material Consents" shall have the meaning set forth in Section 4.2.

        "Marcus Material Contracts" shall mean all Contracts, commitments, plans, agreements and Licenses which are (i) material to the operation of the Marcus Mid-Priced Lodging Businesses, including, without limitation, the franchise businesses related thereto, and (ii) with respect to any Property, material to that Property.

        "Marcus Mid-Priced Lodging Businesses" shall have the meaning set forth in the Recitals to this Agreement.

        "Marcus Non" shall have the meaning set forth in the Recitals to this Agreement.

        "Marcus Owned Personal Property" shall have the meaning set forth in Section 1.1(c).

        "Marcus Owned Real Property" shall have the meaning as set forth in Section 1.1(a).

        "Marcus Personal Property Leases" shall have the meaning as set forth in Section 1.1(d).

        "Marcus Records and Files" shall have the meaning set forth in Section 1.1(k).

        "Marcus Trade Rights" shall have the meaning set forth in Section 1.1(g).

        "Marcus" shall have the meaning set forth in the preamble to this Agreement.

        "Marcus-Anderson Partnership" shall have the meaning set forth in the Recitals to this Agreement.

        "Material Adverse Effect" shall mean, individually or in the aggregate, a material adverse effect on the Marcus Mid-Priced Lodging Businesses or the assets, properties, results of operations or financial condition of the Marcus Mid-Priced Lodging Businesses, in each case taken as a whole, excluding events or conditions affecting the lodging industry and/or the general or local economy generally.

        "Material Casualty" shall have the meaning set forth in Section 10.1(a).

        "Material Condemnation" shall have the meaning set forth in Section 10.2(a).

        "Memorandum" shall have the meaning set forth in Section 17.11.

        "New Ovations Agreement" shall have the meaning set forth in Section 7.17.

        "Order" shall mean any order, writ, injunction, judgment, plan, award or decree of any Government Entity.

        "Outside Date" shall mean October 1, 2004.

        "Ovations Appraisal Notice" shall have the meaning set forth in Section 3.4(b).

        "Ovations Opinion" shall have the meaning set forth in Section 3.4(b).

        "Ovations Valuation Expert" shall have the meaning set forth in Section 3.4(b).

        "Owned Personal Property" shall have the meaning set forth in Section 1.1(c).

        "Owned Real Property" shall have the meaning set forth in Section 1.1(a).

        "Owned Trade Rights" shall mean all Trade Rights owned or purported to be owned by any Marcus Entity or any of the Selling Joint Ventures and used in the operation of the Marcus Mid-Priced Lodging Businesses.

        "Permitted Real Property Liens" shall mean Liens for Taxes or assessments not yet due and payable, municipal and zoning ordinances, easements for public or private utilities, easements for ingress, egress, access, parking and signage, access restrictions and restrictive covenants, in each case of record as of the date hereof, none of which interfere in any material respect with, or adversely impact in any material respect, the use, value or operation of the applicable Real Property as utilized in accordance with past practices, and such instruments as may be recorded pursuant to Section 7.15 hereof.

        "Person" shall mean an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Government Entity (or any department, agency or political subdivision thereof).

        "Personal Property Leases" shall have the meaning set forth in Section 1.1(d).

        "Preliminary Closing Statement" shall have the meaning set forth in Section 12.3(c).

        "Pro Forma Information" shall have the meaning set forth in Section 14.6.

        "Property Material Adverse Effect" shall mean a material adverse effect on the operation of a Property as operated in accordance with past practices, or the operational value of a Property when taken as a whole, excluding events or conditions affecting the lodging industry and/or the general or local economy generally.

        "Property" or "Properties" shall mean each of the Baymont Hotels and Woodfield Hotels located on either the Owned Real Property or the property subject to a Real Property Lease, including all owned or leased parking areas, green spaces and other areas utilized or required in operation of such hotels in accordance with past practices, excluding each of the Excluded Properties.

        "Proposal" means any inquiry, proposal or offer from any person (other than Buyer and its Affiliates and representatives) relating to any direct or indirect (i) merger, consolidation or similar transaction involving the Marcus Entities or the Marcus Mid-Priced Lodging Businesses, (ii) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any of the Purchased Assets other than sales within the ordinary course of business consistent with past practice, (iii) tender offer or exchange offer in which any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 10% or more of the outstanding shares of any class or series of capital stock of Marcus Entities, (iv) recapitalization, restructuring, liquidation, dissolution, or other similar type of transaction with respect to or involving the Marcus Mid-Priced Lodging Businesses or (v) transaction that is similar in form, substance or purpose to any of the foregoing transactions.

        "Purchase Price" shall have the meaning set forth in Section 3.1.

        "Purchased Assets" shall have the meaning set forth in Section 1.1.

        "Real Property Leases" shall have the meaning set forth in Section 1.1(b).

        "Recent Financial Statement" shall mean an unaudited statement of EBITDA of Marcus Mid-Priced Lodging Businesses as of May 27, 2004, and the related unaudited statements of income for the year then ended and for the corresponding period of the prior year.

        "Records and Files" shall mean all books, records, ledgers, files, documents, correspondence, price lists, invoices, customer lists, databases, guest records, bookings and reservations records and all files and records related thereto (including all historical guest and transaction information stored or maintained in Marcus' data warehouse), supplier lists and all files and records related thereto, vendor lists and all files and records related thereto, accounting records and other similar business records, operating data and other similar data, operating manuals and similar documents customarily delivered to Franchisees or which set forth guidelines with respect to the operation of their respective franchises, electronic records, sales agent lists and all files and records related thereto, architectural plans, drawings, blueprints, and specifications, creative materials, advertising and promotional materials, marketing databases, customer profiles, studies, reports, and other similar printed or written materials used in the conduct of, or that relate to, the Marcus Mid-Priced Lodging Businesses or are otherwise included in the Purchased Assets or otherwise used in connection with the conduct of the Marcus Mid-Priced Lodging Businesses.

        "Registered Owned Trade Rights" shall mean all of the Owned Trade Rights which are issued by, registered with, or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency in the world.

        "Required Information" shall have the meaning set forth in Section 14.6.

        "Retained Litigation" shall mean the Litigation, the Liability for which is to be borne by the Marcus Entities and/or the Joint Ventures hereunder.

        "Retained Real Property" shall have the meaning set forth in Section 1.2(g).

        "Retained Subdivision Parcels" shall have the meaning set forth in Section 7.14(a).

        "Right of First Refusal" shall have the meaning set forth in Section 3.3(b).

        "SEC" shall mean the United States Securities and Exchange Commission.

        "Selling Joint Venture Assigned Licenses and Permits" shall have the meaning set forth in Section 1.1(m).

        "Selling Joint Venture Contracts" shall have the meaning set forth in Section 1.1(e).

        "Selling Joint Venture Owned Personal Property" shall have the meaning set forth in Section 1.1(c).

        "Selling Joint Venture Owned Real Property" shall have the meaning set forth in Section 1.1(a).

        "Selling Joint Venture Personal Property Leases" shall have the meaning set forth in Section 1.1(d).

        "Selling Joint Venture" shall have the meaning set forth in Section 3.3(f)(iii).

        "Selling Third Party Partners" shall have the meaning set forth in Section 3.3(b).

        "Specifically Identified Excluded Liabilities" shall mean those Excluded Liabilities, and only those Excluded Liabilities, specifically set forth and enumerated in Sections 2.2(a) through 2.2(p) and shall not include any other Excluded Liabilities.

        "Subdivision Properties" shall have the meaning set forth in Section 7.14.

        "Target's Competing Activities" shall have the meaning set forth in Section 14.12(c)(ii)(A).

        "Target" shall have the meaning set forth in Section 14.12(c)(ii).

        "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        "Tax" or "Taxes" shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto.

        "Third Party Partners" shall have the meaning set forth in Section 3.3(a)(i).

        "Trade Rights" shall mean and include: (i) all copyrights and all other rights associated therewith in both published and unpublished works of authorship and all derivatives thereof; (ii) all patents, patent applications, patent rights and all proprietary rights; (iii) all inventions, know-how, discoveries, improvements, confidential and proprietary information, designs, trade secrets, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property; (iv) all trademarks, trade names, trade dress, service marks, logos and domain names; and (v) all applications to register and all registrations of any of the foregoing, all goodwill associated with any of the foregoing, all rights to receive royalties with respect thereto, and all claims for past, present or future Infringement or breach thereof.

        "Transaction Stay/Severance Payments" shall mean the "stay" or "transaction" bonuses and/or severance payments and benefits to be paid or provided by one or more of Marcus, the Marcus Entities and/or the Selling Joint Ventures to the Employees.

        "Transfer Cost" shall have the meaning set forth in Section 17.7(c).

        "Transfer Dates" shall have the meaning set forth in Section 6.1(a).

        "Use Restricted Property" or "Use Restricted Properties" shall mean each of the Properties commonly known as: (a) 3730 West College Avenue, Appleton, Wisconsin; (b) 3920 West College Avenue, Appleton, Wisconsin; (c) 20391 West Bluemound Road, Brookfield, Wisconsin; (d) 2801 Hillside Drive, Delafield, Wisconsin; (e) 15300 West Rock Ridge Road, New Berlin, Wisconsin; and (f) 7141 South 13th Street, Oak Creek, Wisconsin.

        "Valuation Expert" shall have the meaning set forth in Section 7.9(d)(iii)(B).

        "WARN" shall mean the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq.

        "Warranties" shall have the meaning set forth in Section 1.1(n).

        "Woodfield Business" shall have the meaning set forth in the Recitals to this Agreement.

        "Woodfield Franchises" shall have the meaning set forth in the Recitals to this Agreement.

        "Woodfield Hotels" shall have the meaning set forth in Recitals to this Agreement.

        "Woodfield" shall have the meaning set forth in the Recitals to this Agreement.

17.   MISCELLANEOUS

        17.1    Schedules.    Disclosure in any Schedule hereto shall constitute disclosure for all purposes under this Agreement and in response to any other Schedule under this Agreement; provided that the disclosure in any such Schedule contains the requisite specificity and particularity required in such other Schedule. Disclosure of a document or information in any Schedule hereto is not intended as a representation or warranty as to the material nature of such document or information nor does it establish any standard of materiality upon which to judge the inclusion or omission of other documents or information in that Schedule or other Schedules.

        17.2    Assignment; Parties in Interest.

          17.2(a)    Assignment.    Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties. Buyer may assign its rights and interest in and to this Agreement to one or more of its Affiliates upon advance written notice to the Marcus Entities; provided, however, notwithstanding such assignment, Buyer shall remain directly and primarily liable to the Marcus Entities for its obligations hereunder and no such assignment will affect the Marcus Entities' ability to pursue Buyer for claims arising hereunder or under any Ancillary Agreement.

          17.2(b)    Parties in Interest; No Third Party Beneficiaries.    This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other Person other than the parties hereto any right or remedy under or by reason of this Agreement.

          17.2(c)    Marcus Transactions.    In the event of a sale of all or substantially all of the assets of Marcus and/or a Marcus Entity, the Marcus Entities agree that the buyer of such assets shall assume and become jointly liable for the obligations of the Marcus Entities hereunder and any such buyer shall become so liable, provided that such assignment shall not relieve the Marcus Entities of their obligations hereunder.

        17.3    Recordings.    Neither this Agreement nor any notice or memorandum thereof shall be recorded in any real property records for any jurisdiction. Any such recordation (other than recordations pursuant to Section 7.15) shall constitute a default under this Agreement by the recording party.

        17.4    Law Governing Agreement.    This Agreement shall be construed and interpreted according to the internal Laws of the State of Wisconsin, excluding any choice of Law rules that may direct the application of the Laws of another jurisdiction.

        17.5    Amendment and Modification.    The parties hereto may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

        17.6    Notice.    All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier or facsimile transmission; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

  (a)
  If to Buyer, to:

    Sandra K. Michel
    La Quinta Corporation
    909 Hidden Ridge, Suite 600
    Irving, TX 75038
    Facsimile: (214) 492-6616

    (with a copy, which shall not constitute notice, to)

    Scott F. Duggan
    Goodwin Procter LLP
    Exchange Place
    53 State Street
    Boston, MA 02109
    Facsimile: (617) 523-1231

or to such other person or address as Buyer shall furnish to the Marcus Entities in writing.

  (b)
  If to the Marcus Entities, to:

    Thomas F. Kissinger
    The Marcus Corporation
    100 East Wisconsin Avenue
    Milwaukee, WI 53202
    Facsimile: (414) 905-2669

    (with a copy, which shall not constitute notice, to)

    Steven R. Barth
    Foley & Lardner LLP
    777 East Wisconsin Avenue
    Milwaukee Wisconsin 53202-5306
    Facsimile: (414) 297-4900

or to such other person or address as the Marcus Entities shall furnish to Buyer in writing.

        If personally delivered, such communication shall be deemed delivered upon actual receipt; if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section 17.6.

        17.7    Expenses.    Regardless of whether or not the transactions contemplated hereby are consummated:

          17.7(a)    Brokerage.    The Marcus Entities agree to hold Buyer harmless from and against all Losses for brokerage commissions, finder's fees and investment banking fees incurred through any act of the Marcus Entities or any of their Affiliates in connection with the execution of this Agreement or the transactions provided for herein, including all fees and costs of Goldman Sachs & Co. Buyer agrees to hold the Marcus Entities harmless from and against all Losses for brokerage commissions, finder's fees, and investment banking fees incurred through any act of Buyer or any of its Affiliates in connection with the execution of this Agreement or the transactions provided for herein, including all fees and costs of Lehman Brothers.

          17.7(b)    Dispute-Related Fees.    If any lawsuit or arbitration or other legal proceeding arises in connection with the interpretation or enforcement of this Agreement, the prevailing party therein shall be entitled to receive from the other party the prevailing party's costs and expenses, including reasonable attorneys' fees incurred in connection therewith, in preparation therefor and on appeal therefrom, which amounts shall be included in any judgment therein.

          17.7(c)    Other.    The Marcus Entities and Buyer shall each pay 50% of the following expenses: (i) transfer Taxes, deed stamps, sales Taxes and similar Taxes, including sales Taxes on the Owned Personal Property and Inventory, and charges payable to any Government Entity in the connection with the transfer of the Purchased Assets and Assumed Liabilities (the "Transfer Cost"); (ii) Earnest Money Deposit escrow fees; (iii) the cost to obtain updated title insurance commitments for the Properties and premiums for title insurance policies (including endorsements) issued to Buyer at Closing; (iv) the cost to obtain updated surveys of each of the Properties; (v) costs and expenses incurred in connection with the transfer of Licenses and Permits and warranties; and (vi) recording fees to record the deeds for the Properties (or to secure assignments of the Real Property Leases, as applicable. The Buyers shall pay all fees with respect to (w) filings under the HSR Act; (x) any environmental studies commissioned by or on behalf of the Buyer with respect to the Properties; and (y) any structural or engineering reports commissioned by or on behalf of the Buyer with respect to the Properties. The Marcus Entities shall pay all fees for the recording of discharges of any title encumbrances required under this Agreement to be discharged by the Marcus Entitles at or before Closing. Buyer's costs associated with the exchanges contemplated by Section 14.14 shall be borne as set forth in such Section. The parties shall provide such certificates and other information and otherwise cooperate to the extent reasonably required to minimize Transfer Costs and to file Tax returns. Except as otherwise provided herein, each of the parties shall bear its own expenses and the expenses of is legal, accounting and other professional counsel and other agents in connection with the transactions contemplated hereby.

        17.8    Publicity.    The parties agree that, except in the performance of the obligations under this Agreement, no party shall, with respect to this Agreement and the transactions contemplated hereby, make any public announcements, issue press releases or otherwise furnish information regarding this Agreement or the transactions contemplated to any third party without the consent of the other parties, which consent shall not be unreasonably withheld, delayed or conditioned, except as required by Law, the rules and regulations of the SEC or the New York Stock Exchange or unless such action is taken based on advice of counsel given in good faith.

        17.9    Disclaimer.    Except as set forth in Article 4, the Marcus Entities have not made any representation or warranty, either express or implied, concerning the subject matter of this Agreement and Buyer has not relied on any such further representation or warranty. This Agreement shall not be governed by the warranties provided by Article 2 of the Uniform Commercial Code as adopted in any jurisdiction.

        17.10    Knowledge.    Whenever the words "to the knowledge of the Marcus Entities," or words of similar import are used in this Agreement, such term or terms shall mean the actual knowledge of Stephen H. Marcus, James R. Abrahamson, Douglas A. Neis, Jay Wolfe, Thomas F. Kissinger, Joy Trent, Victor Delgado, Ellen Bennett, Carol Brauer, David Bedway, Alex Karason, Mark Johnson, Jim Essig, Jeff Tomachek, Dan Danielle, Jane Hoida, Craig Farrell, Charles Barcus, Kim Lueck and Jane Durment.

        17.11    Forecasts; Memorandum; Due Diligence.    Prior to and during the negotiation of this Agreement, Goldman Sachs & Co. prepared various projections, forecasts, budgets and the like relating to the Marcus Mid-Priced Lodging Businesses and their future revenues, earnings, cash flow and other economic data, including the underlying assumptions and basis therefor (collectively, "Forecasts"). These Forecasts, together with certain other information pertaining to the investment considerations, history, business, products and services, product development, market, industry and similar data of or relating to the Marcus Entities were set forth in a confidential memorandum prepared by Goldman Sachs & Co. (the "Memorandum"). Buyer acknowledges and agrees as follows with respect to the Forecasts and Memorandum (except, in all cases, the Bid Document Financial Statements) and the Marcus Entities:

          17.11(a)    Buyer has not relied, for any purpose, on the Forecasts or the Memorandum, or the Marcus Entities' or its agents' participation in the preparation thereof, including, without limitation, in Buyer's determination to enter into this Agreement or to pay or deliver the Purchase Price to be paid in this Agreement; the Marcus Entities and their agents shall have no responsibility or Liability relating in any way, directly or indirectly, for the Forecasts or the Memorandum, the participation of the Marcus Entities or their agents in their preparation or the use or distribution thereof by Buyer; such Forecasts and the Memorandum shall not constitute representations or warranties of the Marcus Entities for purposes of this Agreement or otherwise; and

          17.11(b)    The Forecasts and the Memorandum include assumptions, estimates and projections about future results of operations of the Marcus Mid-Priced Lodging Businesses and general business conditions that have been prepared by Goldman Sachs & Co. on behalf of the Marcus Entities and, as such, the Forecasts and the Memorandum are inherently uncertain and the actual results of the Marcus Mid-Priced Lodging Businesses will vary, and may vary by material amounts, from those contained in the Forecasts and the Memorandum; provided, however, the Marcus Entities represent and warrant to Buyer that the Marcus Entities had no knowledge of any facts which would have reasonably led them to believe that, when issued, the Forecasts with respect to the Marcus Mid-Priced Lodging Businesses and the Memorandum with respect to the Marcus Entities were misleading in any material respect; provided, however, that it is understood and agreed that the Memorandum has not been updated or amended since its issuance date and events and circumstances have changed since that date and further that such Forecasts are inherently highly speculative and uncertain in nature and that there can be no assurance or guarantee that any future results projected therein will not be materially different than as set forth.

        17.12    Buyer's Experience.    Buyer acknowledges that it, together with its representatives, have had an opportunity to inspect the Marcus Records and Files, the Purchased Assets, the assets of Marcus and the Marcus Entities and the Properties, to ask questions of the officers and key employees of Marcus and the Marcus Entities and to perform an adequate "due diligence" investigation of the Marcus Entities, the Joint Ventures and the Marcus Mid-Priced Lodging Businesses. Buyer is acquiring the Marcus Mid-Priced Lodging Businesses subject hereto solely based upon its investigation of the Marcus Mid-Priced Lodging Businesses and the representations and warranties made by the Marcus Entities in this Agreement and not in reliance upon any written or oral statements made by any other person (which statements, if made, have not been authorized by the Marcus Entities). Buyer acknowledges and confirms that it has made an independent review and investigation of the Marcus

Mid-Priced Lodging Businesses; that it, either alone or with its financial advisors, has the necessary background and expertise to evaluate the same; it is thoroughly familiar with the industry, and recognizes that it is an extremely competitive industry; that it has examined and considered in detail such information, documentation and financial statements and reports which it deems necessary and material to such review and investigation; that it has had access to and the opportunity to inspect any and all records, instruments, documents, financial statements, reports and budgets and other information of the Marcus Entities which it deemed necessary and material in such determination; that it has had the opportunity to ask questions of and receive answers to such questions from Marcus and the Marcus Entities, and to obtain any additional information which it requested; that no written or oral statements were made or other financial projections or estimates furnished to it by or on behalf of Marcus or the Marcus Entities as to future profitability of the Marcus Mid-Priced Lodging Businesses that have been relied upon by, or represented in that Agreement to, the Buyer.

        17.13    Entire Agreement.    This Agreement, the Ancillary Agreements and the Confidential Letter Agreement between Buyer and Marcus dated the date hereof embody the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

        17.14    Counterparts; Facsimile Signatures.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

        17.15    Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

        17.16    Headings.    The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

        17.17    Construction.    The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

        17.18    Incorporation of Schedules.    The Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

        17.19    Materiality Threshold.    The parties hereby agree and acknowledge that in no event shall the 17.5% threshold used in Section 7.9(f), Section 10.1(a) or Section 10.2(a) be deemed to constitute an admission or indication as to materiality for any other purposes of this Agreement including, without limitation, in determining whether there has been a Material Adverse Effect, a Property Material Adverse Effect or a Franchise Material Adverse Effect.

[Signature Page Follows]

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

BUYER:
LA QUINTA CORPORATION
Tax Payer I.D.#: 95-3419438
By:
/s/ FRANCIS W. CASH
Name: Francis W. Cash
Title: President and Chief Executive Officer
THE MARCUS ENTITIES:
BAYMONT INNS, INC.	WOODFIELD SUITES, INC.
Tax Payer I.D. #: 39-1139847	Tax Payer I.D. #: 39-1905516
By:	By:
/s/ STEPHEN H. MARCUS	/s/ STEPHEN H. MARCUS
Name: Stephen H. Marcus	Name: Stephen H. Marcus
Title: President	Title: President
MARCUS CONSID, LLC	MARCUS NON, LLC
Tax Payer I.D. #: 39-1139844	Tax Payer I.D. #: 39-1139844
By: The Marcus Corporation, Sole Member	By: The Marcus Corporation, Sole Member
By:	By:
/s/ STEPHEN H. MARCUS	/s/ STEPHEN H. MARCUS
Name: Stephen H. Marcus	Name: Stephen H. Marcus
Title: President	Title: President
MARCUS FL, LLC	BAYMONT FRANCHISES INTERNATIONAL, LLC
Tax Payer I.D. #: 39-1139844	Tax Payer I.D. #: 39-1556537
By: The Marcus Corporation, Sole Member	By: Baymont Inns, Inc., Sole Member
By:	By:
/s/ STEPHEN H. MARCUS	/s/ STEPHEN H. MARCUS
Name: Stephen H. Marcus	Name: Stephen H. Marcus
Title: President	Title: President

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BAYMONT PARTNERS, LLC	WOODFIELD SUITES HOSPITALITY CORPORATION
Tax Payer I.D. #: 39-1367921	Tax Payer I.D. #: 39-1905517
By: Baymont Inns, Inc., Sole Member
By:	By:
/s/ STEPHEN H. MARCUS	/s/ STEPHEN H. MARCUS
Name: Stephen H. Marcus	Name: Stephen H. Marcus
Title: President	Title: President
WOODFIELD SUITES FRANCHISES INTERNATIONAL, INC.	MARCUS-ANDERSON PARTNERSHIP
Tax Payer I.D. #: 36-4159896	Tax Payer I.D. #: 39-6447983
By: Baymont Partners, LLC
By: Baymont Inns, Inc., Sole Member
By:	By:
/s/ STEPHEN H. MARCUS	/s/ STEPHEN H. MARCUS
Name: Stephen H. Marcus	Name: Stephen H. Marcus
Title: President	Title: President
BAYMONT INNS HOSPITALITY LLC
Tax Payer I.D. #: 39-1131375
By: Baymont Inns, Inc., Sole Member
By:
/s/ STEPHEN H. MARCUS
Name: Stephen H. Marcus
Title: President

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